Exhibit 2.1

PURCHASE AND SALE AGREEMENT by and among HERBERT G. CHAMBERS, THE OTHER SELLERS IDENTIFIED HEREIN and ASBURY AUTOMOTIVE GROUP L.L.C. Dated as of February 14, 2025

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Section 15.06	Provisions Several	64
Section 15.07	Enforcement	64
Section 15.08	Prevailing Party	64
Section 15.09	Governing Law; Venue	64
Section 15.10	Alternative Dispute Resolution	65
Section 15.11	JURY WAIVER	65
Section 15.12	Performance by Sellers	65

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of February 14, 2025 (the “Signing Date”), is entered into by and among Asbury Automotive Group L.L.C., a Delaware limited liability company (“Buyer”), Herbert G. Chambers, an individual resident of the Commonwealth of Massachusetts (“Owner”), Jennings Road Management Corp., a Connecticut corporation (the “Management Company”), the Dealership Companies (as defined in Appendix 1) and the Real Estate Companies (as defined in Appendix 1). Owner, the Management Company, the Dealership Companies, and the Real Estate Companies are each a “Seller” and collectively, the “Sellers.”
RECITALS
A.    The Sellers are engaged in the operation of the Business, including the operation of the Dealerships at their respective locations, and the related business operations thereon.
B.    The Real Estate Companies own certain of the real property and improvements on which the Dealerships operate or plan to operate in the future.
C.    The Sellers desire to sell, and the Buyer desires to purchase, all of the Operating Assets (as defined below) and the Real Estate Properties (as defined below), upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENTS
In consideration of the foregoing premises and the representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree, intending to be legally bound, as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
The rules of construction set forth on the attached Appendix 1 shall apply, and, unless otherwise defined in this Agreement, capitalized terms have the meanings provided to them on that Appendix.
ARTICLE II
OPERATIONS PURCHASE AND SALE; OPERATIONS PURCHASE PRICE
Section 2.01    Sale and Purchase. On the Closing Date, the Sellers shall sell and deliver to the Buyer, and the Buyer will purchase and acquire from the Sellers, free and clear of all Liens, all of the assets (excluding the Excluded Assets), relating to or associated with the operation of the Dealerships and the Business (collectively, the “Operating Assets”). The purchase price for the Operating Assets is the aggregate of the Values of: (i) the Blue Sky, (ii) the Fixed Assets, (iii) the New Vehicles, (iv) the Other Vehicles, (v) Work-in-Process, (vi) the OEM Parts and Accessories, (vii) the Other Parts and Accessories, (viii) the Miscellaneous Supplies, and (ix) the Service Loaners, all subject to the prorations and adjustments set forth in this Agreement (including Section 9.03, if applicable) (collectively, the “Operations Purchase Price”). The Operating Assets shall include:
(a)     Blue Sky; Intangibles. All Blue Sky, the Value of which equals $750,000,000. “Blue Sky” means all rights in and to all of the Operating Assets and not otherwise described in

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subsections (b) through (j) below, including the following: (i) all franchise value and goodwill of the Dealership Companies and the Business; (ii) the rights of the Sellers in and to all Assumed Purchase Orders, Contracts which pertain to those other Operating Assets or the Business, including those Contracts set forth on Schedule 2.01(a)(ii), in each case subject to Section 5.03; (iii) and those Contracts for lease of any Service Loaners not owned by the applicable Dealership Company; (iv) to the extent assignable, all Permits that are used, required or necessary for the ownership of the other Operating Assets or operation of the Business, including those set forth on Schedule 2.01(a)(iv); (v) the Intellectual Property owned, used or licensed by or purported to be owned, used or licensed by a Dealership Company; all right, title and interest that any Seller has in the name “Herb Chambers” and any derivatives thereof, including any and all Trademarks or domain names used in the Business as of the Signing Date containing the word “Herb Chambers” (and any name derived from or bearing a resemblance thereto) (together, the “Herb Chambers Mark”), as assigned by Owner to the Buyer pursuant to (and subject to the terms and conditions of) the Trademark Assignment, Consent and License Back Agreement; and all right, title and interest that any Seller has in or to any other Intellectual Property used or held for use in the Business, including the Intellectual Property set forth on Schedule 2.01(a)(v) and the Transferred IP (all of the foregoing, the “Purchased IP”), as assigned by Sellers to the Buyer pursuant to (and subject to the conditions of) the IP Assignment Agreement; (vi) the telephone numbers, facsimile numbers, and email addresses used or held for use in the Business and rights to listings of same, including those set forth on Schedule 2.01(a)(vi); (vii) all Intangible Rights; (viii) all Books and Records; (ix) all customer lists, prospective customer lists, service files, shop repair orders, lists of new vehicle orders of the Dealerships and similar data, whether in electronic, computer, paper or other form, including all “deal jackets;” and (x) the rights and benefits with respect to the restrictive covenants in Section 11.09. For the avoidance of doubt, the Blue Sky Value includes any amounts to be paid under the Trademark Assignment, Consent and License Back Agreement.
(b)    Fixed Assets. All Fixed Assets, with the Value of such Fixed Assets being equal to the depreciated book value of the Fixed Assets as of the full calendar month ended just prior to the Closing Date (calculated as of the Closing on a basis consistent with the calculation of depreciated net book value in accordance with the applicable Seller’s historical accounting practices). Prior to the Closing Date, the Buyer shall be entitled to conduct an inventory of the Fixed Assets to confirm the existence of such Fixed Assets. Such inventory shall be at a time mutually agreed upon between the Buyer and the Sellers and shall not materially interrupt the Business.
(c)    New Vehicles. New Vehicles, with the Value of each such New Vehicle being equal to the respective Manufacturer’s invoice price for such New Vehicle, (i) reduced by any discounts, credits, rebates, holdbacks and other dealer incentives actually received or confirmed to be due and owing to such Dealership Company with respect to such New Vehicle (including those on dealer trades, with any dealer trade inventory being priced as if such Dealership Company was the original recipient of such New Vehicle from the respective Manufacturer and would be entitled to such incentives for such vehicle) (collectively, the “Incentives”), and further reduced by any floorplan credits or assistance, or advertising rebates or credits, attributable to such New Vehicle, (ii) if such New Vehicle has not been prepared for sale, reduced by the amount allowed by the respective Manufacturer for dealer preparation, (iii) increased by all reasonable additions (but excluding all soft adds, undercoating, rust-proofing, paint sealant and non-Manufacturer alarms) made in the ordinary course of business consistent with industry practices, with all such additions at such Dealership Company’s actual true cost up to a maximum of $500 per New Vehicle, and (iv) decreased by deletions of the accessories or equipment at such Dealership Company’s actual cost. The Value of a Demo shall be the Value for a New Vehicle reduced by $0.25 for each mile (or portion thereof) in excess of 500 miles on that Demo’s odometer.

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(d)    Other Vehicles. Other Vehicles (including used and non-inventory company owned vehicles that are not Service Loaners) that Buyer elects to purchase, with the Value of each such Other Vehicle being equal to the amount as mutually agreed upon by Buyer and Management Company at or prior to the Closing, provided that Buyer shall conduct an appraisal of all Other Vehicles on or about 60 days prior to the Closing, and provided further that Buyer may elect to engage an appraisal service selected by the Buyer that is reasonably satisfactory to Management Company.
(e)    WIP. Work-in-Process, with the Value of Work-in-Process being equal to the respective Dealership Company’s actual cost of parts and labor therefor, as evidenced by reasonable documentation.
(f)    OEM Parts. OEM Parts and Accessories, with the Value of OEM Parts and Accessories being equal to the current factory replacement cost actually reflected in the most recent parts catalogue for each respective Manufacturer, less any Incentives received or to be received by the applicable Dealership Company with respect to such OEM Parts and Accessories. The Sellers will also transfer to the Buyer, if and to the extent transferrable, all of the Sellers’ parts return privileges and other assignable warranties from suppliers, if any, related to the Business.
(g)    Non-OEM Parts. Other Parts and Accessories, with the Value of Other Parts and Accessories being equal to the applicable Dealership Company’s net actual cost of such item (as established by invoice), less Incentives received or to be received by such Dealership Company with respect to the Other Parts and Accessories.
(h)    Supplies. Miscellaneous Supplies with the Value of each such Miscellaneous Supplies being equal to the applicable Dealership Company’s net actual cost of such item (as established by invoice); provided, however, that such Miscellaneous Supplies shall be limited to those in non-obsolete condition and such Miscellaneous Supplies shall be used or useful in the then current operations of the applicable Dealership.
(i)    Service Loaners. The owned Service Loaners with the Value of each owned Service Loaner equal to the Value of a New Vehicle less the applicable Manufacturer recommended depreciation method and schedule.
(j)    Obsolete Parts, Accessories and Supplies. Any Obsolete Parts, Accessories and Supplies located on the Dealership Premises and not removed by the Sellers prior to the Closing shall be transferred to the Buyer for $0.00.
    The “Value” of those Operating Assets identified in Sections 2.01(c)-(i) will be determined based on a physical inventory of such Operating Assets. The inventory will be jointly conducted and mutually agreed upon by the Buyer and the Management Company; provided, however, that with respect to the determination of the Value of OEM Parts, Other Parts and Accessories and Miscellaneous Supplies, the Buyer may elect to engage an inventory service selected by the Buyer that is reasonably satisfactory to the Management Company. If an inventory service is used to determine the Value of OEM Parts, Other Parts and Accessories and Miscellaneous Supplies, the cost of such service will be equally shared by the Buyer, on the one hand, and the Dealership Companies, on the other hand. Notwithstanding anything to the contrary contained herein, the Buyer is not obligated to purchase any vehicle from a Dealership Company that is (i) not physically accounted for by the Buyer or the Person conducting the inventory during the physical inventory, or (ii) missing its applicable MSO or certificate of title as of the Closing Date and, in each case, each such vehicle shall be deemed to be an Excluded Asset; provided, however, that until the

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Post-Closing Statement is deemed final under Section 2.05, the Sellers may elect to continue to attempt to locate the missing vehicle or applicable MSO or certificate of title and, if found, the vehicle shall be purchased by the Buyer at its respective Value.
Section 2.02    Excluded Assets. The Buyer is not buying the following assets (the “Excluded Assets”): (a) all cash on hand or cash equivalents, and all other funds or investments whatsoever, including all bank accounts, investment accounts, savings accounts, and marketable securities; (b) all accounts receivable from customers of a Dealership Company representing amounts receivable for goods shipped, products sold and delivered, or services rendered to customers of such Dealership Company prior to the Closing Date (collectively, “Accounts Receivable”); (c) those assets for which the Buyer and the Sellers were not able to reach an agreeable Value pursuant to Sections 2.01(c)-(i) and any Other Vehicles that the Buyer does not elect to purchase pursuant to Section 2.01(d); (d) the corporate seals, organizational documents, minute books, stock books and ledgers, Employee personnel records for non-Transferred Employees, Employee medical records, and other records related to the corporate organization of the Sellers; (e) the Returns of any Seller; (f) any Tax deposits, refunds, prepayments that relate to Taxes of any Seller with respect to the Business or the Operating Assets for all taxable periods (or portion thereof) ending on or prior to the Closing Date; (g) those assets used exclusively by the MB Boston Dealership; and (h) those items set forth on Schedule 2.02(h).
Section 2.03    Payment Terms. The Operations Purchase Price, less the Deposit, less an amount equal to $2,500,000 (the “Adjustment Escrow Amount”), less an amount equal to $75,000,000 (the “Indemnity Escrow Amount”) shall be paid at the Closing by wire transfer to the account(s) designated by the Management Company.
Section 2.04    Estimated Closing Statement. At least five Business Days prior to the Closing Date, the Management Company shall prepare in good faith and deliver to the Buyer a written statement (the “Estimated Closing Statement”) setting forth the Sellers’ (a) good faith calculation of the Operations Purchase Price (the “Estimated Operations Purchase Price”) and the Real Estate Purchase Price as of the Effective Time (the “Estimated Real Estate Purchase Price,” and the sum of the Estimated Operations Purchase Price and the Estimated Real Estate Purchase Price, the “Estimated Purchase Price”), together with reasonably detailed supporting documentation for the calculation thereof and (b) wire transfer instructions. Any amounts pre-paid by the Sellers under the Assumed Contracts and described on Schedule 2.04, shall be prorated between the Sellers and the Buyer as of the Effective Time, and such prorations shall reduce or increase the Operations Purchase Price as set forth on Schedule 2.04. The Buyer shall have the right to review and comment upon the Estimated Closing Statement and the calculations set forth therein, and, prior to the Closing, the Management Company shall consider the Buyer’s comments to the Estimated Closing Statement in good faith and will incorporate any changes supported by a third party valuation of any Operating Assets and also incorporate any other such comments to the extent that the Management Company, acting in good faith, determines to be appropriate.
Section 2.05    Post-Closing Adjustment
(a)    As soon as practicable, but not later than 90 days following the Closing Date, the Buyer shall prepare in good faith and deliver to the Management Company a written statement in substantially the same form as the Estimated Closing Statement (the “Post-Closing Statement”) setting forth the Buyer’s calculation of the Operations Purchase Price and the Real Estate Purchase Price, together with reasonably detailed supporting documents for the calculation thereof. The Post-Closing Statement shall become final and binding on the Parties pursuant to the terms of this Section 2.05.

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(b)    During the 60 days immediately following the Management Company’s receipt of the Post-Closing Statement (the “Review Period”), the Management Company and its Representatives shall be given reasonable access to the Books and Records and any other materials used by the Buyer (and its Representatives) in connection with the preparation of the Post-Closing Statement. The Post-Closing Statement shall become final and binding upon the Parties unless the Management Company delivers to the Buyer a written notice of disagreement (the “Dispute Notice”) prior to the expiration of the Review Period. The Dispute Notice shall (i) specify in reasonable detail the nature and amount of any dispute so asserted with respect to any item set forth in the Post-Closing Statement (each a “Disputed Item”), (ii) specify an alternative amount (to the extent reasonably determinable) for each Disputed Item along with supporting documentation, and (iii) include a proposed recalculation of the Operations Purchase Price and the Real Estate Purchase Price. Any items not disputed in a Dispute Notice prior to the expiration of the Review Period shall be deemed to have been accepted by the Management Company.
(c)    If a timely Dispute Notice is received by the Buyer, then the Post-Closing Statement shall become final and binding upon the Parties on the earlier of (i) the date the Parties resolve in writing all Disputed Items specified in the Dispute Notice and (ii) the date all Disputed Items are finally resolved in writing by the Accountant pursuant to Section 2.05(d), and in each case, the Post-Closing Statement has been modified to fully reflect the resolution of all Disputed Items and all other mutual agreements of the parties in respect of the Post-Closing Statement. During the 30 days immediately following the Buyer’s receipt of the Dispute Notice, the parties shall consult in good faith to resolve in writing any Disputed Items specified in the Dispute Notice. During such consultation period, the Buyer shall have reasonable access to the working papers and any other materials used by the Management Company (and its Representatives) in connection with the preparation of the Dispute Notice.
(d)    At the end of such 30-day consultation period, if the parties have not resolved all Disputed Items, either party may engage the Accountant and thereafter the parties will submit any remaining Disputed Items to the Accountant for final determination in accordance with the terms of this Section 2.05(d). The Accountant shall act as an expert (and not as an arbitrator) to resolve the Disputed Items. The Accountant’s final determination of the remaining Disputed Items shall be solely based on (i) the definitions and other applicable provisions of this Agreement, (ii) a single written presentation submitted by each party (which the Accountant shall be instructed to distribute to the parties upon receipt of both such presentations), (iii) a single written response of each party to each such presentation so submitted (which the Accountant shall be instructed to distribute to the parties upon receipt of such responses), and (iv) the information contained in the Post-Closing Statement (as originally delivered by the Buyer and modified by any mutual agreements reached by the parties prior to submission of remaining Disputed Items to the Accountant for resolution) and the Dispute Notice. Any Disputed Item not specifically disputed in the Dispute Notice shall be deemed final and binding on the parties and shall not be modified by the Accountant. The parties shall use their respective commercially reasonable efforts to cause the Accountant to finally resolve all Disputed Items as soon as practicable, but in any event within 30 days after the date the Disputed Items are first submitted to the Accountant. With respect to each Disputed Item, the Accountant may not assign a value to any Disputed Item greater than the greatest value claimed for such Disputed Item by either party or lower than the lowest value claimed for such Disputed Item by either party, in each case, as set forth in the Post-Closing Statement (originally delivered by the Buyer pursuant to Section 2.05(a)) or the Dispute Notice, as applicable. Absent manifest error by the Accountant, the written determination of the Disputed Items by the Accountant shall be final and binding on the parties. Following the Accountant’s final determination with respect to the Disputed Items, the Accountant will also prepare and deliver to the parties a calculation and statement of the Operations Purchase Price and the Real Estate Purchase Price.

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(e)    The fees and expenses of the Accountant shall be initially be split 50% by the Buyer and 50% by the Sellers, but shall thereafter be allocated between the Buyer, on one hand, and the Management Company, on the other hand, so that the Management Company’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the aggregate amounts of Disputed Items that are ultimately unsuccessfully disputed by the Management Company (as determined by the Accountant), if any, and the denominator of which is the aggregate amounts of Disputed Items submitted to the Accountant. The balance of such fees and expenses shall be borne by the Buyer. The parties will otherwise each bear their own costs and expenses incurred in connection with the preparation of the Post-Closing Statement, the negotiation of disputed matters (including the Disputed Items) and the modification to the Post-Closing Statement to reflect the mutual resolution of disputed matters (including the Disputed Items) in accordance with this Section 2.05.
(f)    No later than five Business Days following final determination of the Post-Closing Statement and the components thereof:
(i)    if the Estimated Purchase Price is greater than the sum of the Operations Purchase Price and the Real Estate Purchase Price as finally determined pursuant to this Section 2.05 (the “Final Purchase Price”), then (A) the Buyer and the Management Company shall direct the Escrow Agent to pay the Buyer from the Adjustment Escrow Amount an amount equal to the excess of the Estimated Purchase Price over the Final Purchase Price by wire transfer of immediately available funds to an account designated by the Buyer in writing and (B) if the amount by which the Estimated Purchase Price is greater than the Final Purchase Price is in excess of the Adjustment Escrow Amount, the Management Company shall pay, or cause to be paid, to the Buyer an amount equal to such excess by wire transfer of immediately available funds to the account designated by the Buyer in writing; or
(ii)    if the Final Purchase Price is greater than the Estimated Purchase Price, then the Buyer shall pay, or cause to be paid, to Owner an amount equal to the excess of the Final Purchase Price over the Estimated Purchase Price by wire transfer of immediately available funds to the account designated by the Management Company in writing; and
(iii)    following any payments described in the Sections 2.05(f)(i) and 2.05(f)(ii), the Management Company and the Buyer shall cause the Escrow Agent to pay to the Sellers the remainder of the Adjustment Escrow Amount (which in the case of Section 2.05(f)(ii) above, shall be the entirety thereof), in each case, by wire transfer of immediately available funds to the accounts designated by the Management Company.
(g)    Notwithstanding anything to the contrary contained herein, the process and adjustments set forth in this Section 2.05 shall be the sole and exclusive remedy of the parties with respect to items required hereunder to be included or reflected in the Post-Closing Statement and the calculation of the Final Purchase Price or the components thereof.
Section 2.06    Deposit. Within five Business Days of the execution of this Agreement, the Buyer shall deliver to the Escrow Agent the amount of $10,000,000 (the “Deposit”) to be held in an interest bearing account. If the Contemplated Transactions shall be consummated, the Deposit (and any accrued interest) shall be applied to the Buyer’s Operations Purchase Price obligations at the Closing, and if this Agreement shall be terminated and the Contemplated Transactions abandoned, then the Deposit shall be distributed as set forth in Article XIV. The parties agree to execute and deliver the Escrow

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Agreement requested by the Escrow Agent for the performance of the obligations described in this Section 2.06.
ARTICLE III
REAL ESTATE PURCHASE AND SALE; REAL ESTATE PURCHASE PRICE
Section 3.01    Agreement to Sell and Convey. The Real Estate Companies agree to sell and convey to the Buyer, and the Buyer agrees to purchase from the Real Estate Companies, the parcels of land lying and being situated in such locations as are more particularly described on Exhibit A-1 attached hereto, together with the following (if not otherwise an Operating Asset):
(a)    All and singular the rights and appurtenances pertaining thereto including but not limited to any right, title and interest of the Real Estate Companies in and to adjacent streets, roads, alleys, appurtenances, easements, rights-of-way and air, mineral and development rights to the extent that such right, title and interest exist;
(b)    All Improvements affixed to and located on the real property described on Exhibit A-1, but, for the avoidance of doubt, specifically excluding any fixtures and personal property owned by Clear Channel (with respect to the billboard located at 202 Newbury Street, Peabody, MA);
(c)    Any and all development rights, entitlements and other intangible rights and interests owned by the Real Estate Companies and in any way related to, benefiting, or used and/or to be used in connection with the real property described on Exhibit A-1;
(d)    All personal property owned by the Real Estate Companies and used in the operation of the Improvements and located thereon to the extent that any exist including all heating, cooling and air conditioning equipment, burglar alarms, signage and lighting systems, in each case to the extent assignable or transferable;
(e)    All Permits, plans, consents, rights-of-way and approvals of the Real Estate Companies that benefit or are related to the real property described on Exhibit A-1, including, but not limited to, all riparian and littoral rights, all prepaid impact and other fees, all sewer and water rights/commitments, zoning applications and other land use and/or development rights/commitments, in each case to the extent assignable or transferable; and
(f)    Such other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned or conveyed by the Real Estate Companies to the Buyer.
The parcels of land described on Exhibit A-1, together with the Improvements, rights, interests and other properties described in the above clauses (a)-(f), are collectively the “Dealership Properties.”
The Sellers agree to assign all of the tenant’s or subtenant’s leasehold interest in and to the Third Party Leases, as applicable, obtained from third parties that are not Affiliates of the Sellers identified in Exhibit A-2 and convey to the Buyer the Sellers’ interest in any Improvements thereon subject to the terms of the applicable lease. Additionally, the Sellers agree to assign the leases, licenses, subleases, and occupancy agreements with third parties that are not Affiliates of the Sellers covering all or any portion of the Real Estate Properties as set forth on Exhibit A-3 attached hereto (collectively, the “Leases to Third Parties”), and any guaranties, security deposits, or other funds, if any, deposited, payable, or owed by the tenants, occupants, or other third parties that are not Affiliates of the Sellers under the Leases to Third Parties as set forth on Exhibit A-3.

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Section 3.02    Real Estate Purchase Price.
(a)    The purchase price for the Real Estate Properties (the “Real Estate Purchase Price”) shall be: (i) $528,350,000 plus (ii) the actual verifiable and incurred (as of Closing) out of pocket costs (the “Costs”) of the Real Estate Companies or the Dealership Companies for all reasonable and documented hard and soft construction costs, construction plans, engineering plans, architectural drawings, legal services, and permits with respect to the development and construction projects as identified on Schedule 3.02(a)-1 with respect to the Real Estate Properties (collectively, the “Project Improvement Work”), this clause (ii) being subject to the maximum aggregate amount of $185,900,000 and which shall be adjusted as mutually agreed by the parties in writing as a result of ongoing work performed after the Signing Date but prior to the Closing Date; provided, however, that in no event shall such adjustment exceed the maximum aggregate amount of $185,900,000 for this clause (ii) without the prior written approval of the Buyer in the Buyer’s sole and absolute discretion. Subject to adjustment as set forth in this Agreement, the Real Estate Purchase Price to be paid by the Buyer to the Real Estate Companies at the Closing, shall be payable at the Closing by wire transfer to the account designated by the Management Company, subject to prorations and adjustments set forth in this Agreement (including Section 9.03, if applicable). Further, Schedule 3.02(a)-2 attached hereto sets forth an allocation of the Real Estate Purchase Price to each Specific Property. Sellers will cease all Project Improvement Work for the Dealerships listed on Schedule 3.02(a)-3 and Buyer will not reimburse Sellers for Costs of any such Project Improvement Work at such Dealerships from and after the Signing Date but shall reimburse Sellers for Costs of any Project Improvement Work at such Dealerships prior to the Signing Date. The Buyer shall not take assignment of or assume any obligations under any Construction Documents associated with the Dealerships identified on Schedule 3.02(a)-3; provided, however, that the Buyer shall receive all Construction Documents related to the Dealerships listed on Schedule 3.02(a)-3 that were created in connection with Costs for which the Sellers were reimbursed by the Buyer.
(b)    Prior to the Signing Date, the Sellers shall have delivered, and following the Signing Date, the Sellers shall deliver, to the Buyer reasonable evidence of the actual, out-of-pocket costs incurred by each Seller with respect to the Project Improvement Work including, by way of example, bills, vouchers, invoices, along with a Contractor’s Sworn Statement from each general contractor to a Construction Document with a Seller which shall confirm all amounts paid, amounts payable, and amounts to be paid under each Construction Document, together with lien releases dated not more than 30 days prior to the Closing Date, from any such general contractor for work performed up to such date of the lien releases. Sellers shall have the right to enter into Construction Documents; provided that Sellers shall not enter into any construction Contract that does not relate to Project Improvement Work set forth on Schedule 3.02 or any Construction Document for such Project Improvement Work that exceeds the maximum aggregate amount of $185,900,000 for such Project Improvement Work, in each case, without the prior written approval of the Buyer, in the Buyer’s sole and absolute discretion, and Sellers shall use commercially reasonable efforts to provide evidence reasonably satisfactory to the Title Company that all parties entitled to file liens under the Massachusetts Mechanic’s Lien Law (MGL c. 254) have been paid in full for work performed to date (or are Buyer’s obligation under the terms of this Agreement). At the Closing, the Sellers shall assign all of their right, title, and interest in the Construction Documents set forth on Schedule 3.02(b) or any Construction Document or other construction Contract entered into after the Signing Date in compliance with the foregoing sentence (the “Assumed Construction Documents”) to the Buyer, together with all of the Sellers’ right, title and interest in rights, permits, plans, approvals and warranties relating to such Assumed Construction Documents, and the Buyer shall assume all obligations of the Sellers thereunder that are not attributable to a breach or default thereunder by the Sellers prior to the Closing (such are the “Assumed Project Obligations”). For the avoidance of doubt, from and after the Closing, Sellers shall not have any liability for the Assumed Construction Documents or the Assumed

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Project Obligations except solely to the extent relating to pre-Closing breaches or defaults by the Sellers, which shall be deemed an Excluded Liability hereunder, including; provided, however, nothing in Section 3.02(b) shall limit Buyer’s obligations related to the Excluded Liabilities as provided in Section 5.02. The parties agree to work in good faith after the Closing Date to reconcile the Costs of the Project Improvement Work as of the Closing Date pursuant to Section 2.05 and this Section 3.02. The Buyer shall reimburse the Sellers for all such Costs not reimbursed on the Closing Date pursuant to Section 2.05 and this Section 3.02.
Section 3.03    “AS IS, WHERE IS”. The Buyer agrees that, except for the express representations or warranties expressly provided for in this Agreement and any documents exchanged at the Closing, (i) the Real Estate Properties will be purchased or assumed, as applicable, by the Buyer in its “AS IS, WHERE IS” condition, and (ii) the Buyer has decided to purchase the Dealership Properties and accept assignment of the Third Party Leases and the Leases to Third Parties solely on the basis of its own independent investigation. The Buyer hereby acknowledges and agrees that the Sellers have not made, do not make, and have not authorized anyone else to make any representations and/or warranty pertaining to the Real Estate Properties except for those representations and warranties set forth in Article VII herein and the documents delivered by the Sellers to the Buyer at the Closing. THE SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article VII HEREIN AND THE DOCUMENTS DELIVERED BY THE SELLERS TO THE BUYER AT THE CLOSING, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE REAL ESTATE PROPERTIES. Notwithstanding anything to the contrary in the foregoing, the Buyer is not assuming the Excluded Liabilities and Sellers are not released from any Excluded Liabilities.
ARTICLE IV
TITLE REQUIREMENTS, SURVEY AND PERMITTED EXCEPTIONS
Section 4.01    Title. Following the Signing Date, the Buyer may order from Anthony J. Bucchere, Esq., as agent for First American Title Insurance Company, National Commercial Services (“Title Company”), to be provided to the parties, updated or new, as applicable, owner(s) or leasehold, as applicable, title insurance commitment or commitments issued by the Title Company setting forth the status of title to each of the Dealership Properties and Material Leased Properties and showing all encumbrances and other recorded matters affecting such Dealership Properties and the Material Leased Properties as identified on Schedule 4.01 (collectively, the “Title Commitments”). The Buyer shall promptly pay when due all title search costs incurred, and commitment fees charged, by the Title Company.
Section 4.02    Survey. Following the Signing Date, the Buyer may, at the Buyer’s cost, order an updated or new, as applicable, ALTA survey of each Dealership Property and Material Leased Property (collectively, the “Survey”), to be provided to the parties. Each Survey shall incorporate the final legal description as approved by the Management Company, the Buyer and the Title Company (or, in the alternative, certify that the legal description shown on each Survey is “one and the same” as the final approved legal description in the applicable Title Commitment) and shall reference (and depict, if applicable) all matters shown as Schedule B exceptions in the Title Commitment for each parcel of Dealership Property and Material Leased Property. Further, each such Survey, at the Buyer’s cost, shall be certified to the Buyer, Seller, Title Company and such other parties as the Buyer may direct. Additionally following the Signing Date, the Buyer may, at the Buyer’s cost, order a zoning report of

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each Dealership Property and Material Leased Property (collectively, the “Zoning Report”), to be provided to the parties. The Buyer’s surveyor (the “Surveyor”) shall have the right to enter upon the Dealership Property and Material Leased Property for the purpose of performing the Survey, provided that the Buyer shall restore the Dealership Property and Material Leased Property to the physical condition existing immediately before such entrance upon the Dealership Property and Material Leased Property. The Surveyor shall obtain the Management Company’s prior consent (which will not be unreasonably withheld or delayed) before the Surveyor enters upon the Dealership Property and Material Leased Property. Any entry upon Dealership Property and Material Leased Property for the purpose of conducting the Survey shall be conducted in such a manner as to minimize disruptions to normal Dealership operations. The Buyer will indemnify, defend, and hold the Sellers harmless from any loss, injury, liability, damage or expense, including reasonable attorneys’ and consultants’ fees and costs, to the extent caused by the Surveyor as a result of (a) any negligent act or omission of the Buyer or its agents or representatives during the performance of the Survey, or (b) the failure of the Buyer to restore the Real Estate Properties in accordance with this Section 4.02; provided, however, that the Buyer will not be required to indemnify the Sellers if and to the extent that any such loss, injury, liability, damage or expense was caused solely by the negligence or misconduct of the Sellers, their employees or their agents. The Buyer and any third party consultant of the Buyer (including the Surveyor) shall maintain commercial general liability (occurrence) insurance in an amount of not less than $1,000,000.00 covering any accident arising in connection with the presence of the Surveyor at or on the Real Estate Properties and the performance of the Survey, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to the Sellers), naming the Sellers as an additional insured thereunder, verifying the existence of such coverage to the Sellers prior to entry in or on the Real Estate Properties. The Buyer shall promptly pay when due any third party costs associated with the Survey, and such obligation shall survive the Closing or earlier termination of this Agreement.
Section 4.03    Cure of Title and Survey Defects.
(a)    At the Closing, with respect to the Dealership Properties and the Material Leased Properties, the Sellers shall cause the Title Company, at the Buyer’s sole cost and expense, to (i) issue the Buyer an ALTA (or other form standard for similar transactions in the state where a Dealership Property and a Material Leased Property is located) standard coverage owner’s form title policy or title policies, or leasehold policy or policies, as applicable, in the allocated amount of the Real Estate Purchase Price as set forth on Schedule 4.03(a), insuring that fee simple title to the Dealership Property is vested in the Buyer subject only to the Permitted Exceptions (as defined herein), or, in the alternative, as applicable, insuring that the leasehold interest to the Material Leased Property is vested in the Buyer subject only to the Permitted Exceptions (collectively, in the singular, the “Title Policy”), and (ii) provide such endorsements (or amendments) to such Title Policy as the Buyer may reasonably require to the extent the Title Company is willing to issue such endorsements or amendments; provided, however, that the Title Policy (including such endorsements and amendments) shall impose no additional liability on the applicable Seller except as provided in this Agreement, the Title Policy and endorsements (and amendments) will be solely at the Buyer’s cost and expense, and that the applicable Seller shall provide such customary affidavits or certificates with respect to gap indemnity, mechanics’ liens and parties in possession as required by the Title Company.
(b)    If any Title Commitment, any Survey, or any Zoning Report reveals any defect or matter, including, without limitation, any Permitted Exception, that would (i) adversely affect the transferability or insurability of title to any Dealership Property, or the transferability or insurability of title to the leasehold interest (as opposed to the underlying fee interest) to any Material Leased Property, (ii) materially adversely affect the operations of the respective Business on any Dealership Property or

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Material Leased Property, or (iii) materially adversely affect the ability to finance any Dealership Property for the current use thereof (each, a “Material Title/Survey/Zoning Objection”), the Buyer shall notify the Management Company in writing of each Material Title/Survey/Zoning Objection within 30 days after receipt of the last Survey or Zoning Report specifying each such Material Title/Survey Objection and the affected Dealership Property or Material Leased Property (“Buyer’s Notice”). The Sellers shall use commercially reasonable efforts to satisfy and cure all Material Title/Survey/Zoning Objections to the Buyer’s reasonable satisfaction, and shall have 15 Business Days from the date of Buyer’s Notice (the “Cure Period”) to cure or provide written notice to the Buyer of those Material Title/Survey/Zoning Objections that cannot be cured within the Cure Period and the Sellers commit to use commercially reasonable efforts to cure on or prior to the Closing (“Sellers’ Notice”); provided that the Sellers shall have no obligation to use commercially reasonable efforts to cure title matters that affect the underlying fee title of any Material Leased Property. The Buyer acknowledges and agrees that the Sellers will be deemed to have cured a Material Title/Survey/Zoning Objections if the Sellers cure same through payment of funds, provided that such funds are liquidated in amount and paid by the Sellers prior to the Closing or credited against the Purchase Price at the Closing, or, if applicable for such cure, the Sellers provide documents at the Closing which are approved by the Buyer in its reasonable discretion and the Title Company prior to the Closing. Further, for the avoidance of doubt, the Title Company’s agreement to insure against enforcement of any Material Title/Survey/Zoning Objection in favor of the Buyer and any future lender or subsequent purchaser, shall constitute a cure of the same. If, after using commercially reasonable efforts, the Sellers are unable to cure any Material Title/Survey/Zoning Objection to the Buyer’s reasonable satisfaction during the Cure Period or if, after using commercially reasonable efforts, the Sellers are unable to cure any Material Title/Survey/Zoning Objection to the Buyer’s reasonable satisfaction, as provided for in Sellers’ Notice on or prior to the Closing, or the Sellers are not obligated to use commercially reasonable efforts to (and elects not to) cure the same, the Buyer may elect, within ten Business Days after the expiration of the Cure Period or at the Closing, as applicable pursuant to Sellers’ Notice, to either (A) accept title to the affected Dealership Properties or Material Leased Properties subject to the Material Title/Survey/Zoning Objection raised by the Buyer which remains uncured, and reduce the Real Estate Purchase Price as a result of such Material Title/Survey/Zoning Objection as provided for below in this Section 4.03 and in such event such Material Title/Survey/Zoning Objection shall be deemed to be waived for all purposes as to such affected Dealership Property or Material Leased Property and shall be deemed to be a Permitted Exception (as defined herein) hereunder or (B) terminate this Agreement. The foregoing reduction of the Real Estate Purchase Price will be determined in good faith by the Buyer and the Sellers by determining the difference of the appraised value of the applicable portion of the Dealership Properties or Material Leased Property affected by the Material Title/Survey/Zoning Objection and will not include any adjustment in value of the Dealership Properties or Material Leased Property, as applicable, based on anything other than the impact caused by the applicable Material Title/Survey/Zoning Objection (e.g., a change in value due to changes in market conditions will not be included in the reduction). If the Buyer and the Sellers cannot agree upon the cost of such reduction of the Real Estate Purchase Price, then the parties shall engage the Valuation Firm to determine such reduction in value, which determination shall be final and binding on the Buyer and the Sellers. Notwithstanding anything to the contrary, the Buyer shall not make a Material Title/Survey/Zoning Objection with respect to those matters listed on Schedule 4.03(b) and such matters shall be deemed waived by Buyer and shall constitute Permitted Exceptions. However, at the Buyer’s request, the Sellers will reasonably cooperate with the Buyer’s efforts to address any title or survey matters in the materials identified on such schedule which the Buyer reasonably believes will adversely affect the current use or value of the subject property; provided that the Seller shall not be obligated to incur any cost or liability, or provide any affidavit or indemnity, in connection therewith.

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(c)    The Sellers shall satisfy and cure all Mandatory Title Cure Matters at or prior to the Closing to the Buyer’s and Title Company’s satisfaction in their reasonable discretion. The Buyer acknowledges and agrees that the Sellers will be deemed to have cured a Mandatory Title Cure Matter if the Sellers cure same through payment of funds, provided that such funds are liquidated in amount and paid by the Sellers prior to the Closing or credited against the Real Estate Purchase Price at the Closing, or, if applicable for such cure, the Sellers provide documents at the Closing which are approved by the Buyer in its reasonable discretion and the Title Company prior to the Closing. Further, for the avoidance of doubt, the Title Company’s agreement to insure against enforcement of any Mandatory Title Cure Matter in favor of Buyer, and any further lender of subsequent purchaser shall constitute a cure of the same.
(d)    If, after the Signing Date and prior to the Closing, the Title Company issues any supplemental or updated Title Commitments or if the Buyer updates any Survey or Zoning Report prior to the Closing, the Buyer shall have five Business Days from receipt of the supplemental or updated Title Commitments, updated Survey, or updated Zoning Report to provide written notice (“Supplemental Buyer’s Notice”) to the Management Company of any new Material Title/Survey/Zoning Objection that first appears in any updated Title Commitment, Survey, or Zoning Report (“Supplemental Material Title/Survey/Zoning Objection”). The Sellers shall use commercially reasonable efforts to satisfy and cure all Supplemental Material Title/Survey/Zoning Objections to the Buyer’s reasonable satisfaction and shall have ten Business Days from the date of the Supplemental Buyer’s Notice (the “Supplemental Cure Period”) to cure or provide written notice to the Buyer of those Supplemental Material Title/Survey/Zoning Objections that cannot be cured within the Supplemental Cure Period and the Sellers commit to use commercially reasonable efforts to cure on or prior to the Closing (“Sellers’ Supplemental Notice”); provided that the Sellers shall have no obligation to use commercially reasonable efforts to cure title matters that affect the underlying fee title of any Material Leased Property. The Buyer acknowledges and agrees that the Sellers will be deemed to have cured a Supplemental Material Title/Survey/Zoning Objections if the Sellers cure same through payment of funds, provided that such funds are liquidated in amount and paid by the Sellers prior to the Closing or credited against the Purchase Price at the Closing, or, if applicable for such cure, the Sellers provide documents at the Closing which are approved by the Buyer in its reasonable discretion and the Title Company prior to the Closing. Further, for the avoidance of doubt, the Title Company’s agreement to insure against enforcement of any Supplemental Material Title/Survey/Zoning Objection in favor of Buyer and any future lender or subsequent purchaser, shall constitute a cure of the same. If the Sellers are unable to cure any Supplemental Material Title/Survey/Zoning Objection after using commercially reasonable efforts to the Buyer’s reasonable satisfaction during the Supplemental Cure Period, or if, after using commercially reasonable efforts, the Sellers are unable to cure any Supplemental Material Title/Survey/Zoning Objection to the Buyer’s reasonable satisfaction, as provided for in Sellers’ Supplemental Notice on or prior to the Closing, or the Sellers are not obligated to use commercially reasonable efforts to (and elects not to) cure the same, then the Buyer shall have the remedies set forth under Section 4.03(b)(A) or Section 4.03(b)(B) above.
Section 4.04    Permitted Exceptions. The Dealership Properties or Material Leased Properties shall be conveyed or assigned, as applicable, to the Buyer by the Sellers free and clear of all Liens, other than the following exceptions (collectively, the “Permitted Exceptions”):
(a)    Any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate procedures;
(b)    Zoning ordinances;

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(c)    Any easements, restrictions, or other encumbrances actually waived or deemed waived by the Buyer pursuant to Section 4.03;
(d)    Any state of facts that an accurate survey of the Dealership Properties or Material Leased Properties would disclose and not objected to by the Buyer as a Material Title/Survey/Zoning Objection or thereafter waived or deemed waived pursuant to Section 4.03;
(e)    All presently existing and future real estate tax assessments and special assessments (and future installments of municipal real estate tax assessments and special assessments that are permitted to be paid over time) and water and sewer charges that are not due and payable as of the Closing, subject to any apportionments as provided for in this Agreement;
(f)    Any lien or encumbrance arising out of or through the acts or omissions of the Buyer;
(g)    Any requirements or exceptions disclosed in the Title Commitments which the Buyer does not object to as Material Title/Survey/Zoning Objection and are not Mandatory Title Cure Matters; and
(h)    With respect to any Material Leased Property, any lien or encumbrance on the fee interest (as opposed to the leasehold interest) in such Material Leased Property.
Section 4.05    Real Estate Prorations.
(a)    Special Assessments. Certified, confirmed or ratified special municipal real estate assessment Liens due and payable as of the Effective Time (or, if permitted to be paid in installments, the installment for the year in which Closing occurs) are to be paid by the Sellers, except to the extent paid by a landlord under a lease of the Real Estate Properties that will be assigned at the Closing.
(b)    Utility Charges. Sanitary sewer taxes, utility charges and any other operating expenses associated with the operation of the Real Estate Properties, if any, as of the Effective Time shall be prorated between the Sellers and the Buyer as of the Effective Time. Any and all utility deposits previously paid by the Sellers with respect to the Real Estate Properties shall either be returned to the Sellers by the appropriate utility company, or the Sellers shall receive a credit for such deposits on the Closing Date and the deposits shall be assigned to the Buyer.
Section 4.06    Termination of Related Party Leases. At or prior to the Closing, the Sellers shall terminate, or cause to be terminated, all Related Party Leases effective as of or prior to the Closing.
ARTICLE V
ASSUMPTION OF CERTAIN LIABILITIES
Section 5.01    Assumed Liabilities. Without limiting the Buyer’s rights under Section 11.25, the Buyer agrees to assume at the Closing only the following (collectively, the “Assumed Liabilities”): (a) those obligations and liabilities accruing and incurred after the Effective Time under those Contracts set forth on Schedule 2.01(a)(ii) (the “Assumed Contracts”); (b) those obligations accruing and incurred after the Effective Time with respect to the Work-in-Process, Due Bills and Assumed Purchase Orders set forth on Schedule 5.01(b) (as updated after the Closing pursuant to Section 11.10); (c) the Assumed Project Obligations; (d) those obligations and liabilities accruing and incurred after the Effective Time under the

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Third Party Leases and the Leases to Third Parties; (e) any Environmental Liabilities; and (f) the Assumed Braintree Obligations. The Assumed Liabilities shall be the responsibility of, and shall be paid, performed and discharged, by the Buyer. The Assumed Liabilities are subject to all rights of defense, offset, protest or contest against the third party with respect to performance.
Section 5.02    Excluded Liabilities. Except for the Assumed Liabilities and without limiting the Buyer’s rights under Section 11.25, the Buyer assumes no Liability of any kind whatsoever of any Person who at any time may have been in possession of the Operating Assets, the Dealerships or the Real Estate Properties (together with every other Liability of the Sellers not constituting an Assumed Liability), including any Liability arising out of or related to (a) the ownership, lease, or use of the Real Estate Properties or the operation of the Business by the Sellers prior to the Closing Date (other than Environmental Liabilities), (b) the employment of employees or non-employee workers, including termination of the same, prior to the Closing Date, and (c) a Seller’s compliance or non-compliance with any Applicable Laws (other than Environmental Liabilities) (all such Liabilities, including those in (a), (b), and (c) are collectively the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include all Liabilities for Taxes of any Seller. The Excluded Liabilities shall be the responsibility of, and shall be paid, performed and discharged, by the Sellers.
Section 5.03    Required Consent Contracts.
(a)    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or otherwise sell, convey or transfer any Assumed Contract, Assumed Construction Document or Third Party Lease (or any claim, right or benefit arising thereunder or resulting therefrom) prior to receiving the requisite consent or approval of a third Person, if an attempted assignment, sale, conveyance or transfer thereof, without the consent or approval of such third party, would constitute a breach thereof, or other contravention thereunder, or be ineffective with respect to any party thereto; provided, however, that, if any such Assumed Contract, Assumed Construction Document or Third Party Lease may be so assigned, sold, conveyed or transferred without having any of the foregoing consequences, such Assumed Contract, Assumed Construction Document or Third Party Lease shall be so assigned, sold, conveyed and transferred. With respect to any Assumed Contract, Assumed Construction Document or Third Party Lease as to which the consent or approval of a third Person is necessary (a “Required Consent Contract”), promptly after the Signing Date, and for a period of six months from and after the Closing, the Sellers and the Buyer will use their respective commercially reasonable efforts to obtain the required consent or approval of such third Person for the assignment, sale, conveyance or transfer of any such Required Consent Contract to the Buyer. Each party shall bear its own costs and expenses related to obtaining any required consent or approval under a Required Consent Contract hereunder; provided, however, that, except as otherwise expressly provided by this Agreement, none of the Sellers, the Buyer nor any of their respective Affiliates shall be required to expend any money, commence any Proceeding or offer or grant any financial accommodation to obtain any such consent or approval.
(b)    If a requisite consent or approval with respect to any Required Consent Contract is not obtained prior to the Closing, to the extent permitted by Applicable Law and the terms of any Required Consent Contract not assigned pursuant to Section 2.01, the parties shall (and shall cause their Affiliates to) cooperate reasonably to implement a mutually agreeable arrangement under which the Buyer would receive the benefits, and perform and discharge the obligations (including paying all associated costs and expenses), of a Seller in respect of such Required Consent Contract and under which a Seller would (at the Buyer’s sole cost and expense) enforce for the benefit of the Buyer any and all rights of a Seller in respect of such Required Consent Contract. Once the required consent or approval

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with respect to a Required Consent Contract is obtained, such Required Consent Contract will be deemed to have been automatically assigned to the Buyer on the terms set forth in this Agreement as of the Closing, for no additional consideration.
ARTICLE VI
CLOSING; CLOSING DELIVERIES
Section 6.01    Closing Time and Contemplated Transactions. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the date that is three Business Days after all of the conditions in Articles IX and X that the parties contemplate being satisfied prior to the Closing have been satisfied or waived, or on such other date as mutually agreed to by the Management Company and the Buyer; provided that without the prior written consent of the Buyer, the Closing shall not occur prior to June 16, 2025 (the “Inside Date”). The date on which the Closing actually takes place is referred to as the “Closing Date”. Notwithstanding the foregoing, the Closing shall be deemed to have occurred as of 12:01 a.m. on the day of the Closing Date (the “Effective Time”).
Section 6.02    Sellers’ Closing Deliveries. At the Closing or at the time otherwise provided below, the Sellers shall do the following:
(a)    Deliver to the Buyer such bills of sale and other transfer instruments effectively vesting the Buyer with good and marketable fee or leasehold, as applicable, title to the Operating Assets, Improvements, and to any and all personal property included in the Real Estate Properties, both free and clear of all Liens (except Permitted Exceptions), in such form and of such content agreed to by the parties;
(b)    Execute and deliver to the Buyer a certificate of an officer of the Management Company confirming (i) satisfaction of the conditions set forth in Section 9.01 and (ii) the occurrence of all corporate actions necessary to authorize the Contemplated Transactions;
(c)    Execute, acknowledge and deliver to the Buyer Massachusetts quitclaim deeds (or the equivalent thereof for Dealership Property located in the State of Rhode Island) conveying title to the Dealership Properties and all Easements appurtenant thereto to the Buyer subject only to the Permitted Exceptions, which deeds shall be in statutory form for recording. The form of Massachusetts quitclaim deed is attached hereto as Exhibit B and the form of deed for Dealership Property located in the State of Rhode Island is attached hereto as Exhibit C;
(d)    Furnish and deliver to the Buyer, at the Buyer’s sole cost and expense, the Title Policies as specified in Section 4.03(a) above, or a so called “marked up” Title Commitment for the initial Title Policies;
(e)    Execute and deliver to the Buyer and the Title Company a mechanic’s lien and possession affidavit in sufficient form and substance to permit the Title Company to remove the mechanic’s lien exception and parties-in-possession exception from each Title Policy;
(f)    Execute and deliver to the Title Company an affidavit that there have been no changes in the condition of title from that in the most recent title rundown performed before Closing, but in no event earlier than five days prior to Closing, through the recording of the applicable deed (but in no event later than ten (10) days after the Closing Date);

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(g)    Furnish all available keys or key fobs to any door or lock on the Real Estate Properties (or other real property used by the Business) and all vehicles being purchased hereunder;
(h)    Execute and deliver instruments satisfactory to the Title Company reflecting the proper power, good standing and authorization for the sale of the Dealership Properties from the Real Estate Companies to the Buyer hereunder, together with all copies of its organizational documents as may be requested or required by the Title Company;
(i)    Execute and deliver to the Buyer and the Title Company a FIRPTA affidavit in a form and substance acceptable to both the Buyer and the Title Company;
(j)    Deliver to the Buyer a duly executed W-9 for each of the Sellers;
(k)    Deliver to the Buyer an interim use letter (the “Interim Use Letter”), to the extent permitted by Applicable Law, in a form mutually agreed upon by the parties, if requested by the Buyer, under which the Dealership Companies will permit the Buyer to continue to use such of the Dealership Company’s dealer license or dealer number, following the Closing for the interim period stated in the Interim Use Letter;
(l)    Deliver to the Buyer a Limited Power of Attorney, duly executed by the Dealership Companies, granting the Buyer, and its managers, members, officers, and/or agents, full power and authority to execute and assign any bills of sale, Manufacturer’s statements of origin (“MSO”), motor vehicle titles and/or any associated documentation required for the transfer of title to all New Vehicles and Other Vehicles purchased by the Buyer hereunder;
(m)    Deliver to the Buyer a payoff, termination and discharge letter, in form and substance reasonably satisfactory to the Buyer and provided to the Buyer at least five Business Days prior to the Closing Date, from each holder of any Indebtedness that creates a Lien on any Operating Assets, as of immediately prior to the Closing, and such other payoff letters, Lien releases, and/or UCC-3 termination statements (or commitments by the lenders to deliver the same), in form and substance reasonably acceptable to the Buyer and its lenders, to evidence the release and discharge (or commitment to release and discharge) of all Liens, if any, on the Operating Assets;
(n)    Deliver to the Buyer an assignment duly executed by the respective Seller(s) of all of the Sellers’ right, title, and interest in the Assumed Construction Documents with respect to the Dealership Properties being conveyed at such Closing, to the extent assignable, if any, and all warranties, bonds, plans, permits and approvals applicable to the Project, to the extent assignable, pursuant to a form of assignment mutually agreeable to the Buyer and the Sellers, which assignment shall document the Sellers’ assignment and the Buyer’s assumption of the Assumed Construction Documents, subject to the representations, warranties and indemnities set forth in this Agreement and without any other representation warranty or indemnity (the “Construction Document Assignment”), estoppel, and lien releases related to the Assumed Construction Documents as provided for in Section 9.11;
(o)    Deliver to the Buyer, for each Third Party Lease, an assignment and assumption agreement, which form shall be mutually agreeable by the Sellers and the Buyer and, if applicable, a recordable document required by the Title Company for a Material Leased Property to provide evidence of the assignment or lease in order to provide the leasehold policy;
(p)    Deliver to the Buyer, for each Lease to Third Parties, an assignment and assumption agreement in a form mutually agreeable by the Sellers and the Buyer;

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(q)    To the extent received by Closing, deliver to the Buyer, Consents and estoppels, as applicable, as provided for in this Agreement for all Third Party Leases and Assumed Construction Documents as provided for in Sections 9.08 and 9.11;
(r)    Execute and deliver to the Buyer, (i) the Trademark Assignment, Consent and License Back Agreement, duly executed by the Owner and the Management Company, and (ii) the IP Assignment Agreement, duly executed by the Sellers;
(s)    Execute and deliver to the Buyer, the Recordable Trademark Assignment Agreement and the Recordable Trademark and Domain Name Assignment Agreement, duly executed by the Owner;
(t)    Execute and deliver to the Buyer, the Honda Boston Lease;
(u)    Execute and deliver such other documents and instruments as the Title Company or the Buyer may reasonably request to further evidence the Contemplated Transactions;
(v)    Deliver to the Buyer, (i) a Letter of Good Standing from the Rhode Island Department of Revenue/Division of Taxation for any Dealership Property located in Rhode Island and (ii) a corporate tax lien waiver from the Department of Revenue for the Commonwealth of Massachusetts for any Dealership Properties located in Massachusetts and owned by a business entity that is classified for the current taxable year as a corporation for federal income tax purposes, or an indemnity in form reasonably acceptable to the Title Company indemnifying Title Company and Buyer against any tax lien that would be waived thereby relating to (i) and (ii);
(w)    Execute and deliver to the Buyer one or more termination agreements that, in the aggregate, effectuate and confirm the termination of all reimbursement agreements set forth on Schedule 6.02(w);
(x)    Deliver to each tenant for each Lease to Third Parties a notice of the sale and transfer of such Lease to Third Parties to the Buyer;
(y)    To the extent received by Closing, provide to the Buyer inspection reports related to the inspections of the septic tanks identified in Schedule 7.11(i);
(z)    Evidence satisfactory to the Title Company of Seller’s compliance with Rhode Island withholding law, R.I.G.L. §44-30-71.3; and
(aa)    Execute and deliver to the Buyer, the Kia Burlington Parking License.
Section 6.03    Buyer’s Closing Deliveries. At the Closing, the Buyer shall deliver to the Management Company (or the applicable party set forth below) the following:
(a)    The Estimated Operations Purchase Price, less the Deposit, less the Adjustment Escrow Amount, less the Indemnity Escrow Amount (“Estimated Operations Purchase Price Closing Payment”) (to the account(s) designated by the Management Company) payable in accordance with the terms of Section 2.03;
(b)    The Adjustment Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent;

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(c)    The Estimated Real Estate Purchase Price (to the account(s) designated by the Management Company) payable in accordance with the terms of Section 3.02;
(d)    A certificate of the Buyer, in a form reasonably acceptable to the Sellers and duly executed by the Buyer, confirming (i) satisfaction of the conditions set forth in Section 10.01 and (ii) the occurrence of all actions necessary to authorize the Contemplated Transactions;
(e)    An assumption agreement in form mutually agreeable by the Sellers and the Buyer to evidence the assumption of the Assumed Liabilities by the Buyer, duly executed by the Buyer;
(f)    Instructions causing the Escrow Agent to release the Deposit to the Sellers pursuant to the Escrow Agreement;
(g)    The Construction Document Assignment duly executed by the Buyer;
(h)    For each Third Party Lease, an assignment and assumption agreement, which form shall be mutually agreeable by the Sellers and the Buyer and, if applicable, a recordable document required by the Title Company for a Material Leased Property to provide evidence of the assignment or lease in order to provide the leasehold policy;
(i)    For each Lease to Third Parties, an assignment and assumption agreement in a form mutually agreeable by the Sellers and the Buyer;
(j)    The Trademark Assignment, Consent and License Back Agreement, and the IP Assignment Agreement, each duly executed by the Buyer;
(k)    The Recordable Trademark Assignment Agreement and the Recordable Trademark and Domain Name Assignment Agreement, duly executed by the Buyer;
(l)    The Honda Boston Lease, duly executed by the Buyer;
(m)    Municipal lien certificates and water and sewer statements provided by the Title Company, or other evidence as satisfactory to the Title Company detailing the factual information that would be set forth in such certificates and statements;
(n)    Such other documents and instruments as the Sellers shall reasonably request to further evidence the Contemplated Transactions; and
(o)    The Kia Burlington Parking License, duly executed by the Buyer.
Section 6.04    Closing Costs.
(a)    The Sellers shall pay the following costs and expenses in connection with the Closing:
(i)    (1) any costs of operating the Real Estate Properties which have accrued on or prior to the Closing Date; and (2) prorations payable by the Sellers;
(ii)    50% of the costs and expenses of any OEM Parts, Other Parts and Accessories and Miscellaneous Supplies third party inventory pursuant to Section 2.01; and

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(iii)    50% of the filing fees applicable under the HSR Act.
(b)    The Buyer shall pay the following costs and expenses in connection with the Closing:
(i)    (1) recording fees in connection with the quit-claim deeds; (2) all of the Survey costs; (3) all of the documentary stamps or other transfer Taxes in connection with the conveyance of the Dealership Properties; (4) recording fees in connection with those instruments necessary to transfer title to the Dealership Properties to the Buyer; and (5) prorations payable by the Buyer;
(ii)    50% of the costs and expenses of any OEM Parts, Other Parts and Accessories and Miscellaneous Supplies third party inventory pursuant to Section 2.01;
(iii)    50% of the filing fees applicable under the HSR Act; and
(iv)    all of the premium and search fees payable for the owner’s policies of title and leasehold policies.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers, jointly and severally, represent and warrant to the Buyer as follows:
Section 7.01    Organization and Good Standing. Each Company is a limited liability company or corporation, as applicable. The Companies are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and are in good standing in all other jurisdictions where the conduct of their business requires them to be qualified, except where such failure would not reasonably be expected to be material to the Business. Each Company has full power and authority to own its properties and to carry on its business as presently conducted. The ownership of each Company is as set forth on Schedule 7.01, and the individuals set forth therein own each Company, free and clear of all Liens, restrictions or claims of any kind, except for Liens with respect to which termination statements will be delivered by the Sellers at the Closing, in the respective combinations set forth therein and are the only record and beneficial owners of all of the capital stock or other equity interests of any type in each Company. Further, there are no outstanding securities of any Company convertible into shares of stock or other equity interests in such Company.
Section 7.02    Authority. Owner is a natural person and has full capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution, delivery and performance of this Agreement and the Purchase Documents, and the consummation of the Contemplated Transactions, have been duly authorized and approved by all necessary corporate or other actions of each Company. This Agreement and the Purchase Documents have been duly executed and delivered by each of the Sellers, to the extent applicable, and are legal, valid and binding obligations of each of the Sellers, to the extent applicable, enforceable against each of them in accordance with their terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or (b) by general equitable principles.
Section 7.03    No Conflict. Except for the respective Manufacturer’s consent, and as set forth on Schedule 7.03: (a) the Sellers are not required to obtain the Consent of any Person as a condition to the

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performance of this Agreement or the Purchase Documents; and (b) the execution, delivery and performance of this Agreement and the Purchase Documents by the Sellers and the consummation of the Contemplated Transactions do not and will not (with or without notice or lapse of time): (i) conflict with, violate, result in the termination of, or constitute a default under, or give to any other Person any right of termination, payment, acceleration, vesting, cancellation or modification of or under, or accelerate the performance required by or maturity of (1) any Applicable Law (except for filings and approvals under the HSR Act), (2) the organizational documents of a Company, or (3) any material Contracts, or (ii) result in the creation or imposition of any Lien or other restrictions in or with respect to or otherwise adversely affecting, the Real Estate Properties, the Operating Assets or the Business.
Section 7.04    Financial Statements. The Sellers have made available to the Buyer: (a) the audited combined balance sheets of the Dealership Companies and their Affiliates described therein and the related combined statements of operations and comprehensive income, changes in equity and cash flows for the calendar years 2021, 2022 and 2023 (the “Annual Financial Statements”); and (b) the unaudited President’s Reports for the Dealership Companies as of November 30, 2024 (the “Interim Financial Statements”) and (c) the unaudited combined balance sheet of the Dealership Companies and their Affiliates described therein as of December 31, 2024 (the “Most Recent Balance Sheet”) (items in (a), (b) and (c), and the 2024 Audited Financial Statements when delivered, are collectively, the “Financial Statements”). The Financial Statements (i) fairly present in all material respects the financial position of the Dealership Companies and their Affiliates as of the dates thereof and the operating results of the Dealership Companies for the periods then ended, (ii) with respect to the Annual Financial Statements, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby and (iii) with respect to the Interim Financial Statements and the Most Recent Balance Sheet, have been prepared in accordance with the Sellers’ historical accounting practices, which deviate from GAAP as set forth on Schedule 7.04, applied on a consistent basis throughout the periods covered thereby. The Sellers maintain, or cause to be maintained, a system of internal accounting controls designed to (i) comply with legal and accounting requirements applicable to the Business and (ii) provide reasonable assurance, in light of the size, operations, and industry of the Business, that (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit accurate preparation of financial statements in conformity with GAAP and the historical practices of the Business and to maintain reasonable asset accountability, and (3) access to assets is permitted only in accordance with management’s general or specific authorization. Since January 1, 2022, the Business has not experienced or effected any material change in any internal control over financial reporting, including with respect to any accounting principle, procedure, or practice followed by the Business or in the method of applying any such principle, procedure or practice, except as required by Applicable Law. The Business has not identified or been made aware of (A) any significant deficiency or material weakness in the operation of the internal accounting controls utilized by any Company, (B) any fraud that involves management or any other current or former employee, consultant, representative, contractor or manager of any Company who has a role in the preparation of financial statements or the internal accounting controls utilized by any Company, or (C) any claim or allegation regarding any of the foregoing.
Section 7.05    No Undisclosed Liabilities. Except for Liabilities that are not recorded on a basis consistent with the past practices of the Sellers and GAAP, the Business has no Liability except for Liabilities reflected or reserved against in the Most Recent Balance Sheet, and the current liabilities incurred in the ordinary course of business consistent with the past practices of the Sellers and GAAP since the date of the most recently provided Financial Statements. No Company has any Indebtedness or has received any loans, grants or other forms of relief pursuant to the CARES Act, including without

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limitation any loan pursuant to the Paycheck Protection Program established under the CARES Act (a “PPP Loan”) and administered by the SBA.
Section 7.06    Permits and Licenses. Each Dealership Company holds the Permits set forth on Schedule 7.06 and those constitute all of the material Permits required to own and operate the Business, the Operating Assets and the Real Estate Properties. The Permits are valid and the Dealership Companies are not and have not been in material default or violation, nor have any of the Sellers received any written notice of any claim of default or violation, or other claim or Proceeding, or threatened Proceeding, with respect to, or relating in any way to any of the Permits.
Section 7.07    Notices from Manufacturer. Except as set forth on Schedule 7.07, none of the Sellers have (i) received any written notification from any Manufacturer or (ii) been made aware by any Manufacturer, that it (a) wishes to move or close any Dealership or otherwise change or terminate its relationship with any Dealership Company, (b) has taken action with respect to the award of a new franchise in a market area assigned to the applicable Dealership, (c) has protested any action by any Dealership Company, (d) has designated any Dealership as having any “delete point status” or similar status, (e) is considering or pursuing adding an open point in the County where each Dealership operates or the surrounding area, or a competing market of such Dealership, or (f) intends to conduct any market studies or analyses that relate to any strategic plans of the Manufacturer relating to or affecting the Manufacturer’s market representation in the County where each Dealership operates or surrounding area; it being understood that “surrounding area” means the area comprising a 25 mile radius around each Dealership. Except as set forth on Schedule 7.07, to the Sellers’ Knowledge each Dealership Company is in good standing under its dealer agreement with the respective Manufacturer, including material compliance with any and all facility guides and image programs currently in effect. The Sellers have made available to the Buyer true and complete copies of any documentation, including letters, notices, dealer agreements (including additional provisions), correspondence, market studies, analyses, reports or proposals (whether in written or electronic form) that relates to any strategic plans of the Manufacturer relating to or affecting Manufacturer’s market representation in the County where each Dealership operates or the surrounding area, including by way of example and not limitation, (i) matters relating to the award of a new franchise for a dealership (or relocation of an existing dealership) that could materially impact any of the Dealerships, sales efficiency, customer satisfaction, sales incentives, distribution, marketing, warranty work and reimbursement policies, facilities (including image requirements) or (ii) any other documentation relating to plans or proposals materially affecting or relating to any Dealership’s or any Manufacturer’s market representation in the County where each Dealership operates or the surrounding area, including transfer restrictions relating to the ownership of certain brands of a Manufacturer in contiguous markets.
Section 7.08    Legal Matters. Except as set forth on Schedule 7.08, (i) there have not been in the last three years, any material Proceedings, or (ii) there are no pending or, to the Sellers’ Knowledge, threatened Proceedings against any Seller, the Real Estate Properties, the Business or the Operating Assets. Except as set forth on Schedule 7.08, there are no Orders which bind or affect any Seller, the Real Estate Properties, the Business, or the Operating Assets. No Seller is subject to any settlement, conciliation or similar agreement under which any such Seller is, or will be, subject to any Liability to a Governmental Authority or any other Person after the Closing Date.
Section 7.09    Employees. No Real Estate Companies have any employees. The Dealership Companies have paid all wages, salary and bonuses due to the employees of the Dealership Companies (each an “Employee” and collectively, the “Employees”) through the end of the most recent pay period on or before the Signing Date, and will have paid all such wages, salary and bonuses due through the Closing

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Date (including any accrued bonuses, vacation and sick leave obligations). No Employee is a member of or represented by any labor union or other collective bargaining representative in connection with his or her employment. No Dealership Company has been asked to negotiate, and no Dealership Company has negotiated, any collective bargaining agreement or other contract with a union, work council or labor organization. There is not now, and there has not been prior to the Signing Date, any actual or threatened labor dispute, strike or work stoppage which affects or may affect the Business or which may interfere with the continued operation of the Dealership. To the Sellers’ Knowledge, no executive or key Employee or group of Employees has any plans to terminate his, her or their employment with or by any Dealership Company as a result of the Contemplated Transactions or otherwise. The Sellers represent for themselves and their Affiliates that they have taken no action which would interfere with any employment by the Buyer of any Employee who is not a Retained Employee. The Dealership Companies have been, for the last three years, in compliance with the WARN Act. There have been no “mass layoffs” or “plant closings” or other action on the part of any Dealership Company triggering any obligations under the WARN Act within 90 days prior to the Signing Date. Schedule 7.09(a) sets forth a list of all “employment losses” as defined under the WARN Act that occurred within the past 90 days.
Section 7.10    Employee Benefit Matters.
(a)    Schedule 7.10(a) contains a true and complete list of all material Benefit Plans.
(b)    All the Benefit Plans, and their related trusts and insurance contracts, comply in all material respects with, and have been administered and maintained in all material respects in compliance with, their terms, all Applicable Laws and Contracts of the Dealership Companies, and all amounts owed by the Dealership Companies under the terms of any Benefit Plan through the Signing Date and as of the Closing Date have been paid in full. Each employee pension benefit plan (as defined in section 3(2) of ERISA) that is, or was, intended to comply with the requirements of Code Section 401(a) has received a favorable determination, opinion, or advisory letter from the Internal Revenue Service, and to the Sellers’ Knowledge nothing has occurred since the date of any such determination, opinion, or advisory letter that could reasonably be expected to give the Internal Revenue Service grounds to revoke any such determination, opinion or advisory letter. No Dealership Company, nor any administrator or fiduciary of any such Benefit Plan (or agent of any of the foregoing), has engaged in any transactions or acted or failed to act in any manner that may subject the Operating Assets to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA and/or the Code. There are no unresolved claims, disputes or Liabilities under the terms of, or in connection with, the Benefit Plans, and no Proceeding, legal or otherwise, has been commenced or threatened with respect to any claim other than processing of claims in the ordinary course of business, in any case that could reasonably be expected to result in material liability to the Buyer. There are no audits, inquiries or Proceedings pending or threatened by the Internal Revenue Service, Department of Labor, or other Governmental Authority with respect to any Benefit Plan that would reasonably be expected to result in material Liability to the Buyer.
(c)    The Dealership Companies have made available to the Buyer, with respect to each Benefit Plan, true, correct and complete copies, as applicable, of: (i) the current Benefit Plan document (with any amendments) of a written Benefit Plan; (ii) a summary of the material terms of any unwritten Benefit Plans; and (iii) the most recent Internal Revenue Service determination, advisory or opinion letter for any qualified employee pension benefit plan (as defined in Section 3(2) of ERISA).
(d)    None of the Dealership Companies, or any Controlled Group member sponsors, maintains, participates in, contributes to or is required to contribute to, or has, in the six years preceding

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the Signing Date or Closing Date, as applicable, sponsored, maintained, participated in or contributed to, or had any Liability (including any potential withdrawal liability) with respect to (i) any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), or (ii) a plan subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, in each case that would result in Liability of the Buyer after the Closing. No Dealership Company has suffered a 70% decline in “contribution base units,” within the meaning of ERISA Section 4205(b)(1)(A), in any plan year beginning after 1979.
(e)    The assets attributable to each Benefit Plan are not, and, to the Sellers’ Knowledge, no Dealership Company expects them to become, subject to a Lien imposed under ERISA Section 4068.
(f)    No Dealership Company has incurred any Liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor, any other Governmental Authority, or any Multiemployer Plan with respect to any Benefit Plan currently or previously maintained by members of the “controlled group of corporations” as described in Sections 414(b), (c), or (m) of the Code that includes any Dealership Company (the “Controlled Group”) that has not been satisfied in full, and to the Sellers’ Knowledge, no condition exists that presents a risk to any Dealership Company or any other member of the Controlled Group of incurring such a Liability.
(g)    Each Dealership Company has at all times complied, and currently complies, in all material respects with the applicable requirements for their welfare benefit plans set forth in the Code, ERISA, and applicable state statutes, including, without limitation, (1) COBRA, and (2) any applicable state statutes mandating health insurance continuation coverage for small employers, which are hereinafter referred to as “State Mini-COBRA.” Other than the continuation coverage requirements of COBRA or State Mini-COBRA, no Dealership Company has Liability for welfare benefits (including, without limitation, death or medical benefits) to any current or former Employees or their dependents following termination of employment or retirement under any Benefit Plan.
(h)    Except as set forth on Schedule 7.10(h), neither the execution, delivery and performance of this Agreement and the Purchase Documents, nor the consummation of the Contemplated Transactions (alone or together with any other event, which, standing alone, would not by itself trigger such entitlement or acceleration) (i) will result in any increase in the amount of any compensation, or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee (or former employee of any Dealership Company) or any dependent or beneficiary of any Employee (or former employee of any Dealership Company); (ii) give rise to any rights of any Employee, or any dependent or beneficiary of any Employee under any Benefit Plan; (iii) obligate any Dealership Company to pay any separation, severance, termination or similar benefit to any Employee; or (iv) result in the payment of any amount, the provision of any benefit or entitlement (whether in cash or the vesting of property) that may be deemed an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code with respect to any disqualified individual of the Sellers or any Dealership Company, within the meaning of Section 280G of the Code. Upon the consummation of the Contemplated Transactions, except as otherwise contemplated by Section 11.05, the Buyer will not incur, be subject to or be required to recognize any Liability relating or with respect to or arising out of any Benefit Plan.

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Section 7.11    Dealership Property.
(a)    The Dealership Companies do not own any real property. The Real Estate Companies own fee simple title to the Dealership Properties, which, at the time of the Closing, will be free and clear of all Liens except for the Permitted Exceptions. The Dealership Properties, subject to Leases to Third Parties and Related Party Leases, and the real estate and Improvements that are the subject of the Third Party Leases constitute all of the interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to a Company, the Business or the Dealership (collectively, each an individual “Real Estate Property” or collectively “Real Estate Properties”).
(b)    Except as set forth on Schedule 7.11(b-1), to the Sellers’ Knowledge, the Sellers have all easements, rights-of-way, permits and similar authorizations for the use of the Real Estate Properties in the conduct of the Business as presently conducted (the “Easements”). No Seller, nor to the Sellers’ Knowledge any other party thereto, has received written notice of any default of any provision of any Easement or any covenant, restriction or other agreement encumbering any Real Estate Property which remains uncured. The Sellers have not received written notice of any violation of applicable zoning legal requirements for use of the Real Estate Properties for the various purposes for which they are presently being used. Except as set forth on Schedule 7.11(b-2), the Sellers have not received written notice of any Proceedings, or any proposed or threatened Proceedings, to change such zoning classification or land use plan or the conditions applicable thereto. Except as set forth on Schedule 7.11(b-2), to the Sellers’ Knowledge, all of the Dealership Properties and the Material Leased Properties materially comply with all applicable zoning legal requirements and none of the Dealership Properties or the Material Leased Properties are legally non-conforming.
(c)    Except as set forth on Schedule 7.11(c-1), no structural, mechanical, electrical, plumbing, roofing or other major systems of the Improvements or leasehold improvements are in need of material repair or replacement. The Sellers have received no written notice from any insurance company or Governmental Authority of any defect or inadequacy in connection with the Real Estate Properties’ structure or systems. Except as set forth on Schedule 7.11(c-2), the Sellers have not received any written notice of existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain or condemnation proceeding that would result in the taking of all or any part of any facility or would prevent or hinder the continued use of any facility as heretofore used.
(d)    To the Sellers’ Knowledge, no Seller is aware of or has received any written notice of any change pending or contemplated in any Applicable Laws or by any Proceeding, or any natural or artificial condition upon or affecting the Real Estate Properties, which would result in any Material Adverse Effect in the condition of the Real Estate Properties or would prevent, limit, impede or render more costly to the Buyer’s use of the Real Estate Properties for the current use. Except as set forth on Schedule 7.11(d), the Sellers have not received written notice from any insurance company which has issued a policy with respect to any portion of the Real Estate Properties or by any board of fire underwriters (or any other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with.
(e)    There are no unrecorded leases, options to purchase or lease, or rights of first refusal affecting title to any of the Real Estate Properties, except (i) as referenced in Schedule 7.11(e-1) and (ii) in the Third Party Lease or those certain leases, licenses, subleases and occupancy agreements with the Sellers as set forth on Schedule 7.11(e-2) for which the Sellers shall execute and deliver a termination effective as of the Closing (collectively, the “Related Party Leases”). Except for the Third

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Party Leases, Leases to Third Parties and Related Party Leases, and Assumed Contracts, there are no other written or oral leases affecting the Real Estate Properties. Except for the Third Party Leases, Leases to Third Parties, rights reflected in the public records, Related Party Leases, and Assumed Contracts, there are no rights of occupancy relating to the Real Estate Properties, and no Person has any right of possession or occupancy in any part of the Real Estate Properties.
(f)    Except for the Real Estate Properties set forth on Schedule 7.11(f), the Real Estate Properties are in material compliance with the respective, current Manufacturer facility requirements, facility guides and image programs.
(g)    For each Third Party Lease, except as set forth on Schedule 7.11(g-1), to the Sellers’ Knowledge, (i) each Seller party thereto has a legal, valid, binding, and enforceable leasehold interest in the applicable Third Party Lease, (ii) there is no uncured default beyond applicable notice and cure periods under any Third Party Lease by any Seller party thereto or any other party thereto, nor has any Seller party thereto received or delivered written notice of any claim of such default which remains uncured, (iii) no security deposit or portion thereof deposited with respect to any Third Party Lease has been applied in respect of a breach or default thereunder by any Seller party thereto which has not been redeposited in full, (iv) no Seller party thereto owes, or will owe as of the Closing Date, any brokerage commissions or finder’s fees with respect to any Third Party Lease, (v) no Seller party thereto has or shall have as of the Closing Date, subleased, licensed, or otherwise granted any Person the right to use or occupy the Real Estate Properties subject to the Third Party Lease or any portion thereof, and (vi) no Seller party thereto has and no Seller will have as of the Closing Date, collaterally assigned or granted any other security interest in any Third Party Lease or any interest therein. The Sellers have made available to the Buyer true and correct copies of all Third Party Leases and any amendments or assignments thereto, which are identified on Exhibit A-2. With regard to the assignment to the Buyer of each Third Party Lease, except for the consent of the applicable landlord as identified on Schedule 7.11(g-2), the assignment of the Third Party Lease does not require any Consent from the counterparty thereto or any other party.
(h)    For each Lease to Third Parties, except as set forth on Schedule 7.11(h-1), to the Sellers’ Knowledge, (i) each Seller party thereto has a legal, valid, binding, and enforceable interest in the applicable Lease to Third Parties, (ii) there is no uncured default beyond applicable notice and cure periods under any Lease to Third Parties by any Seller party thereto or any other party thereto, nor has any Seller party thereto received or delivered written notice of any claim of such default which remains uncured, (iii) no security deposit or portion thereof deposited with respect to any Lease to Third Parties has been applied in respect of a breach or default thereunder which has not been redeposited in full, (iv) no Seller thereto owes, or will owe as of the Closing Date, any brokerage commissions or finder’s fees with respect to any Lease to Third Parties, and (v) except for Leases to Third Parties and Related Party Leases, no Seller party has leased, subleased, licensed or otherwise granted any Person the right to use or occupy the Real Estate Properties or any portion thereof. The Sellers have made available to the Buyer true and correct copies of all Lease to Third Parties and any amendments or assignments thereto, which are identified on Exhibit A-3. With regard to the assignment to the Buyer of each Lease to Third Parties, except for the consent of the applicable tenants as identified on Schedule 7.11(h-2), the assignment of the Lease to Third Parties does not require any Consent from the counterparty thereto or any other party.
(i)    To Sellers’ Knowledge, except as set forth on Schedule 7.11(i) each Real Estate Property has access to public sewer and is not on a septic system.

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Section 7.12    Personal Property. All of the material personal property leased or owned by the Dealership Companies are in working order and operating condition (normal wear and tear excepted), and is suitable for the purposes for which such property is being used.
Section 7.13    Environmental Matters Except as set forth on Schedule 7.13:
(a)    The Sellers and their Affiliates have complied with and are currently in material compliance with all Environmental Laws pertaining to any properties and assets of each Company, including the Operating Assets and the Real Estate Properties, or to the use or ownership thereof, or to any property presently or previously used in connection with the Business or the Dealerships. No violation of any Environmental Law is being alleged in writing or to the Sellers’ Knowledge threatened, or has at any time during the prior three years been alleged in writing or threatened, relating to the Real Estate Properties or to any other assets of a Company, including the Operating Assets and the Excluded Assets, or to the use or ownership thereof, or to any property presently or previously used in connection with the Business or the Dealerships. To the Sellers’ Knowledge, no condition exists at, on or under the Real Estate Properties that, with the passage of time or the giving of notice, would constitute a material Hazardous Condition or give rise to material Liability under any Environmental Law.
(b)    To the Sellers’ Knowledge, no Company, the Operating Assets, the Real Estate Properties, the Excluded Assets, nor any property presently or previously used in connection with the Business is subject to, and the Sellers have not taken any action that will result in, any material Lien or material Liability arising out of the past or present use, handling, treatment, generation, storage, disposal, Release or threatened Release of any Hazardous Materials on any property presently or previously used in connection with the Business which are in violation of Environmental Laws.
(c)    To the Sellers’ Knowledge, no Company, the Operating Assets, the Excluded Assets, nor the Real Estate Properties is subject to any outstanding order from, or contractual or other obligation with, any third party in respect of which the Sellers or the Buyer are reasonably likely to be required to incur costs arising from the Release or threatened Release of Hazardous Materials.
(d)    To the Sellers’ Knowledge, (i) the Real Estate Properties have never been used as a landfill or a garbage dump, (ii) there are no above ground tanks that are not in compliance with all Environmental Laws, and there are no underground storage tanks (herein referred to as “USTs”), at any of the Real Estate Properties, (iii) the Sellers have not removed or abandoned any USTs at the Real Estate Properties, and (iv) there are no polychlorinated biphenyls (“PCBs”), or friable or damaged asbestos at the Real Estate Properties; nor have the Sellers removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from the Real Estate Properties, nor have any PCBs or damaged or friable asbestos previously existed at any of the Real Estate Properties.
(e)    To the Sellers’ Knowledge, no property adjacent to the Real Estate Properties has a Hazardous Condition in, on or under such property that is reasonably likely to adversely impact any of the Real Estate Properties.
(f)    The Sellers and their Affiliates have made available to the Buyer copies of all material documents, records and information in their possession concerning material noncompliance with or potential material Liability under Environmental Laws relating to the Real Estate Properties, the Business or the Dealerships.

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Section 7.14    Intellectual Property.
(a)    Schedule 7.14(a) sets forth a complete and accurate list of all Purchased IP which is: (i) subject to a registration (including an application for registration, issuance or grant), including domain names and social media accounts, including for each to the extent applicable, the date of registration or application and name of registration body where the registration or application was made, the registration or application number, title, URL, social media handle, and owner(s), and (ii) is a Trademark but is not subject to a registration. All renewal, registration and maintenance filings and fees in respect of the Purchased IP required to be listed in Schedule 7.14(a)(i) (“Purchased Registered IP”) that are due (if applicable) have been made or paid to obtain, maintain, perfect, preserve and renew such Purchased Registered IP, as applicable. To the Sellers’ Knowledge, there are no facts, circumstances or information that would, or would reasonably be expected to, render any Purchased Registered IP invalid or unenforceable and there is no information, material, fact, or circumstance that would render any of the Purchased Registered IP invalid or unenforceable. None of the Purchased IP is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened Proceeding.
(b)    A Seller exclusively owns and possess all right, title and interest in and to all Purchased IP, free and clear of all Liens, and the Dealership Companies have valid, enforceable, and sufficient rights pursuant to an Assumed Contract to all other Intellectual Property used in or necessary for the operation of the Business (the “Licensed IP”, together with the Purchased IP, the “Business IP”). The Business IP constitutes all of the Intellectual Property necessary and sufficient to enable the Dealership Companies to conduct the Business, and there is no other Intellectual Property that is material or necessary to conduct the Business. The Purchased IP is fully transferable, alienable, exploitable, and licensable by the Dealership Companies, in each case without payment of or compensation due to any Person. No Seller is subject to any outstanding or potential order in any jurisdiction that restricts in any manner the use, transfer, licensing, or exploitation of any Business IP. None of the Purchased IP is the subject of any Proceeding except for ex-parte, pre-grant prosecution activities for pending applications of Purchased Registered IP before the applicable Governmental Authority.
(c)    Schedule 7.14(c) sets forth a list of: (A) all Contracts pursuant to which a Seller has granted to any other Person a license, covenant not to sue, immunity from suit, or other similar right under any Purchased IP (“Out-License”) and (B) all third parties who to the Sellers’ Knowledge are using any Purchased IP not pursuant to an Out-License, along with a high-level description of each such third party’s usage of the relevant Purchased IP.
(d)    Neither the Dealership Companies nor the operation of the Business as was conducted or is currently conducted, have been or is currently infringing, misappropriating or violating, the Intellectual Property of any Person nor has or does the operation of the Business constitute unfair competition or deceptive or unfair trade practice. To the Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Purchased IP. No Proceeding against a Person with respect to the alleged infringement, misappropriation or other violation of any Purchased IP is pending or is threatened and no Seller has made any written claim with respect to the alleged infringement, misappropriation or other violation of any Purchased IP against any Person in the last three years. There is no Proceeding pending or threatened against any Seller, and no Seller has received any claim or notice from any Person (i) challenging the ownership, enforceability, exploitation, use, or the validity or effectiveness of any Purchased IP; (ii) alleging that any Dealership Company, or the operation of the Business has infringed, misappropriated or violated, or infringes, misappropriates, or violates, the Intellectual Property of any Person; or (iii) alleging that any Dealership Company, or the operation of the

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Business, requires the use of, or a license or covenant to, any Intellectual Property owned or controlled by any other Person, and there is no basis for any of the foregoing allegations.
(e)    Neither the execution, delivery, or performance of this Agreement or any other ancillary document, nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, impairment of, or change to any right of the Dealership Companies to use, license, or otherwise exploit any Business IP or of the Buyer or its Affiliates to use, license or otherwise exploit any Intellectual Property owned by or licensed to the Buyer or its Affiliates, (ii) the release, disclosure, or delivery of any Business IP, or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Business IP or, or any Intellectual Property owned by or licensed to the Buyer or its Affiliates.
(f)    Each Seller, as applicable, has at all times taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets included within the Business IP and to protect the Trade Secrets of others provided to them in connection with the Business under obligations of confidentiality or non-disclosure. No Seller has disclosed any Trade Secret relating to the Business to any Person except pursuant to a valid confidentiality or non-disclosure agreement obligating any such Person not to disclose any such Trade Secret.
(g)    All information systems used by the Dealership Companies are sufficient for the conduct of the Business as currently conducted and as presently proposed to be conducted. The Dealership Companies use commercially reasonable means to protect the security and integrity of all information systems used by the Dealership Companies. The Dealership Companies have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees for their use in connection with the Business.
(h)    All current and former managers, members, officers, employees, consultants, contractors and agents of each Dealership Company, and any other Person who participated in the creation or contributed to the conception or development of Purchased IP, have assigned to appropriate a Seller, all of such Person’s right, title and interest in and to such Intellectual Property. No Person other than the Sellers owns or claims any rights in (nor has any of them made application for) any Purchased IP.
(i)    Except as set forth on Schedule 7.14(i), to the Sellers’ Knowledge, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of (i) any Personal Information or Company Data held by the Dealership Companies, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that processes Personal Information or Company Data related to the Business and owned or maintained by the Dealership Companies, their subcontractors or vendors, or any other Persons on their behalf (a “Security Breach”) and the Sellers have no reason to reasonably suspect a Security Breach has occurred. The Sellers have during the past three years used commercially reasonable controls, technologies, processes, and practices to detect, identify and remediate Security Breaches.
(j)    The Dealership Companies materially follow their posted Privacy Policies regarding the Processing of Personal Information in connection with the operation of the Business. The Dealership Companies have at all times made all required disclosures to, and obtained any required consents from, users, customers, employees, contractors, Governmental Authorities and other applicable Persons as required by applicable Privacy Laws.

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(k)    The Dealership Companies have at all times maintained in place in connection with the Business commercially reasonable security measures, controls, technologies, policies and safeguards sufficient to comply with applicable Privacy Laws and Contracts and requires the same of all vendors that Process Personal Information and Company Data on its behalf. The Dealership Companies (including its subcontractors) maintain disaster recovery and business continuity plans, procedures and facilities in connection with the Business that are commercially reasonable.
(l)    Except as set forth on Schedule 7.14(l), neither the Sellers nor the Dealership Companies have received any communications from or, to the Sellers’ Knowledge, been the subject of any investigation by, the Federal Trade Commission, a data protection authority, or any other Governmental Authority regarding its acquisition, use, disclosure or other processing of any Personal Information in connection with the Business.
(m)    The Dealership Companies are in compliance with all applicable requirements contained in the Payment Card Industry Data Security Standards, their data privacy policies and terms of use relating to “cardholder data” (as such term is defined in the Payment Card Industry Data Security Standards) with respect to all (if any) such cardholder data that it has Processed (or still may Process), stored or transmitted. The Dealership Companies have engaged in the appropriate Payment Card Industry Data Security Standards audit activities. No Seller or Dealership Company has received notice that it is in non-compliance with any Payment Card Industry Data Security Standards.
Section 7.15    Contracts, etc..
(a)    Except as set forth in Schedule 7.15(a) none of the Third Party Leases, Leases to Third Parties or Contracts set forth on Schedule 2.01(a)(ii) is of the following types:
(i)    other than the Third Party Leases, Related Party Leases, and Leases to Third Parties, is a lease or sublease of real property, or any Contract relating to the purchase or sale of any real property;
(ii)    is a lease or sublease of personal property (including any equipment, furniture, fixtures or other items of personal property) that provides for future payments by a Seller of more than $25,000 per annum;
(iii)    except for the agreements between, respectively, each Seller and the applicable Manufacturer, is a Contract granting any Person a right of first refusal, right of first offer or similar right with respect to any of the Operating Assets;
(iv)    is a Contract which contains an agreement by any Seller party thereto not to compete with the counterparty thereto;
(v)    is a joint venture arrangement;
(vi)    is a Contract requiring a Seller to deal exclusively with any Person;
(vii)    is a Contract between any Seller and any Affiliate of any Seller, other than the Related Party Leases; or
(viii)    is a Contract that is not covered by the other clauses of this Section 7.15(a) that (A) is material to the operation of the Business or the absence of which

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would have a material impact on the operation of the Business, or (B) is not terminable on not more than 90 days’ notice and without payment of any penalty by, or other material consequence to, a Seller.
(b)    Each Seller and, to the Knowledge of the Sellers, each other party thereto, has materially performed the obligations required to be performed by it to date and is not in default or alleged to be in default in any material respect under any and all Contracts which are set forth on Schedule 2.01(a)(ii), and, to the Knowledge of the Sellers, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default, except as set forth on Schedule 7.15(b). A copy of each Contract set forth on Schedule 2.01(a)(ii) (other than those Contracts that are terminable by a Dealership Company with no more than 30 days’ notice for any reason without fee, penalty or other liability) has been made available or will be furnished to the Buyer and represents the true and complete copy of each such document it purports to represent and reflects all amendments, supplements and other modifications thereto made through the Signing Date. To the Knowledge of the Sellers’, the Contracts set forth on Schedule 2.01(a)(ii) are valid, in full force and effect and each is enforceable against the other parties thereon in accordance with their respective terms.
(c)    As of 15 Business Days prior to the Closing, Schedule 5.01(b) sets forth an accurate list of all Work-in-Process, Due Bills and Assumed Purchase Orders.
Section 7.16    Taxes.
(a)    Except as set forth on Schedule 7.16(a), (i) all income and other material Returns required to be filed with respect to a Company or relating to the Business, the Real Estate Properties or the Operating Assets, on or prior to the Closing Date, have (or by the Closing Date will have) been filed, (ii) all such Returns are true and correct in all material respects, (iii) all Taxes (whether or not reflected on such Returns) with respect to a Company relating to the Business, the Real Estate Properties or the Operating Assets that are due have been paid, and (iv) each Company has duly and timely withheld all Taxes required to be withheld by such Company, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.
(b)    Except as set forth on Schedule 7.16(b), (i) no agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to a Company, the Business, the Real Estate Properties or the Operating Assets, which such extension is in effect as of the Closing Date, has been filed or entered into with any Governmental Authority and (ii) the time for filing any Return with respect to such Company, the Business, the Real Estate Properties or the Operating Assets has not been extended to a date later than the Closing Date (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course and consistent with past practice).
(c)    Except as set forth on Schedule 7.16(c), no Taxes with respect to the Business, the Real Estate Properties or the Operating Assets are currently under audit by any Governmental Authority. Except as set forth on Schedule 7.16(c), no Governmental Authority is now asserting or threatening in writing to assert against a Company with respect to the Business, the Real Estate Properties or the Operating Assets any deficiency or claim for Taxes or any adjustment to Taxes.
(d)    No Company is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement (except in each case, an agreement or arrangement entered into in the ordinary course of business and not primarily related to Taxes).

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(e)    Except as described on Schedule 7.16(e), each Dealership Company and the Management Company is, and has been at all times for the past five years and will be through the Closing, a valid S corporation within the meaning of Code Section 1362(a) and for state income tax purposes (except in those states that do not recognize S corporation status). Except as described on Schedule 7.16(e), each Real Estate Company is, and has been at all times for the past five years and will be through the Closing, either a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3 or a partnership with in the meaning of Treasury Regulations Section 301.7701-2 and for state income tax purposes.
Section 7.17    Fixed Assets and Inventories. Except as set forth on Schedule 7.17, the Fixed Assets and inventories of the Dealership Companies are in good working order and operating condition, ordinary wear and tear excepted. The odometer on each of the automobiles included in a Dealership Company’s inventory on the Closing Date will represent the actual mileage that such automobile has been driven unless otherwise disclosed on the odometer disclosure statement accompanying such automobile.
Section 7.18    Insurance. The Sellers have made available to the Buyer complete and correct copies of all insurance policies maintained (at present or any time during the past three years) by or on behalf of a Company or relating to the Business, the Operating Assets or the Real Estate Properties, together with all riders and amendments thereto and a description of all insurance claims made by a Company during the four years preceding the Signing Date. All policies of insurance to which a Company is a party, or an insured or a beneficiary, (a) are valid, outstanding, enforceable and in full force and effect; (b) provide adequate insurance coverage for the Operating Assets, the Real Estate Properties and the Business as currently conducted; and (c) are sufficient for compliance with Applicable Laws and the Contracts. All premiums due under a Company’s insurance policies have been timely paid in full, and each Company has complied in all material respects with the terms and provisions of such policies applicable to it. No notice of termination or, except in the ordinary course of business, premium increase has been received under any of the policies. No Company is subject to any self-insurance arrangement.
Section 7.19    Absence of Certain Business Practices. None of the Sellers, nor to the Sellers’ Knowledge, no officer, employee or agent of any of the Sellers, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder a Company or the Business (or assist any of the Sellers in connection with any actual proposed transaction relating to the Business) (a) which subjected or might reasonably be expected to subject any of the Sellers to any damage or penalty in any Proceeding, (b) which if not given in the past, might have had an adverse effect (financial or otherwise) upon the Business, the Real Estate Properties or the Operating Assets, (c) which if not continued in the future would have an adverse effect (financial or otherwise) upon the Business, the Real Estate Properties or the Operating Assets or might reasonably be expected to subject any of the Sellers to suit or penalty in any Proceeding, (d) for any of the purposes described in Section 162(c) of the Code or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account. Except as set forth on Schedule 7.19, a Company has not conducted transactions as part of the Business pursuant to which it has recourse obligations (limited or otherwise) with respect to consumer financing. Schedule 7.19 lists the discount, incentive or rewards programs provided by the Business, whether or not any Dealership Company will fully perform thereunder prior to the Closing.
Section 7.20    Compliance with Laws. Except as set forth on Schedule 7.20, for the past three years, the Sellers have materially complied, and are currently in material compliance with all Applicable Law (including Environmental Law) applicable to the Business (as conducted currently and in the past), the Operating Assets and the Real Estate Properties, and no Seller has received any written notice alleging

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any failure to comply, and, to the Knowledge of the Sellers, no event has occurred or circumstance exists that would reasonably likely (with or without notice or lapse of time) (a) constitute or result in a violation by a Seller of, or a failure on the part of a Seller to comply with, any Applicable Law or (b) give rise to any obligation on the part of a Seller to undertake, or to bear all or any portion of the costs of, any remedial action.
Section 7.21    Affiliate Transactions. Except as set forth on Schedule 7.21 and the Related Party Leases, no Seller has conducted business, or otherwise entered into a transaction in connection with the Business, with any of its Affiliates, any officer, director, equity holder or employee of a Company or any Affiliate thereof, or any Family Member of Owner, in which any of the foregoing has a significant economic interest or which is a Contract set forth on Schedule 2.01(a)(ii). Each Contract or transaction set forth on Schedule 7.21, has been conducted on terms and conditions that are comparable to those that would be obtained in arm’s length dealings with unrelated third parties.
Section 7.22    Product Liabilities and Warranties. Except as set forth on Schedule 7.22, no Seller has incurred any material Liability as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided by a Company, whether such Liability is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), doctrine of common law (tort, contract or other), Applicable Law or otherwise. No event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such Liability. No Seller has given to any Person any product or service guaranty or warranty, right of return or other indemnity relating to the products manufactured, sold, leased, licensed or delivered, or services performed, by a Company.
Section 7.23    Title to and Sufficiency of the Operating Assets. The Dealership Companies possess, or will possess as of the Closing Date, good and marketable title to the Operating Assets, which will be at the time of the Closing free and clear of all Liens. The Operating Assets and the Dealership Properties, along with the real estate subject to the Third Party Leases and Leases to Third Parties, constitute: (a) all of the assets, tangible and intangible, real or personal, of any nature whatsoever, necessary for the operation of the Business in the manner presently operated by the Sellers, (b) all the assets required by the Manufacturers to operate the Dealerships and (c) all of the assets used by the Sellers in connection with the Business other than the Excluded Assets.
Section 7.24    No Brokers or Finders. Except for the engagement of Stephens Inc. none of the Sellers have incurred (nor will incur) any Liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the Contemplated Transactions. The Buyer will have no obligation or Liability to Stephens Inc. with respect to the Contemplated Transactions and any fees, commission or compensation that such Person may be entitled.
Section 7.25    Construction Documents. Each Construction Document (i) is a legal, valid and binding obligation of the Seller(s), and (ii) is in full force and effect in accordance with its terms. The Seller has not received written notice of any uncured default under any Construction Document by the Seller(s) or any other party thereto beyond applicable notice and cure. With regard to the assignment to the Buyer of each Construction Document, except for the consent of the applicable contractor as identified on Schedule 7.25(a), the assignment of the Construction Documents does not require any consent or approval from the counterparty thereto or any other party. The Sellers have made available to the Buyer true and correct copies of all Construction Documents, and any amendments or assignments thereto, which Construction Documents are identified on Schedule 7.25(b).

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Section 7.26    Timing of Representations and Warranties. The representations, warranties and agreements of the Sellers set forth in this Agreement and the Purchase Documents are made as of the Signing Date and shall be true, correct, complete and accurate on and as of the Closing Date (except to the extent such representations or warranties are expressly made as of another date, in which case as of such other date as if made on such other date).
Section 7.27    No Other Representations and Warranties. Except for the representations and warranties contained in this Article VII (including the related portions of the Disclosure Schedules), no Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Dealerships and the Operating Assets furnished or made available to the Buyer and its Representatives (including any information, documents or material delivered to the Buyer or made available to the Buyer in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Dealerships, or any representation or warranty arising from statute or otherwise in law.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers that:
Section 8.01    Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own its properties and to carry on its business as presently conducted.
Section 8.02    Due Authorization. The Buyer has obtained the approval (and provided evidence of same to the Sellers) of the Buyer’s and its Affiliates’ board of directors (or equivalent) prior to the Signing Date. The execution, delivery and performance of this Agreement and the Purchase Documents, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary actions of the Buyer. This Agreement and the Purchase Documents have been duly executed by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, or (b) by general equitable principles.
Section 8.03    No Brokers or Finders. The Buyer has not incurred and will not incur any Liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the Contemplated Transactions.
Section 8.04    No Conflict. The execution, delivery and performance of this Agreement and the Purchase Documents by the Buyer and the consummation of the Contemplated Transactions do not and will not (with or without notice or lapse of time) conflict with, violate, result in the termination of, or constitute a default under, or give to any other Person any right of termination, payment, acceleration, vesting, cancellation or modification of or under, or accelerate the performance required by or maturity of, (a) any Applicable Law (except for filings and approvals under the HSR Act), (b) the organizational documents of the Buyer, or (c) any Contracts to which it is a party.
Section 8.05    Timing of Representations and Warranties. The representations, warranties and agreements of the Buyer set forth in this Agreement and the Purchase Documents are made as of the Signing Date and shall be true, correct, complete and accurate on and as of the Closing Date (except to

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the extent such representations or warranties are expressly made as of another date, in which case as of such other date as if made on such other date).
Section 8.06    Manufacturer Consent. As of the Signing Date, except as set forth on Schedule 8.06, the Buyer has no reason to believe that it will not receive Consent from any of the Manufacturers.
Section 8.07    Financial Capacity. As of the Effective Time, the Buyer will have available sufficient cash on hand or other sources of immediately available funds to make payments of all amounts required to be paid by it hereunder on and after the Closing Date and to perform all of its obligations under this Agreement.
Section 8.08    Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Business, the Operating Assets and the Real Estate Properties, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in Article VII of this Agreement (including related portions of the Schedules); and (b) neither the Sellers nor any other Person has made any representation or warranty as to the Sellers, the Business, the Operating Assets, the Real Estate Properties or this Agreement, except as expressly set forth in Article VII of this Agreement (including the related portions of the Schedules). Notwithstanding the above, nothing in this Section 8.08 will limit or otherwise affect any of the parties’ obligations with respect to covenants contained in the Agreement.
ARTICLE IX
BUYER’S CONDITIONS PRECEDENT
The obligations of the Buyer to effect the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which the Buyer may waive in writing.
Section 9.01    Representations, Warranties and Performance. The representations and warranties of the Sellers shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or other similar qualifier) on and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations or warranties are expressly made as of another date, in which case as of such other date as if made on such other date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a Material Adverse Effect. The Sellers shall have performed and complied in all material respects with all of their covenants and agreements which are required to be performed or complied with on or prior to the Closing Date.
Section 9.02    Due Diligence. All Material Title/Survey/Zoning Objections and Mandatory Title Cure Matters shall have been cured (which cure may occur in connection with Closing as contemplated herein) or, with respect to Material Title/Survey/Zoning Objections, otherwise resolved in accordance with Section 4.03 of this Agreement.
Section 9.03    Proceedings; Orders; Approvals.
(a)    There shall be no Proceedings or Orders pending that materially and adversely affect the rights of the Buyer to own the Operating Assets and the Real Estate Properties or operate the

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Business, or otherwise have, or would reasonably be expected to have, a material adverse effect on the Contemplated Transactions.
(b)    The Buyer shall have obtained the Consent, in a form and of a content reasonably satisfactory to the Buyer, of the Manufacturers to enter into a dealer agreement for all of the Dealerships with the Buyer; provided, however, that this condition shall not be deemed to be satisfied if one or more Manufacturers’ Consent is conditioned upon a burdensome manufacturer condition imposed on the Buyer as determined by the Buyer in its reasonable discretion. Subject to the following sentence and without limiting the foregoing provisions of this Section 9.03(b), Consents from the Manufacturers must provide that no additional material terms and conditions would be imposed by the respective Manufacturers, including any relocation requirements and any terms or conditions relating to non-market working capital increases, capital expenditures or facility improvements. For the avoidance of doubt (and notwithstanding the foregoing provisions of this Section 9.03(b)), (A) a Manufacturer’s exercise of its right of first refusal shall not be deemed to be a rejection of a Consent and (B) the following shall not be deemed a burdensome condition or otherwise be taken into account in determining whether a burdensome condition has been imposed by any Manufacturer: (i) any requirements that constitute Assumed Construction Obligations; (ii) requirements with respect to the following Dealerships: Lexus Sharon, Lexus Hingham, Honda Burlington, Honda Seekonk and Toyota/Hyundai/Genesis Auburn (the Dealerships specified in this clause (ii), the “Specified Dealerships”); and (iii) with respect to all Dealerships (other than the Specified Dealerships), any other requirements to expend less than $20,000,000 in the aggregate, including any changes, upgrades, reimaging, expansions or similar items in respect of such Dealerships. With respect to the TMNA (as defined in Section 15.10) approval, the Sellers acknowledge the Buyer’s disclosure of, and the Sellers’ receipt of, such Manufacturer related matters set forth on Exhibit D attached hereto. Notwithstanding anything contained in this Agreement to the contrary, the Parties acknowledge and agree that upon the exercise of any right of first refusal by any Manufacturer with respect to any Dealership or Dealership Property, such Dealership or Dealership Property will be excluded from the Contemplated Transactions and the Operations Purchase Price and the Real Estate Purchase Price will be reduced by the amount to be paid by the applicable Manufacturer for such Dealership or Dealership Property.
(c)    All applicable waiting periods under the HSR Act shall have expired or terminated and no Proceeding relating to the HSR Act shall have been instituted and remain pending before any Governmental Authority to restrain, enjoin, prohibit, prevent or otherwise challenge the Contemplated Transactions.
Section 9.04    No Material Adverse Effect. Between the Signing Date and the Closing Date there shall not have been any Material Adverse Effect.
Section 9.05    Voluntary Relinquishment of License. The Dealership Companies, if requested by the Buyer, shall have voluntarily relinquished (or made arrangements to relinquish) its motor vehicle dealer license from the appropriate Governmental Authority as to the Business when and as required by the Commonwealth of Massachusetts and the State of Rhode Island, as applicable, on terms and conditions satisfactory to the Buyer in its reasonable discretion.
Section 9.06    Governmental Approval. The Buyer shall have received all Permits, and other authorizations, consents or approvals of all Governmental Authorities, in connection with Contemplated Transactions necessary or appropriate for the Buyer to consummate the same, including, without limitation all dealer licenses required by the applicable Governmental Authorities.

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Section 9.07    New and Other Vehicle Titles. MSOs for each New Vehicle (other than vehicles-in-transit or recently received vehicles) shall have been duly endorsed by the respective Dealership Company and delivered to the Buyer. The Dealership Companies shall have duly assigned and delivered to the Buyer titles to each Other Vehicle.
Section 9.08    Third Party Leases. For each Third Party Lease, the Sellers shall have obtained, (A) a consent, if required by the applicable Third Party Lease (as evidenced by the applicable landlord being identified on Schedule 7.11(g-2)), from the landlord thereunder and any landlord under a master lease to the Third Party Lease, if applicable (the applicable Third Party Leases requiring consent are identified on Schedule 7.11(g-2)), in form and substance reasonably satisfactory to the Buyer, to the assignment of applicable Seller’s leasehold interest in such Third Party Lease to the Buyer, and (B) if consent is required by the applicable Third Party Lease (as evidenced by the applicable landlord being identified on Schedule 7.11(g-2)), confirmation from the landlord that any option to purchase or right of first refusal in the Third Party Lease is valid and assigned to the Buyer.
Section 9.09    Closing Consents. The Sellers shall have received and delivered to the Buyer each of the Consents set forth on Schedule 9.09, in each case, in form and substance reasonably acceptable to the Buyer (the “Closing Consents”).
Section 9.10    Closing Deliverables. The Sellers shall have delivered all agreements and other instruments required to be delivered by the Sellers under Section 6.02.
Section 9.11    Construction Documents. The Sellers shall have obtained with regard to each Construction Document any necessary approval for the assignment of Construction Documents, and the Sellers have obtained from the general contractor for the Project Improvement Work: (A) an estoppel certificate from the general contractor or applicable party thereunder, confirming all amounts paid or to be paid under each Construction Document, and that there is no event of default thereunder beyond applicable notice and cure periods, and (B) all necessary and required lien releases for all work performed through such date that is 30 days prior to the Closing Date, all in a form and substance reasonably satisfactory to the Buyer and Title Company; provided, however, in the event the applicable Seller is unable to obtain and deliver to the Buyer at the Closing any estoppel certificate under subsection (B), and further provided that the Sellers have used commercially reasonable efforts to obtain such estoppel certificate, the Sellers shall have the right to deliver to the Buyer a Seller estoppel certificate in the same form as and in lieu of such estoppel certificate.
ARTICLE X
SELLERS’ CONDITIONS PRECEDENT
The obligations of the Sellers to effect the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which the Management Company may waive in writing.
Section 10.01    Representations, Warranties and Performance. The representations and warranties of the Buyer shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or other similar qualifier) on and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations or warranties are expressly made as of another date, in which case as of such other date as if made on such other date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a material adverse effect on the Buyer’s ability to consummate the Contemplated Transactions. The Buyer

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shall have performed and complied in all material respects with all of its covenants and agreements which are required to be performed or complied with on or prior to the Closing Date.
Section 10.02    Payment. The Buyer shall have paid (i) the Estimated Operations Purchase Price Closing Payment and (ii) the Estimated Real Estate Purchase Price to the respective Seller via wire transfer. The Buyer shall have deposited the Indemnity Escrow Amount and the Adjustment Escrow Amount with the Escrow Agent.
Section 10.03    Closing Deliverables. The Buyer shall have delivered all agreements and other instruments required to be delivered by the Buyer under Section 6.03.
Section 10.04    Orders; Approvals.
(a)    No Orders preventing the Contemplated Transactions shall be in effect.
(b)    All applicable waiting periods under the HSR Act shall have expired or terminated.
ARTICLE XI
FURTHER COVENANTS
Section 11.01    Information Prior to Closing; Assistance with Financial Statements; Access to Information.
(a)    From the Signing Date to the Closing Date, the Sellers will provide the Buyer and its Representatives reasonable access to, and permit such Persons to review, the Operating Assets and the Real Estate Properties, and shall provide such other information to the Buyer and its Representatives as shall have been reasonably requested by them. The Dealership Companies shall also make the Management Company’s senior management and general managers at each Dealership available to the Buyer and its Representatives for discussions. The Buyer will have reasonable access to the Real Estate Properties and personnel records of the Dealership Companies for the purpose of preparing for and conducting employment interviews with the Employees; provided, that the Buyer provides notice to the Employees that their records are being transferred to the Buyer. The Sellers shall provide the Buyer with copies of all monthly financial statements and other periodic reports provided to the Manufacturers at substantially the same time that such statements and reports are provided to the Manufacturers. The Sellers shall notify the Buyer within ten Business Days in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article IX to be satisfied; provided that any failure to so notify the Buyer will not be taken to into account for purposes of determining whether the condition set forth in Section 9.01 has been satisfied. Notwithstanding the foregoing, the Sellers may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third Person or (ii) information that, if disclosed, would violate an attorney-client or other privilege or would constitute a waiver of rights as to attorney work product or attorney-client privilege. Notwithstanding anything herein to the contrary, in no event shall Buyer be permitted to speak to any customer, vendor, or service provider of any Seller, in each case, absent the prior written consent of the Management Company.
(b)    The Buyer may be required to file certain combined historical financial statements (encompassing the Dealership Companies, Real Estate Companies and the Management Company), including the following combined financial statements in accordance with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) with respect to the

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Contemplated Transactions (the “Required Financial Statements”): (a) the audited combined consolidated balance sheet and audited statement of income, stockholders’ equity, and cash flows for the most recently completed fiscal year that has ended more than 60 days prior to the Closing Date; and (b) the unaudited combined consolidated balance sheets and the related unaudited statements of income, stockholders’ equity and cash flows for the interim period from the date of the most recent such audited balance sheet through the end of the most recent quarterly period that has ended more than 40 days prior to the Closing Date (and in any event including such unaudited balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of the Business for the quarterly period of the prior fiscal year). The Sellers shall deliver, or shall cause its Representatives to deliver, as promptly as practicable following reasonable requests from the Buyer or its Representatives, any and all financial data, work papers, ledgers and other relevant information regarding the Business, if the Sellers still have access to the aforementioned items and have not previously provided the items as part of the acquired Operating Assets, necessary to permit the Buyer and its Representatives to prepare the Required Financial Statements and any pro forma financial statements required under Regulation S-X under the Securities Act. In addition, the Sellers shall, and shall cause its relevant Representatives, employees and consultants to cooperate with the Buyer and its auditor in the preparation of the Required Financial Statements and with regards to responding to any comments from the SEC concerning such Required Financial Statements or pro forma financial statements. To the extent the Buyer competes with any Operating Asset, the Buyer and Sellers will implement reasonable safeguards to ensure that any exchange of information between the Signing Date and the Closing Date pursuant to this Section 11.01 complies with applicable antitrust and competition laws.
(c)    As promptly as practicable, but in no event later than five Business Days following their completion, the Sellers shall deliver to the Buyer the audited combined balance sheets of the Dealership Companies and their Affiliates described therein and the related combined statements of operations and comprehensive income, changes in equity and cash flows for the calendar 2024 (the “2024 Audited Financial Statements”).
(d)    As promptly as practicable, but not later than 30 days following the Signing Date, Sellers shall deliver to Buyer information regarding (i) the dates of registration and expiration, as well as the registered owner for each domain name listed in the Attachment to Schedule 7.14(a)(i) and (ii) any domain names listed in the Attachment to Schedule 7.14(a)(i) that Sellers intend to retain and that will not be transferred to Buyer under the IP Assignment Agreement.
Section 11.02    Financing.

(a)    The Sellers hereby Consent to the limited reasonable use by the Buyer of all of the Businesses’ logos solely in connection with obtaining the Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Sellers, the Dealership Companies, Real Estate Companies or Management Company or any of their Affiliates or the reputation or goodwill of any of the Sellers, the Dealership Companies, Real Estate Companies or Management Company or any of their Affiliates or its or their marks. Prior to the Closing, the Sellers agree, subject to commercially reasonable efforts to provide, and cause their Representatives to use their respective commercially reasonable efforts, at the sole cost and expense of the Buyer, to provide, such reasonably necessary and customary assistance with the Financing as is reasonably requested by the Buyer or its Representatives, which such commercially reasonable efforts shall include:
(i)    participation in a reasonable number of meetings and due diligence sessions with Debt Financing Sources, in each case, upon reasonable advance notice, during

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normal business hours and at mutually agreed times and locations (which, at the Sellers’ option, may be attended via teleconference or virtual meeting platforms);
(ii)    delivery to the Buyer and the Debt Financing Sources as promptly as practicable (and no later than the third Business Day prior to the Closing Date) the Debt Financing Deliverables;
(iii)    furnishing the Buyer and the Debt Financing Sources such financial statements, schedules, other financial data or other information regarding the Dealership Companies, Real Estate Companies and Management Company that are (A) in the possession of the Sellers or reasonably available to the Sellers without undue burden or expense at such time and (B) reasonably requested by the Buyer or the Debt Financing Sources;
(iv)    providing all customary information regarding the Sellers and the Dealership Companies, Real Estate Companies and Management Company required in its preparation of customary rating agency presentations, customary bank information memoranda and similar documents reasonably and customarily required in connection with the Financing, to complete any syndication related to the Financing as promptly as practicable;
(v)    providing access to and all customary information regarding the Real Estate Properties as requested by the Buyer or the Debt Financing Sources as promptly as practicable;
(vi)    assisting the Buyer and the Debt Financing Sources in the preparation of the syndication documents and materials, including bank information memoranda; and marketing materials related to any Financing, in each case, solely with respect to information relating to the Sellers and the Dealership Companies, Real Estate Companies and Management Company;
(vii)    executing and delivering customary authorization and representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders; provided that Buyer shall use commercially reasonable efforts to ensure that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates the Sellers and their Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith;
(viii)    cooperating with the Debt Financing Sources in their efforts to benefit from the existing lending and investment banking relationships of the Sellers and their Affiliates;
(ix)    consult with the Buyer in connection with the negotiation of such definitive financing documents and agreements with respect to the Financing, and such other customary documents as may be reasonably requested by Buyer with respect thereto; and
(x)    assist in borrowing base certificates required in connection with the Financing for borrowings to be made on the Closing Date.
(b)    Notwithstanding anything to the contrary contained in Section 11.02, nothing in Section 11.02(a) shall require any such cooperation to the extent that it would (i) require the Sellers, or any of their respective Representatives, as applicable, to (A) waive or amend any terms of this

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Agreement, (B) take any action that would (or would reasonably be expected to) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any closing condition to fail to be satisfied, (C) agree to pay any commitment or other fees or incur or reimburse any costs or expenses, or incur any Liability or give any indemnities, (D) commit to take any similar action that is not contingent upon the Closing occurring, or (E) adopt or approve resolutions or Consents to authorize the execution of any documents for the Financing other than resolutions or Consents that are executed or delivered, as applicable, by Persons who will continue as officers or managers of the Buyer or its Subsidiaries after the Closing Date, which will become effective immediately prior to the Closing or thereafter, (ii) unreasonably interfere with the ongoing Business or create an unreasonable risk of damage or destruction to any property or assets of the Business, (iii) require the Sellers, or any of their respective Representatives, to take any action that would conflict with or violate any applicable organizational documents of any of the Sellers or any Applicable Law or result in a violation or breach of, or default under, any Contract to which a Seller is a party, providing, or cause to be provided, any information the disclosure of which is prohibited or restricted under Applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any attorney-client privilege, (iv) required the Sellers, or any of their Representatives, to take any action if doing so could reasonably be expected to result in any officer, director or manager, stockholder, member or partner of any Seller or their respective Representatives incurring any personal Liability with respect to any matters relating to the Financing, (v) require the Sellers to enter into any financing or purchase agreement for the Financing, (vi) require the Sellers, or any of their respective Representatives, to deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate in connection with the Financing other than the authorization letter contemplated by Section 11.02(a)(vii), (vii) require the Sellers, or any of their respective Representatives, to execute, deliver, enter into, approve or perform any agreement, commitment, document or instrument, or modification of any agreement, commitment, document or instrument other than (A) the authorization letter contemplated by Section 11.02(a)(vii), (B) as required by the express terms of this Agreement and (C) those agreements, commitments, documents or instruments that are executed or delivered, as applicable, by Persons who will continue as officers or managers of the Buyer or its Subsidiaries after the Closing and are subject to and contingent upon, and would not be effective prior to, the Closing; (viii) require the Sellers, or any of their respective Representatives, to prepare or deliver any financial statements or other financial data other than as expressly required pursuant to this Agreement and such other financial statements, schedules, other financial data or other information regarding the Dealership Companies, Real Estate Companies and Management Company that are (A) in the possession of the Sellers or reasonably available to the Sellers without undue burden or expense at such time and (B) reasonably requested as provided in Section 11.02(a)(iii), it being understood that under no circumstances shall any Seller be required to provide pro forma financial information, projections or other pro forma adjustments, all of which shall be the responsibility of the Buyer; or (ix) require the Sellers, or any of their respective Representatives, to provide or prepare (1) any description of all or any portion of the Financing, including any “capitalization”, “description of notes,” “description of other indebtedness” or “plan of distribution,” any such description to be included in liquidity and capital resources disclosure or other information customarily provided by a lead arranger or an initial purchaser or underwriter, (2) risk factors relating to all or any component of the Financing, (3) any other information required by Rules 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or information required by required by Item 302, 402, 403, 404 or 601 of Regulation S-K under the Securities Act, as such provisions may be subsequently amended or supplemented and any additional related provisions of Regulation S-X or Regulation S-K that may be applicable to the Financing as may be implemented and applicable or any information regarding executive compensation and related person disclosure or XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC- 27444A, (4)

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financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2024, (5) (A) the effects of purchase accounting or any adjustments related thereto for any applicable transaction, or (B) any tax consideration or use of proceeds disclosure, or (6) projections or other forward-looking statements.
(c)    The Buyer shall be solely responsible for the contents (other than historical information of the Dealership Companies, Real Estate Companies and Management Company) and determination of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information. Buyer shall use commercially reasonable efforts to ensure that any offering materials, presentations, bank information memoranda and other documents prepared by or on behalf of or utilized by the Buyer or the Debt Financing Sources, in connection with the Buyer’s financing activities in connection with the transactions contemplated hereby, which include any information provided by the Sellers or any of their Affiliates or Representatives, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with the Financing, shall include a conspicuous and customary disclaimer to the effect that none of the Sellers or any of their Affiliates or any of their respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor.
(d)    The Buyer shall promptly reimburse the Sellers for any reasonable and documented out-of-pocket expenses and costs (including outside attorneys’ fees and disbursements) incurred in connection with the Sellers’ or their respective Representatives’ obligations under this Section 11.02 (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses that are incurred by, or on behalf of, the Dealership Companies, Real Estate Companies and Management Company in connection with its ordinary course financial reporting requirements or which would have been incurred regardless of any cooperation with the Financing).
(e)    The Buyer shall indemnify and hold harmless the Sellers and their respective Representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines, Tax or expenses (including reasonable and documented out-of-pocket attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, the Sellers’ or their respective Representatives’ obligations under this Section 11.02, the Financing, any information used in connection with the Financing, and any action taken by any of them at the request of the Buyer pursuant to this Section 11.02 or otherwise in accordance with this Section 11.02, except, in each case, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines, Tax or expenses (including outside attorneys’ fees and disbursements) arose from the fraud, gross negligence, bad faith, intentional misrepresentation or willful misconduct by of the Sellers or any of their respective Representatives, as determined in a final, non-appealable judgment of a court of competent jurisdiction.
(f)    The Buyer acknowledges and agrees that (i) the obtaining of the Financing is not a condition to the Closing, and (ii) that none of the Buyer’s respective obligations hereunder are conditioned in any manner upon the Buyer obtaining financing in respect of the Contemplated Transactions.
Section 11.03    Operation of Business. Prior to the Closing, the Sellers shall continue to operate the Business in the ordinary course consistent with past practices. Except as set forth on Schedule 11.03, prior to the Closing, the Sellers shall: (a) not enter into any contract, agreement, or other arrangement

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(including inventory orders, dealer trades and other transactions affecting inventory level and mix) with any Person, other than Contracts in the ordinary course of business, and consistent with past practices and industry standards, and not renew, amend, modify or terminate any of the Assumed Contracts or Assumed Construction Contracts, in each case, without prior consent of the Buyer; (b) maintain in full force and effect all insurance policies currently maintained by each Company; (c) keep the Operating Assets and Improvements in good operating condition and perform all necessary repairs and maintenance thereto; (d) not undertake any dealer trades with others or its Affiliates (directly or indirectly) that are not on commercially reasonable terms and conditions; (e) not take or omit to take any action that would interfere with the Buyer’s employment of any Employee, including conducting any group terminations or otherwise triggering any WARN Act obligations; (f) not conduct a “going out of business,” “clearance sale,” “liquidation sale” or similar sale; and (g) not sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap, encumber (including by the granting of any covenants) or otherwise dispose of, or subject to any Lien, any Purchased IP. The Sellers agree to promptly inform the Buyer of the occurrence of any of the items set forth in this Section 11.03.
Section 11.04    Expenses. Except as set forth in this Section 11.04, Section 2.05(e), Section 6.04, Section 11.02, Section 11.16(b) and subject to Section 14.02, each party shall be responsible for and shall pay all of its respective expenses arising in connection with the negotiation and consummation of the Contemplated Transactions. This Section 11.04 will survive the Closing or termination of this Agreement.
Section 11.05    Further Actions; Antitrust Approvals; Treatment of Employees; Assurances; WARN.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise expressly provided herein, each of the Parties agrees to use commercially reasonably efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable following the Inside Date, the Contemplated Transactions (including, the satisfaction, but not waiver, of the Closing conditions set forth in Article IX and Article X). Each of the Buyer and the Sellers shall use commercially reasonable best efforts to obtain all Permits and Consents of all Governmental Authorities necessary to consummate the Contemplated Transactions.
(b)    In connection with, and without limiting anything contained in Section 11.05(a) to the contrary, the parties each shall (i) file as promptly as practicable with the Federal Trade Commission (“FTC”) and the United States Department of Justice Antitrust Division (“Antitrust Division”) the notification and report form required under the HSR Act (the “HSR Filings”) with respect to the Contemplated Transactions and request early termination of the waiting period with respect to such filings, and (ii) make, as promptly as practicable, all notifications and other filings required under any other applicable Antitrust Laws (such filings together with the HSR Filings, the “Antitrust Filings”). The Antitrust Filings shall be in substantial compliance with the requirements of Applicable Law.
(c)    The Sellers and the Buyer shall promptly inform the other party upon receipt of any substantive communication from the FTC, the Antitrust Division or any other Governmental Authority regarding the Contemplated Transactions. If any Seller or the Buyer (or any of their respective Affiliates or Representatives) receives a request for additional information or documentary material from any such Governmental Authority that is related to the Contemplated Transactions, then such Person will use commercially reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. The Sellers and the

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Buyer agree not to participate, or to permit their Affiliates or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in connection with the Contemplated Transactions (including in connection with the Antitrust Filings) unless such Person first consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate duly represented by its external counsel. The Sellers and the Buyer shall not, without the consent of the other party, enter into any understandings, undertakings or agreements (oral or written) which the Sellers or the Buyer, as the case may be, proposes to make or enter into with the FTC, the Antitrust Division, or any other Governmental Authority in connection with the Contemplated Transactions (including in connection with the Antitrust Filings). In furtherance and not in limitation of the foregoing, each of the Sellers and the Buyer will, unless otherwise agreed in writing, use commercially reasonable best efforts to resolve any objections that may be asserted with respect to the Contemplated Transactions under any Antitrust Law.
(d)    Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 11.05, it is agreed that the Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances; provided, however, that the Buyer shall consult in advance with the Management Company and in good faith take the Management Company’s views into account regarding the overall strategic direction of obtaining antitrust or competition clearance and consult with the Management Company prior to taking any material substantive position in any written submission or, to the extent practicable, discussions with any Governmental Authority.
(e)    Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to (i) propose, negotiate, offer, effect, commit to, or agree to the sale, divestiture, license, or disposition of any of its assets, businesses, or interests (or those of its Affiliates or the Sellers), (ii) agree to any material restrictions on the conduct or operation of its business or that of its Affiliates or the Dealerships post-Closing, (iii) enter into any consent decree, hold-separate agreement, or undertake any legally binding commitments that would require operational or structural changes to its business, or (iv) take any other action to resolve or avoid the initiation of any Proceeding based on Antitrust Laws, beyond, in the case of clause (iv), reasonable efforts to obtain the requisite Consent of any Governmental Authority. The parties shall not, and shall not permit any of their respective Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or investment would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, any Consent or Order of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Contemplated Transactions, or (iii) materially delay the consummation of the Contemplated Transactions.
(f)    Neither the Buyer nor any Seller shall extend any waiting period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions, except with the prior written Consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).
(g)    The Buyer shall (or shall cause its Affiliates to), within a reasonable period of time (but not fewer than five days) prior to the Closing Date make an offer of employment (on an “at will” basis), subject to successful completion of Buyer’s standard hiring processes, including arbitration

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agreement, background check, and drug tests and compliance with the Buyer’s employment policies, to each Employee other than the Retained Employees (such employees who receive an offer, the “Offer Employees”), which offers of employment shall provide for employment with the Buyer or its applicable Affiliate commencing effective as of the Closing Date, subject to the occurrence of the Closing, and shall otherwise satisfy the requirements of Section 11.05(i). Any Offer Employee who has received an offer of employment pursuant to this Section 11.05(g) shall be deemed to have accepted such offer, unless such Employee expressly rejects such offer of employment. Offer Employees who accept (or are deemed to have accepted) an offer of employment with Buyer or one of its Affiliates are referred to herein as “Transferred Employees.” The Sellers shall fully pay and satisfy all outstanding Liabilities of the Dealership Companies for wages, benefits and other compensation with respect to all Transferred Employees, including under any Benefit Plan under the timing and terms it provides, including any accrued vacation and sick leave earned and payable by the Dealership Companies to the Transferred Employees for periods on or prior to the Closing Date related to the Transferred Employees transfer of employment to the Buyer or its Affiliates. Each Transferred Employee will cease to be employed by the Seller or the applicable Dealership Companies and their respective Affiliates no later than immediately prior to the Closing, and the Seller or applicable Dealership Company shall be responsible for, and shall indemnify the Buyer and its respective Affiliates against, any and all damages and Liabilities associated with the cessation of employment of any such Transferred Employees, as applicable, whether incurred prior to, on or after the Closing Date (other than with respect to employment at the Buyer or its Affiliates), including any employment-related legal claims brought by, and any severance benefits provided to, such Transferred Employees. Sellers shall be exclusively responsible for any Liability under the WARN Act triggered by actions taken or not taken by any Seller on or prior to the Closing Date. Assuming that the representations and warranties set forth in Section 7.09 are accurate in all respects as of the Closing, the Buyer shall be exclusively responsible for any Liability under the WARN Act for any employment losses of Transferred Employees after the Closing Date.
(h)    From the Signing Date until the Closing Date, the Sellers shall notify the Buyer as soon as reasonably practicable, but in no event later than two Business Days, after learning that any “General Manager” or management-level employee intends to terminate his or her employment with any Dealership Company.
(i)    For a period of 12 months following the Closing Date, or if earlier, the date of the Transferred Employee’s termination of employment with the Buyer or its Affiliates, the Buyer shall provide, or shall cause its Affiliates to provide, each Transferred Employee with annual base salary, wage level or commission structure, as applicable, annual target bonus opportunities (excluding equity-based compensation) that, in each element, are substantially similar, to that provided to such Transferred Employee by the Dealership Companies as of immediately prior to Closing (excluding any equity incentive awards and transaction bonuses) and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially similar to the employee benefits (excluding any retiree health or defined benefit retirement benefits) provided to such Transferred Employee by the Dealership Companies as of immediately prior to Closing (excluding any equity incentive awards and transaction bonuses). Notwithstanding the foregoing, any Management Company employee who becomes a Transferred Employee shall be entitled to receive a bonus for 2025 no less than such employee received with respect to 2024, provided that the employee remains employed through December 31, 2025.
(j)    As soon as administratively practicable after the Closing, the Sellers shall take all actions necessary to permit Transferred Employees to elect direct rollovers (described in Section 402(c) of the Code) of the Transferred Employees’ account balances (including any outstanding loans) under the

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Benefit Plans that are defined contribution plans qualified under Section 401(a) of the Code to a defined contribution plan or plans sponsored by the Buyer or its Affiliates and qualified under Section 401(a) of the Code.
(k)    At all times before the Closing Date, the Sellers shall be solely responsible for complying with all applicable requirements of COBRA and State Mini-COBRA, including all applicable employee notice requirements, with respect to all employees and their beneficiaries who lose health benefits coverage through the day prior to the Closing and the Buyer shall be solely responsible for complying with all applicable requirements of the COBRA and State Mini-COBRA, including all applicable employee notice requirements, with respect to all employees and their beneficiaries who lose health benefits coverage on the Closing and later as a result of the transactions contemplated by this Agreement or who is an “M&A Qualified Beneficiary” (as defined under COBRA and any similar person as defined under state continuation law) with respect to the Dealership Companies, including all Transferred Employees. The Sellers shall not be subject to or suffer any Damage or Liability directly or indirectly resulting from any failure of the Buyer (or any entity controlled by the Buyer to comply with all applicable requirements of the Code or ERISA (including COBRA or State Mini-COBRA)).
(l)    Coverage for all Transferred Employees and their respective dependents under the Benefit Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Sellers’ Welfare Plans”) shall cease to be effective as of the Closing Date unless otherwise provided under the applicable plans. The plans sponsored by the Buyer or its Affiliates that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Buyer’s Welfare Plans”) shall provide coverage and benefits for all Transferred Employees and their respective eligible spouses and dependents effective as of the Closing Date. The Buyer and its Affiliates and the Buyer’s Welfare Plans shall be liable for all claims of any eligible Transferred Employees and their respective eligible spouses and dependents on or after the Closing Date. The Seller shall retain responsibility and liability for all claims of the Transferred Employees incurred before the Closing Date that are otherwise eligible for coverage or covered under the terms of the Sellers’ Welfare Plans. For purposes of this Section 11.05(j), a claim shall be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that the service was rendered or the supply was purchased (for purposes of health care programs).
(m)    Except as expressly provided herein, nothing contained in this Section 11.05 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any Employee or any other Person, (ii) be considered or deemed an establishment or amendment or termination of any Benefit Plan, any Buyer benefit plan or any other benefit or compensation plan, program, agreement, policy or arrangement, (iii) guarantee continued employment or service or any particular term or condition of employment or service for any Person or limit the ability of the Buyer or any of its Affiliates to terminate the employment or service of any Person at any time and for any or no reason, or (iv) limit the ability of the Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement after the applicable Closing.
(n)    From and after the Closing, the Sellers shall promptly assign to the Buyer any MSOs not in their possession relating to vehicles-in-transit as of the Closing or vehicles received prior to the Closing.
Section 11.06    Exclusivity. Until (i) the Closing or (ii) the termination of this Agreement in accordance with Section 14.01, the Sellers shall not, directly or indirectly, solicit, initiate, or knowingly encourage any inquiries or proposals from (nor enter into any agreements with), discuss or negotiate with,

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provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any Person (other than the Buyer and its Representatives) relating to any direct or indirect acquisition or purchase of a Company, the Operating Assets, the Real Estate Properties or the Business or any portion of a Company, the Operating Assets, the Real Estate Properties or the Business (in each case other than the sale of vehicles, parts, accessories and other items in the ordinary course of business consistent with past practice), whether through an asset sale, a stock sale, a merger, a consolidation, or any other form of transaction (a “Competing Transaction”). The Sellers shall promptly (and in any event within two Business Days) notify the Buyer of any contact, discussion, negotiation, request for information, proposal or inquiry relating to a Competing Transaction which is received by the Sellers or their Representatives, the terms and conditions of such proposal, and the identity of the Person making such proposal. In the event of a breach of this Section 11.06, the Buyer shall be entitled to seek an injunction to prevent breaches of this provision and to enforce specifically the terms and provisions of this Section 11.06 in addition to any other remedy to which they are entitled at law or in equity.
Section 11.07    Confidentiality.
(a)    The Buyer and the Sellers will maintain in confidence and will cause their managers, directors, officers, employees, agents and advisors to maintain in confidence (i) any written information obtained in confidence from any other party in connection with this Agreement or the Contemplated Transactions, or (ii) any information concerning the Contemplated Transactions; provided, however, that the Buyer and the Sellers may disclose the foregoing (w) to their respective managers, directors, officers, employees, agents and advisors as such may be necessary to effectuate the Contemplated Transactions, (x) in such a manner as may be reasonably necessary or appropriate to effect any filing or obtaining of any consent necessary to consummate the Contemplated Transactions, (y) as is necessary for the Buyer to secure financing for the Contemplated Transactions, provided that the recipients thereof are subject to appropriate confidentiality restrictions, or (z) as is necessary for any such party to enforce its rights under this Agreement; provided, further, that the obligation of confidentiality set forth in this Section 11.07(a) shall not apply to (1) information which at the time of disclosure is in the public domain, (2) information which after disclosure becomes generally available to the public by publication or otherwise through no fault of the non-disclosing party, (3) information which was available to the non-disclosing party on a non-confidential basis prior to its disclosure, (4) information independently developed by the non-disclosing party without the use of such information, (5) information which is or was made available by the disclosing party to a third party without similar restrictions, or (6) information which is required to be disclosed by an Order applicable to or binding on such party.
(b)    Either party may furnish such information as is requested in connection with a subpoena, deposition, request for documents, civil investigation demand or similar process only after (i) promptly notifying the other party of the request, (ii) consulting with the other party on the advisability of taking steps to resist or narrow such request, and (iii) assisting the other party (at the other party’s expense) in seeking a protective Order or a then appropriate remedy, in each case to the extent permissible under Applicable Laws. In the event that a protective Order or other remedy is not obtained, or the other party waives compliance, the party may disclose only that portion of the information which such party’s legal counsel advises that it is legally bound to disclose. Except as otherwise required by Applicable Law or the rules of any securities exchange, any public announcement or any similar publicity with respect to this Agreement or the Contemplated Transactions (including press releases) will be issued, if at all, at such time and in such manner as the Buyer and the Sellers jointly agree.

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(c)    From and after the Closing, the provisions of this Section 11.07 shall not apply to or restrict in any manner the Buyer’s use of such information related to any assets acquired by the Buyer hereunder.
Section 11.08    Approvals and Consents. The Buyer and the Sellers shall coordinate their contact with each Manufacturer in requesting its Consent to the Contemplated Transactions. The Sellers shall initiate obtaining the Consent from each Manufacturer by providing written notification of the Contemplated Transactions to each Manufacturer promptly after execution of this Agreement. The Sellers shall either procure the franchise approval application from the Manufacturers, or direct the Manufacturers to dispatch said application directly to the Buyer.
Section 11.09    Non-Competition; Non-Solicitation.
(a)    As a material inducement to the Buyer’s execution, delivery and performance of this Agreement and the consummation of the Transactions during the period commencing on the Closing Date and ending five years after the Closing Date, and subject to the terms and conditions of the Trademark Assignment, Consent and License Back Agreement, the Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, alone or as a lender, investor, landlord, partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor, stockholder or otherwise of any company or business, own, operate or invest in any Restricted Business, excluding the MB Boston Dealership, anywhere within a 75 mile radius of any of the Dealerships.
(b)    As a material inducement to the Buyer’s execution, delivery and performance of this Agreement and the consummation of the Transactions, during the period commencing on the Closing Date and ending three years after the Closing Date, Owner and Management Company shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, whether through one or more agents or other Persons (including any individual identified on Schedule 11.09(b)) or otherwise, hire or solicit or encourage to leave their employment or engagement, any individual who is employed or was employed during the one year period prior to such employment, solicitation, or encouragement as an officer or employee of a Seller (other than any individual who is an employee of the MB Boston Dealership as of the Signing Date) or by the Buyer or its Affiliate, except that nothing herein will restrict Owner or Management Company or any such Person from soliciting any individual pursuant to a general solicitation which is not directed specifically to any such employees, as long as such individual is not hired as a result of such solicitation; provided, however, nothing in this Section 11.09(b) shall prevent Owner or Management Company or any of their respective Affiliates from hiring (i) any individual listed on Schedule 11.09(b) or (ii) any such employee terminated by the Buyer or any of its Affiliates.
(c)    As a material inducement to the Owner’s execution, delivery and performance of this Agreement and the consummation of the Transactions, during the period commencing on the Closing Date and ending three years after the Closing Date, the Buyer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, hire or solicit or encourage to leave the MB Boston Dealership’s employment, any individual who is employed or was employed during the one year period prior to such employment, solicitation, or encouragement as an officer or employee of the MB Boston Dealership, except that nothing herein will restrict the Buyer or any of its Subsidiaries from soliciting any individual pursuant to a general solicitation which is not directed specifically to any such employees, as long as such individual is not hired as a result of such solicitation; provided, however, nothing in this Section 11.09(c) shall prevent the Buyer or any of its Affiliates from hiring any such employee terminated by the MB Boston Dealership.

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(d)    Owner, Management Company and the Buyer acknowledge that the restrictions contained in this Section 11.09 are reasonable and necessary to protect the legitimate interests of Owner, Management Company, or the Buyer, as applicable and that any violation of this Section 11.09 will result in irreparable injury to Owner, Management Company, or the Buyer, as applicable, and that money damages would not provide an adequate remedy to the Owner, Management Company, or the Buyer, as applicable, and, therefore, Owner, Management Company, or the Buyer, as applicable shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation against Owner, Management Company, or the Buyer, as applicable, which rights shall be cumulative and in addition to any other rights or remedies to which Owner or Management Company may be entitled against the Buyer or the Buyer may be entitled against Owner or Management Company, as applicable. If any portion of the covenants or agreements contained in this Section 11.09 or the application thereof is held to be invalid or unenforceable, then the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. If a Seller violates any of the restrictions set forth in this Section 11.09, the restrictive period shall not run in favor of such Seller from the time of the commencement of such violation(s) and until such time as such violation(s) shall be cured by such Seller to the sole satisfaction of the Buyer.
(e)    Each party agrees that for a period of five years following the Closing Date it shall not, and it shall cause its Affiliates not to, directly or indirectly, make negative comments about or otherwise disparage such other party or any of such party’s officers, directors, managers, employees, shareholders, partners, beneficial owners, controlling persons, members, agents or products, in each case, as it relates to the other parties’ respective business. The foregoing provisions of this Section 11.09(e) will not restrict or impede any party or any of such Person’s Affiliates from (a) exercising its protected legal rights, (b) from taking actions to enforce any rights of such Person under any Contract, agreement, or applicable Law, or (c) providing truthful statements in response to any Governmental Authority, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including depositions in connection with such proceedings).
(f)    From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business (other than the MB Boston Dealership and Excluded Assets), except to the extent Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 11.10    Work-In-Process; Due Bills; Assumed Purchase Orders. The Buyer will perform all obligations accruing and incurred after the Effective Time with respect to “due bills” listed on Schedule 5.01(b) that are Assumed Liabilities (such obligations are the “Due Bills”); provided, however, that the Buyer will receive a credit towards the payment of the Operations Purchase Price for the amount of the actual cost as determined by the Buyer to perform such obligations. If a customer has made a deposit under an Assumed Purchase Order, the Buyer will receive a credit towards the payment of the Operations Purchase Price for an amount equal to any and all such deposits. The Sellers shall provide to the Buyer 15 Business Days prior to the Closing Schedule 5.01(b) reflecting all Work-In-Process, Due Bills and Assumed Purchase Orders as of such date and shall provide the final Schedule 5.01(b) reflecting the Work-In-Process, Due Bills and Assumed Purchase Orders as of Closing no later than five Business Days after the Closing Date.
Section 11.11    Removal of Abandoned Vehicles. Prior to the Closing, the Sellers shall remove from the Real Estate Properties all vehicles that have been abandoned at the Real Estate Properties.
Section 11.12    Relinquishment of License. Unless the Buyer requests that a Dealership Company voluntarily relinquish at or prior to the Closing pursuant to Section 9.05, the Sellers acknowledge and agree that at the end of the interim period provided in the Interim Use Letter, if such letter is in place, the Buyer shall file the applicable affidavit, or other customary documentation, on behalf of the respective Dealership Company to relinquish such Dealership Company’s motor vehicle dealer license that are the subject of such Interim Use Letter and the Sellers shall provide commercially reasonable efforts to cooperate with the Buyer with respect to such filing.
Section 11.13    Run out of Books; Post Closing Seller Computer Access.
(a)    The Buyer will cooperate with Management Company in the maintenance of the Sellers’ accounting records for a period of 120 days or four month-ends, whichever is greater, following the Closing Date, which may be extended by written notice from the Management Company to the Buyer for a period of up to 60 days (the “Run Out Period”). To reasonably ensure the Sellers’ accounting records are accurately stated for the Run Out Period, the Buyer will turn over to the Sellers all payments, mail, invoices, general correspondence, and any other business-related items (“Residual Transactions”) related to the Sellers’ business operations prior to the Closing Date received by the Buyer. The Buyer and the Sellers will also work closely to ensure that all Residual Transactions between the Buyer and the Sellers will be reconciled, reviewed, and settled on a weekly basis for the first month and thereafter on a bi-weekly basis. The Buyer’s obligations under this Section 11.13 shall be a courtesy to the Sellers, and any costs incurred by the Buyer in compliance shall be de minimis in nature, and the Sellers shall not request that the Buyer provide substantial time and effort to the Sellers under this Section 11.13; provided that the Buyer shall provide the Sellers with use of adequate office space and access to the information acquired by the Buyer that is accessible through the DMS and HRIS, along with reasonable access to desktops and printers during the Run Out Period.
(b)    The Sellers agree to deliver to the Buyer on the Closing Date the Books and Records in their “as-is” condition. To the extent the Books and Records are in a digital form, the Buyer and the Sellers acknowledge and understand that the transfer of a copy of a digital form of the Books and Records involves a joint and collaborative effort of the parties along with the Sellers’ DMS (Dealership Management System) and HRIS (Human Resource Information System) vendors and requires the cooperation of the parties and such vendor. The Sellers agree to contact their DMS vendor and arrange for the transfer of a copy of the Books and Records that are in digital form on its DMS to the Buyer on the Closing, through transfer of a copy of the Books and Records to a location of the Buyer’s choice, it being

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contemplated that the Buyer shall have all necessary access to these Books and Records immediately after the Closing. The Sellers shall pay the cost chargeable to the Sellers by their DMS vendor for transfer of the Books and Records.
Section 11.14    Access to Records. Each party covenants and agree to maintain the books and records related to the Dealerships’ pre-closing operations for a period of seven years after the Closing, and that each party shall be provided access to such records at such times as is reasonably requested by the other party. For clarity purposes, for the Sellers this relates to access to the Books and Records that are part of the Operating Assets and Real Estate Properties, and for the Buyer this relates to access to the books and records of the Dealership Companies such as deal jackets that are not part of the acquired Books and Records, if they are not provided to the Buyer.
Section 11.15    Accounts Receivable Cooperation. The Buyer shall pay over to Owner any and all monies received by the Buyer which are attributable to Accounts Receivables. Nothing in this Section 11.15 or elsewhere in this Agreement shall create an obligation for the Buyer to expend effort or other resources to pursue collection of such the Sellers funds.
Section 11.16    Tax Matters.
(a)    Property Taxes. The actual amount of Property Taxes imposed on any Real Estate Properties for the calendar year in which the Closing occurs shall be prorated between (i) the applicable Company for the relevant assets being subject to such Property Taxes, on the one hand, and the Buyer, on the other hand, as of the Effective Time, based on the number of days in the current tax year prior to and including the Closing Date (for which the Sellers will be responsible) and the number of days in the current tax year after the Closing Date (for which the Buyer will be responsible). The proration for Property Taxes, if not known on the Closing Date, shall be based upon the prior year’s Property Taxes but shall be adjusted between the parties when the tax statements for the year during which the Closing occurs are available. The obligations of the parties hereunder shall survive the Closing.
(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, goods and services, registration, excise, property, value added, recording Taxes and other such Taxes and fees (including any penalties, additions to Tax and interest) incurred in connection with the transactions contemplated by this Agreement or any Purchase Documents (“Transfer Taxes”) shall be borne and timely paid by the Buyer when due, and all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be prepared and filed by the party required to file such Tax Returns under applicable Law.
(c)    Cooperation. The Buyer and the Sellers shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns and any audit, litigation or other proceeding with respect to Taxes with respect to the Business, the Dealership Properties or the Operating Assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. For the avoidance of doubt, with respect to Transfer Taxes, cooperation shall include the Sellers (i) joining in the preparation, execution, and filing of any Tax Return or other documentation required by Applicable Law, and (ii) providing reasonably necessary information, including book and fair market value information, in a timely manner. The Sellers shall, upon request of the Buyer, sign such documents and instruments as the Buyer may reasonably request to facilitate Buyer’s efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

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(d)    Allocation of Final Purchase Price. The parties hereto agree that (i) the Operations Purchase Price (including any Assumed Liabilities in connection with the Operation Assets and other amounts, to the extent such liabilities and other amounts should be included in the purchase price for federal income Tax purposes) shall be allocated among the Operating Assets and (ii) the Real Estate Purchase Price (including any Assumed Liabilities in connection with the Dealership Properties and other amounts, to the extent such liabilities and other amounts should be included in the purchase price for federal income Tax purposes) shall be allocated among the Dealership Properties, in each case, in accordance with Sections 2.01 and 3.02(a), and to the extent not specifically addressed in such Sections, in accordance with the methodologies set forth on Schedule 11.16(d), and in a manner consistent with Section 1060 of the Code and the regulations thereunder. Within 60 days after the determination of Final Purchase Price, the Buyer shall deliver to the Sellers a draft schedule (the “Allocation Schedule”) allocating the Final Purchase Price in accordance with this Section 11.16(d) for the Management Company’s review. On or prior to the 30th calendar day after delivery to the Sellers of the Allocation Schedule, the Sellers may deliver to the Buyer a written objection to the Allocation Schedule delivered by the Buyer (an “Allocation Objection”). If the Sellers fail to deliver an Allocation Objection within such 30-day period, then the Allocation Schedule shall be deemed to have been irrevocably accepted by Seller and will be final, conclusive and binding on the parties hereto. If the Sellers deliver an Allocation Objection within such 30-day period, the Buyer and the Sellers shall negotiate in good faith to resolve all matters disputed in the Allocation Objection. If the Buyer and the Sellers are unable to resolve such all such disputes within 30 days following the Buyer’s receipt of the Allocation Objection, any remaining disputed issues shall be submitted to the Accountant for resolution in accordance with the procedures set forth in Section 2.05, which provisions shall apply mutatis mutandis, and consistent with Section 2.01 and 3.02(a), and to the extent not addressed in such Sections, in accordance with the methodologies set forth on Schedule 11.16(d). The parties hereto shall report, act, and file all Returns and information reports consistently with the final Allocation Schedule as finally determined under this Section 11.16(d) (the “Final Allocation Schedule”) and shall not take any position for Tax purposes, including during the course of any audit or other proceeding, that is inconsistent with such Final Allocation Schedule, unless required to do so by Applicable Laws. The parties hereto shall make appropriate adjustments to the Final Allocation Schedule to reflect applicable adjustments made pursuant to this Agreement in accordance with this Section 11.16(d). The parties hereto shall promptly inform one another of any challenge by any Governmental Authority to any Final Allocation Schedule and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.
(e)    Any adjustments pursuant to Section 2.05 of the Agreement shall constitute adjustments to the Operations Purchase Price, for Tax purposes, and be reflected in the Allocation Schedule pursuant to Section 11.16(d) hereof, unless otherwise required by Applicable Laws. Any payments made pursuant to Article XIII shall constitute adjustments to the Operations Purchase Price and the Real Estate Purchase Price, as applicable, for Tax purposes, unless otherwise required by Applicable Laws.
(f)    Sellers shall use commercially reasonable efforts to obtain a Certificate of Good Standing and/or Tax Compliance from the Commonwealth of Massachusetts for each Seller that is subject to corporate income or sales and use taxes in Massachusetts showing that such Seller is in compliance with its tax obligations.
Section 11.17    Gramm-Leach-Bliley Act. The Buyer will comply with the Gramm-Leach-Bliley Act (“GLB Act”) on and after the Closing Date with respect to the Contemplated Transactions and the customer information received from the Sellers, including, if applicable, responsibility for providing any

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notice required, and shall implement and maintain privacy practices consistent with Applicable Law to protect any financial information of the Sellers’ customers transferred by the Sellers to the Buyer. On and after the Closing Date, the Buyer shall bear full responsibility for providing any notice required under the GLB Act with respect to the Contemplated Transactions.
Section 11.18    F&I Product Terminations. The Buyer agrees that it will not, and will cause its Affiliates not to, solicit any customers to replace, substitute, cancel, or sell any finance or insurance (“F&I”) product previously sold to the Sellers’ pre-Closing customers that would result in the Sellers suffering a chargeback or other Liability to a third party F&I product provider, unless (i) the Buyer’s sale of such F&I product is directly in conjunction with the Buyer’s simultaneous acquisition from any such customer(s) of the motor vehicle that was the subject of the Sellers’ origination and sale of the F&I product to such customer or (ii) in connection with a customer initiated request to replace, substitute or cancel such F&I product.
Section 11.19    Owner’s Rights. Following the Closing Date, (a) Owner shall be entitled to purchase up to six vehicles annually at the Buyer’s net cost, including up to two special vehicles per calendar year, provided that no more than one special vehicle may be purchased per Manufacturer and subject to the Buyer receiving a minimum allocation of six special vehicles from the Manufacturer during the applicable calendar year, and (b) upon Owner’s request and at Owner’s sole expense, the Buyer shall take such actions as may be necessary for Owner to continue to participate (directly or indirectly through Buyer) in the Porsche 918 VIP Program.
Section 11.20    Braintree Real Property.
(a)    During the period prior to the Closing, the Sellers shall use commercially reasonable efforts (giving consideration to the parties’ rights and obligations under this Section 11.20) to acquire the Braintree Real Property (as defined below). In connection with Buyer’s obligations under this Section 11.20, the Buyer shall reimburse the Sellers for their reasonable and documented out-of-pocket costs and expenses (including, without limitation, purchase price, deposits, insurance, transfer taxes, fees and commissions, construction costs, carrying costs, and fees of outside legal counsel) incurred in connection with the purchase or arrangement for the purchase of, in each case subject to the terms and conditions materially consistent with the Letter of Intent, dated November 12, 2024, by and among the Seller (or a new or existing affiliate), Campanelli-TriGate Adams Property Owner LLC, and Campanelli Associates Construction Corp (the “Braintree LOI”), the real property located at 2 Adams Place, 19-23 Granite Avenue, Braintree, Massachusetts, and the development or construction of a new car dealership thereon for Honda Boston (such property, the “Braintree Real Property,” and such reimbursable costs and expenses, the “Braintree Costs”). The Buyer shall also assume the Sellers’ obligations under any purchase and sale agreement and construction, architect or consultant contract entered into in connection with the Braintree Real Property that are set forth on Schedule 11.20(a), as updated by the Sellers prior to Closing to include obligations under any purchase and sale agreement and construction, architect or consultant contract entered into in connection with the Braintree Real Property following the Signing Date with the Buyer’s prior written approval (the “Assumed Braintree Obligations”). Notwithstanding the foregoing, if any purchase and sale agreement and construction, architect or consultant contracts related to the Braintree Real Property are not entered into before the Signing Date, then the Buyer shall have the right to review and approve in writing the purchase and sale agreement and any construction, architect or consultant contracts related to the Braintree Real Property prior to the execution of such documents, such approval not to be unreasonably withheld, conditioned, or delayed. The Sellers shall use commercially reasonable efforts to have the purchase and sale agreement for the Braintree Real Property include title, survey, and zoning rights consistent with Article IV, including the timeframes provided

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therein. Additionally, the Sellers shall use commercially reasonable efforts to have the buyer under the purchase and sale agreement for the Braintree Real Property be provided the same environmental review and diligence rights for the Braintree Real Property as provided in this Agreement. Further, any Braintree Costs relating to construction or development on the Braintree Real Property shall be subject to the provisions of Section 3.02 but shall not count against the aggregate maximum amount specified therein.
(b)    For purposes of this Agreement, if the Sellers’ acquisition of the Braintree Real Property is completed prior to the Closing, then the Real Property Purchase Price shall be increased by the amount of the Braintree Costs and the Braintree Real Property shall be deemed to be included in the definition “Dealership Properties” as of the date the applicable Seller acquires title thereto.
(c)    The Sellers shall obtain the Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), before agreeing to any material deviations from the terms and conditions set forth in the Braintree LOI. In the event that the Sellers fail to obtain such written consent prior to agreeing to any such deviation, the Buyer shall have the option to elect, by sending a written notice indicating such election to the Management Company no later than ten (10) Business Days prior to Closing, that the Braintree Real Property will not be conveyed to Buyer, and if the Buyer so elects to exclude the Braintree Real Property, the Buyer’s reimbursement and assumption obligations under this Section 11.20 shall be null and void.
Section 11.21    Seller’s Election to Complete 1031 Exchange. The Buyer acknowledges that the Sellers may elect to complete a tax-deferred exchange or reverse tax-deferred exchange under Section 1031 of the Code with respect all or a portion of the Dealership Properties and, in the event that the Management Company notifies the Buyer in writing prior to the Closing Date of its intention to do so, the Buyer agrees to reasonably cooperate with the applicable Seller in connection with consummating such tax-deferred exchange or reverse tax-deferred exchange (such cooperation to include the acknowledgement of any assignment to a qualified intermediary or exchange accommodation titleholder if the Sellers elect to complete such a tax-deferred exchange or reverse tax-deferred exchange); except that, such tax-deferred exchanges and such cooperation will be at the Sellers’ sole cost and expense and without any cost or expense to the Buyer or any of its Affiliates. The Seller, in electing to complete such a tax-deferred exchange or reverse tax-deferred exchange, shall have the right to substitute, assign, or delegate its rights and duties to one or more entities or Persons who will serve as qualified intermediary or exchange accommodation titleholder.
Section 11.22    Buyer’s Election to Complete 1031 Exchange. The Sellers acknowledge that the Buyer may elect to complete a tax-deferred exchange or reverse tax-deferred exchange under Section 1031 of the Code with respect all or a portion of the Dealership Properties and, in the event that Buyer notifies the Management Company in writing prior to the Closing Date of its intention to do so, the Sellers agree to reasonably cooperate with the Buyer in connection with consummating such tax-deferred exchange or reverse tax-deferred exchange (such cooperation to include the acknowledgement of any assignment to a qualified intermediary or exchange accommodation titleholder if the Buyer elects to complete such a tax-deferred exchange or reverse tax-deferred exchange); except that, such tax-deferred exchanges and such cooperation will be at the Buyer’s sole cost and expense and without any cost or expense to the Sellers or any of their Affiliates. The Buyer, in electing to complete such a tax-deferred exchange or reverse tax-deferred exchange, shall have the right to substitute, assign, or delegate its rights and duties to one or more entities or Persons who will serve as qualified intermediary or exchange accommodation titleholder.

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Section 11.23    Third Party Leases. Prior to the Closing, the Sellers shall use commercially reasonable efforts to obtain for each Material Leased Property (a) an estoppel certificate from the landlord thereunder and any landlord under a master lease to the Third Party Lease, if applicable, in form and substance reasonably satisfactory to the Buyer, which estoppel certificate shall (i) confirm the term, any renewals, rent, security deposit, options to purchase or rights of first refusal, and that, to the landlord’s knowledge, there is no event of default thereunder beyond applicable notice and cure periods, and (ii) certify to the Buyer that a true and correct copy of the Third Party Lease is affixed thereto, and (b) if applicable, a subordination, non-disturbance and attornment agreement from the holder of any lien affecting the fee simple title described in the Third Party Lease, all in form and substance reasonably acceptable to the Buyer.
Section 11.24    Leases to Third Parties. Prior to the Closing, the Sellers shall use commercially reasonable efforts to obtain with regard to each Lease to Third Parties: an estoppel certified from the tenant, subtenant, or other third party thereunder in form and substance reasonably satisfactory to the Buyer, which estoppel certificate shall (a) confirm the term, any renewals, rent, security deposit, payment obligations, and that there is no event of default thereunder beyond applicable notice and cure periods, and (b) certify to the Buyer that a true and correct copy of the Lease to Third Parties is affixed thereto.
Section 11.25    Environmental Matters. The parties shall comply with the covenants set forth on Schedule 11.25.
Section 11.26    MB Boston Dealership.
(a)    Restriction on Sale During the Put Period.
(i)    Except in accordance with the provisions of this Section 11.26, for a period of five years following the Closing Date (the “MB Boston Put Period”), Owner (and any of his Affiliates) shall be prohibited from selling, transferring, assigning, conveying or otherwise disposing of, whether directly or indirectly, to any Person other than the Buyer, all or any portion of the MB Boston Dealership or the material assets used in the operation of the MB Boston Dealership (other than sales of automobiles, parts and other items in its ordinary course of business), including the real property on which the MB Boston Dealership operates (the “MB Boston Real Property”), whether by merger, sale of equity, sale of assets, tender offer or otherwise (each, an “MB Boston Sale”).
(ii)    If Owner desires to pursue an MB Boston Sale during the MB Boston Put Period, Owner shall provide the Buyer with no less than 60 days’ prior written notice of such intent, including all material details of the proposed transaction, and shall offer the Buyer or its designee(s) the exclusive right to enter into such MB Boston Sale on the terms set forth in this Section 11.26. The Buyer shall be obligated to complete such MB Boston Sale, except if, at the time the Buyer receives such written notice from Owner, a material adverse economic circumstance exists that, in the reasonable judgment of the Buyer, would significantly impair the Buyer’s ability to finance or otherwise consummate the transaction on commercially reasonable terms. In such event, Owner may pursue an MB Boston Sale to any other party, provided that the Buyer will have a right of first refusal with respect to such MB Boston Sale on the terms set forth in Section 11.26(c) below.
(iii)    For purposes of this Section 11.26(a), a “material adverse economic circumstance” shall mean a significant downturn in the financial markets, substantial changes in

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interest rates, the unavailability of necessary financing, the outbreak of war or other hostilities directly impacting the United States, an outbreak of COVID-19 or other similar outbreak of an infectious disease, or other unforeseen economic conditions, in each case that would reasonably be expected to materially impact the valuation of the MB Boston Dealership or the feasibility of the transaction.
(b)    Purchase Price Terms for MB Boston Sale. The purchase price for the goodwill of the MB Boston Dealership in connection with any MB Boston Sale to the Buyer shall be an amount equal to a multiple of seven times the trailing 12-month EBITDA of the MB Boston Dealership ending on the last day of the month immediately preceding the consummation of the MB Boston Sale. The purchase price for other assets of the MB Boston Dealership (excluding the MB Boston Real Property) for a MB Boston Sale to Buyer shall be consistent with the valuation principles set forth in Sections 2.01(a) through (j), applied mutatis mutandis. The purchase price for the MB Boston Real Property for a sale to Buyer shall be $58,400,000. Sellers shall have the right to provide an updated appraisal for the MB Boston Real Property obtained as provided in this Section 11.26(b). The Sellers may obtain an updated appraisal from a nationally recognized appraisal firm mutually agreed upon by the parties, and such updated appraised value set forth in such report shall constitute the purchase price for the MB Boston Real Property.
(c)    Right of First Refusal After the Put Period. Upon expiration of the MB Boston Put Period, and for so long as Owner, any of his Affiliates or Person that he, directly or indirectly, owns or controls, retains ownership or control of the MB Boston Dealership or any material assets thereof (the “MB Boston Owner”), the Buyer shall have an irrevocable right of first refusal with respect to any proposed MB Boston Sale (it being understood and agreed that the transfer of the equity in any entity owning the MB Boston Dealership through the estate of the Owner upon his death shall not constitute an MB Boston Sale for these purposes, provided that a subsequent transfer by the recipient of such equity shall be deemed an MB Boston Sale subjection to this provision). The MB Boston Owner shall be required to provide the Buyer with written notice of any bona fide offer received from a third party which Owner desires to accept, along with all material terms and conditions, and the Buyer shall have no less than 60 days from receipt of such notice to elect in writing to exercise its right of first refusal. If the Buyer does not close in accordance with the bona fide offer within six months following Buyer’s election to exercise its right of first refusal, this Section 11.26 shall be null and void.
(d)    Definitive Agreement Requirements. Any MB Boston Sale to Buyer, whether occurring during or after the MB Boston Put Period, and regardless of whether such sale is consummated pursuant to the Buyer’s exercise of its right of first refusal, shall be memorialized in a definitive purchase agreement between the applicable parties. Such agreement shall be in customary form for transactions of similar size and complexity and shall include representations, warranties, covenants, closing conditions, and indemnities from the seller that are substantially similar to those contained in this Agreement, adjusted as appropriate based on the reduced size of the transaction.
(e)    Restriction on Separate Sale of Real Property. For the avoidance of doubt, Owner (and any entity owned or controlled by him) shall be prohibited from selling, transferring, assigning, conveying or otherwise disposing of, whether directly or indirectly, the MB Boston Real Property separately from the other material assets of the MB Boston Dealership.
Section 11.27    Third Party Lease Guaranties. For the Third Party Leases identified on Schedule 11.27, the Buyer shall use commercially reasonable efforts to provide an appropriate replacement guarantor, as required under the applicable Third Party Lease, subject to the terms and conditions of the applicable Third Party Lease, and to the extent the Buyer has not obtained a complete

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release of the applicable existing guarantor thereto, Buyer shall continue to use commercially reasonable efforts following the Closing to obtain a complete release of the applicable existing guarantor and provide an indemnity in favor of such guarantor from any and all loss, cost or expense incurred by such guarantor as a result of any claim made under any such existing guaranty after Closing, effective from Closing until the Buyer obtains a complete release of the applicable existing guarantor. For the avoidance of doubt, Buyer’s obligation to use commercially reasonable efforts does not require Buyer to incur any expense, initiate any Proceeding, or extend any financial accommodation.
ARTICLE XII
RISK OF LOSS
Section 12.01    Sellers to Bear Risk. The risk of loss or damage to the Operating Assets, the Dealership Properties, or the Material Leased Properties by fire, casualty, or otherwise (except condemnation, which is provided for in Section 12.02) prior to the Closing is assumed by the Sellers. If such damage does occur to the Operating Assets, the Dealership Properties, or the Material Leased Properties (such affected Operating Assets or Dealership Properties, the “Damaged Property”), then the Sellers shall repair same and restore the Damaged Property to its former condition at their sole expense, and the Closing Date may be extended up to 60 days to permit time for such repairs. If such damage relates to a Major Casualty and the Sellers are unable to repair such damage, the Sellers shall so notify the Buyer in which event the Buyer may (i) immediately terminate this Agreement upon written notice to the Sellers, and this Agreement shall thereafter be null and void, or (ii) the Buyer may elect to close the Contemplated Transactions, in which case it shall be entitled to the benefit of all insurance proceeds (less any proceeds the Sellers may have used in repairing or restoring the Damaged Property), and the Sellers shall pay to the Buyer any “deductible” amounts under the policy. “Major Casualty” means any damage or destruction to any Operating Asset, Dealership Property, or Material Leased Property that is reasonably expected to (i) cost in excess of $5,000,000 to repair, or (ii) require more than 90 days, measured from the date of the casualty, to repair and restore fully, in each case as reasonably estimated by a reputable contractor selected by the Buyer and reasonably approved by the Management Company.
Section 12.02    Risk of Loss by Condemnation. All risk of condemnation of the Dealership Properties or Material Leased Properties, or any Improvements thereon the Dealership Properties or Material Leased Properties, and the loss therefrom, prior to the Closing is assumed by the Sellers. In the event of a Material Taking of a Dealership Property or Material Leased Property, the Buyer may, at its option, elect to (i) terminate this Agreement upon written notice to the Sellers, and this Agreement shall thereafter be null and void, or (ii) the Buyer may elect to close the Contemplated Transactions on the term and conditions provided in this Section 12.02. A “Material Taking” means a taking or condemnation notice or proceeding, the effect of which, would result or potentially result in (i) ingress and egress to and from the affected Dealership Property or Material Leased Property being impacted in a material and adverse manner, (ii) more than 20% of the land area of a Dealership Property or Material Leased Property being condemned or taken, or (iii) regardless of the percentage of land area being affected, the material impairment of the continued use or operation of such Dealership Property or Material Leased Property for the business conducted thereon (including the ability to comply with Manufacturer requirements or Applicable Laws). If the condemnation or taking is not a Material Taking, or the Buyer has elected to proceed with the Closing despite the Material Taking, then the Buyer will accept such affected Dealership Property or Material Leased Property, and the Sellers shall assign and turn over, and the Buyer shall be entitled to receive and keep, all awards or rights to awards attributable to such condemnation or taking which accrue to or have been paid to a Seller.

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ARTICLE XIII
INDEMNIFICATION
Section 13.01    Sellers’ Indemnification. The Sellers hereby jointly and severally agree to defend, indemnify, and hold the Buyer, its Affiliates and their respective officers, directors, employees, shareholders, members, agents, and their respective successors and permitted assigns (the “Sellers’ Indemnitees”) harmless against any and all Damages incurred or sustained by the Sellers’ Indemnitee arising out, or as a result, of:
(a)    Any breach or inaccuracy of any representation or warranty of a Seller contained in this Agreement or the Purchase Documents;
(b)    Any breach of any covenant or agreement of any Seller contained in this Agreement or the Purchase Documents;
(c)    Any Excluded Liabilities and any other Liabilities (other than the Assumed Liabilities) arising out of or relating to the operation, use or ownership of the Business, the Real Estate Properties and/or the Operating Assets by the Sellers prior to and including the Effective Time or any other pre-Closing action or omission of any Seller; or
(d)    The matters set forth on Schedule 13.01(d) (the “Specified Matters”).
Section 13.02    Buyer’s Indemnification. The Buyer hereby agrees to defend, indemnify, and hold the Sellers, their Affiliates and their respective officers, directors, employees, shareholders, members, agents and their respective successors and assigns (the “Buyer’s Indemnitees”) harmless against any and all Damages incurred or sustained by the Buyer’s Indemnitees as a result of:
(a)    Any breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement or the Purchase Documents;
(b)    Any breach of any covenant or agreement of the Buyer contained in this Agreement or the Purchase Documents; or
(c)    Any Assumed Liabilities (except to the extent that the Buyer is entitled to reimbursement in respect thereof under Section 11.25).
Section 13.03    Third Party Claims.
(a)    A party seeking indemnification pursuant to this Article XIII or otherwise pursuant to this Agreement (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any lawsuit or claim by a third party (a “Claim”) in respect of which indemnity may be sought hereunder; provided that failure to give such notification shall not affect such Indemnified Party’s right to indemnification hereunder and shall not relieve the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is actually prejudiced by such failure. Any notice of a Claim shall state specifically the representations, warranty, covenant or agreement with the alleged basis for the Claim, and the amount of liability asserted against the other Party by reason of the Claim. In the event that a Claim is brought against an Indemnified Party and such Indemnified Party has notified the Indemnifying Party of the commencement thereof pursuant to this Section 13.03, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party; provided, however, that the

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Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if (a) the Claim relates primarily to any criminal Proceeding, indictment, allegation or investigation, (b) the Claim primarily seeks an injunction or equitable relief against the Indemnified Party, (c) the Damages relating to the Claim are reasonably likely to exceed the maximum amount that the Indemnified Party would then be entitled to recover from the Indemnifying Party under the applicable provisions of this Agreement, or (d) the Indemnifying Party is also a party or has an interest in such claim, which interest conflicts with the interests of the Indemnified Party. The Indemnifying Party and the Indemnified Party agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Claim. If the Indemnifying Party elects to assume the defense of a Claim as contemplated hereunder, the Indemnified Party shall have the right to participate in (but not control) the defense of such third party Claim. If the Indemnifying Party assumes the defense of an action, no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the Indemnified Party unless (A) the settlement seeks only monetary relief and all such relief provided is paid or satisfied in full by the Indemnifying Party, (B) the settlement or compromise provides for a full release by the party of the Indemnified Party with respect to the claim(s) being settled and (C) the settlement or compromise does not contain any admission of finding or wrongdoing on behalf of the Indemnified Party or (ii) by the Indemnified Party without the consent of the Indemnifying Party. If the Indemnifying Party does not assume or is not permitted to assume the defense of an action, no settlement or compromise thereof may be effected without the Indemnifying Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(b)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any and all Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.
Section 13.04    Survivability. The Sellers’ representations and warranties, except for the representations and warranties set forth in Section 7.13(a) - (e), shall survive the Closing for a period of 18 months, and any claim for indemnification by the Sellers’ Indemnitees under Section 13.01(a) with respect to a breach of any representation or warranty must be made within such 18 month period, except that a claim made for a breach of any Fundamental Representation or a claim under Section 13.01(a) for fraud, shall survive indefinitely. The Sellers’ representations and warranties set forth in Section 7.13(a) - (e) shall terminate on the Closing Date. The Sellers’ obligations with respect to the Specified Matters shall survive until 30 days after expiration of the applicable statute of limitations relating to the subject matter thereof. Notwithstanding anything to the contrary above, the survival period for any claim for breach of a representation or warranty otherwise limited by this subsection shall be extended automatically to include any time period necessary to resolve such claim if such claim was made before the expiration of the survival period but not resolved prior to its expiration, and any such extension shall apply only as to the claim asserted and not so resolved within such survival period. Liability for such item shall continue until such claim shall have been finally settled, decided or adjudicated. It is the express intent of the parties to modify the applicable statute of limitations with respect to claims relating to a breach of such representations and warranties or to claims for fraud (and the remedies hereunder with respect thereto) to the applicable date provided in this Section 13.04.
Section 13.05    Limitations on Indemnification.
(a)    The Sellers shall not be liable to any of the Sellers’ Indemnitee for indemnification claims under Section 13.01(a) until the sum of all Damages incurred by the Sellers’ Indemnitees in the aggregate exceeds $1,000,000 (the “Indemnification Threshold”), in which case the

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Sellers’ Indemnitees shall be entitled to recover Damages they sustain in excess of the Indemnification Threshold. Notwithstanding the foregoing, the Indemnification Threshold shall not apply to claims for indemnification (i) under Section 13.01(a) with respect to a breach of a Fundamental Representation, (ii) for any Excluded Liability or (iii) based on fraud of a Seller. With respect to any claim as to which the Sellers’ Indemnitees may be entitled to indemnification under Section 13.01(a), the Sellers shall not be liable for any individual or series of related Damages which do not exceed $15,000 (which Damages shall not be counted towards the other limits in this Section 13.05).
(b)    Except with respect to claims for breaches of Fundamental Representations, Excluded Liabilities or fraud, the Sellers’ Indemnitees shall not be entitled to aggregate indemnification pursuant to Section 13.01(a) in excess of $75,000,000 (the “Cap”). Except for Damages arising from fraud of a Seller, the Sellers’ Indemnitees shall not be entitled to aggregate indemnification in excess of the aggregate of the Value of Blue Sky and the Real Estate Purchase Price.
(c)    Notwithstanding anything in this Agreement to the contrary, for purposes of calculating the amount of Damages of any Sellers’ Indemnitee or Buyer’s Indemnitee, each representation and warranty of any Seller or the Buyer, respectively, shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained therein (as if such standard or qualification were deleted from such representation or warranty).
(d)    Payments by the Sellers pursuant to Section 13.01 shall be limited to the amount of any Damages that remains after deducting therefrom any insurance proceeds, indemnity, contribution or other similar payment actually received by the Sellers’ Indemnitees from a third party (in the case of insurance proceeds, net of any deductible amounts, increases in premiums and costs and expenses incurred with respect to pursuing such insurance claims) and of any Tax benefits when and as realized by the Sellers’ Indemnitees, in each case in respect of any such Damages.
(e)    Notwithstanding anything to the contrary in this Agreement, the Sellers’ obligation to indemnify and hold harmless the Sellers’ Indemnitees against Damages arising out of or resulting from the Specified Matters shall be limited to penalties, fines, fees, expenses, judgments and other out-of-pocket costs and expenses.
(f)    No Sellers’ Indemnitees or Buyer’s Indemnitees shall be entitled to recover any amount that was expressly taken into account in the calculation of the Final Purchase Price.
Section 13.06    Payment of Indemnified Obligations. Any undisputed indemnified obligation shall be paid in full within 30 days after receipt of written demand of payment by the Indemnifying Party, and will thereafter bear interest at the “prime rate” of interest (base rate on corporate loans at the nation’s largest banks) quoted in The Wall Street Journal, adjusted on the annual due date of the obligation (the “Prime Rate”).
Section 13.07    Exclusive Remedy. The Parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XIII.

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Section 13.08    Disbursement of Indemnity Escrow Amount.
(a)    On the 12 month anniversary of the Closing Date (or the first Business Day thereafter if such date is not a Business Day), the Buyer and the Management Company shall promptly, but in any event within five Business Days after such date, jointly instruct the Escrow Agent to disburse to Owner an amount equal to one-half of the remaining portion of the Indemnity Escrow Amount (net of any unresolved and/or unpaid Claims pursuant to the terms of this Article XIII)by wire transfer of immediately available funds to the account designated by the Management Company.
(b)    On the 18 month anniversary of the Closing Date (or the first Business Day thereafter if such date is not a Business Day), the Buyer and the Management Company shall promptly, but in any event within five Business Days after such date, jointly instruct the Escrow Agent to disburse to Owner an amount equal to the remaining portion of the Indemnity Escrow Amount (net of any unresolved and/or unpaid Claims pursuant to the terms of this Article XIII) by wire transfer of immediately available funds to the account designated by the Management Company.
ARTICLE XIV
TERMINATION
Section 14.01    Grounds for Termination. This Agreement may not be terminated, except as follows prior to the Closing:
(a)    By the Management Company or the Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before August 1, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 14.01(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the End Date;
(b)    By the Buyer by written notice to the Management Company if there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy, or failure is incapable of being cured by the End Date or, if capable of being so cured, has not been cured by the Sellers by the earlier of (A) the End Date and (B) thirty days after the Management Company’s receipt of written notice of such breach, inaccuracy, or failure from the Buyer; provided that there is not then a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Buyer pursuant this Agreement that would give rise to the failure of any of the conditions specified in Article X;
(c)    By the Management Company by written notice to the Buyer if there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article X and such breach, inaccuracy, or failure is incapable of being cured by the End Date or, if capable of being so cured, has not been cured by the Buyer by the earlier of (A) the End Date and (B) thirty days after the Buyer’s receipt of written notice of such breach, inaccuracy, or failure from the Management Company; provided that there is not then a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by any Seller pursuant this Agreement that would give rise to the failure of any of the conditions specified in Article IX;

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(d)    By the Buyer consistent with Section 4.03 or Article XII;
(e)    By an agreement in writing signed by the Buyer and the Management Company;
(f)    By either the Buyer or the Management Company if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 14.01(f) shall not be available to a party if the issuance of such Order or the taking of such action was principally caused by such party’s failure to comply with its obligations under this Agreement; or
(g)    by the Buyer, if (i) all of the conditions set forth in Article IX and Article X have been satisfied or waived (other than those conditions which, by their terms are to be satisfied or waived at the Closing, but which conditions are capable of being satisfied if the Closing were to occur), (ii) the Buyer has irrevocably notified the Management Company in writing that the Buyer stands ready, willing and able to consummate the Closing, (iii) the Buyer shall have given the Management Company written notice at least three Business Days prior to such termination stating the Buyer’s intention to terminate this Agreement pursuant to this Section 14.01(g), and (iv) the Sellers shall have failed to consummate the Closing by the end of such three (3) Business Day period.
Section 14.02    Effect of Termination.
(a)    The valid termination of this Agreement in accordance with Section 14.01 shall terminate all rights and obligations of the parties hereto, and none of the parties shall have any Liability to any other parties, except that this Section 14.02 (including the obligation to pay the Termination Fee and Recovery Costs (as defined below), if applicable), and Sections 11.04, 11.07, 15.02 through 15.11 and the definitions and rules of construction in Appendix 1, shall survive any such termination.
(b)    If this Agreement is terminated pursuant to Section 14.01(c) or Section 14.01(e), the Buyer shall forfeit all right, title, and interest in and to the Deposit and the Buyer and the Management Company shall instruct the Escrow Agent to deliver the Deposit, together with all accrued interest thereon, to Owner.
(c)    If this Agreement is terminated by the Buyer pursuant to Section 14.01(a), Section 14.01(b), Section 14.01(d), Section 14.01(f), or Section 14.01(g), the Sellers shall forfeit all right, title, and interest in and to the Deposit and the Buyer and the Management Company shall instruct the Escrow Agent to deliver the Deposit, together with all accrued interest thereon, to the Buyer.
(d)    If this Agreement is terminated by (A) the Buyer pursuant to Section 14.01(b) as a result of the Sellers’ material breach or Section 14.01(g) or (B) by the Management Company pursuant to Section 14.01(a) and at such time the Buyer was entitled to terminate this Agreement pursuant to Section 14.01(b) as a result of the Sellers’ material breach or Section 14.01(g), then (A) the Buyer and the Management Company shall instruct the Escrow Agent to deliver the Deposit, together with all accrued interest thereon, to the Buyer and (B) the Owner shall pay to the Buyer an amount equal to $100,000,000 (the “Termination Fee”) without offset or deduction of any kind, within seven Business Days following such termination by wire transfer of immediately available funds to accounts specified by the Buyer in writing to Owner. If the Owner fails to timely pay the Termination Fee when due pursuant to this Section 14.02(d) or instruct the Escrow Agent to deliver the Deposit to the Buyer, then in addition to the Termination Fee, the Owner shall pay, or cause to be paid, to the Buyer the reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred in connection with enforcing its rights

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hereunder, including the payment of the Termination Fee and the release of the Deposit, together with interest on the Termination Fee and the Deposit at the Prime Rate per annum from the date such payment was required to be made through the date such payment is actually received (collectively, the “Recovery Costs”). Solely for purposes of establishing the basis for the amount thereof, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee and the release of the Deposit in the circumstances specified herein is supported by due and sufficient consideration.
(e)    Notwithstanding anything herein to the contrary, each party acknowledges and agrees that, from and after a valid termination of this Agreement in accordance with Section 14.01 and as to which Section 14.02(d) applies, the rights, as applicable, of the Buyer to receive (i) the Deposit, (ii) the Termination Fee and (iii) the Recovery Costs (if any) (collectively, the “Obligations”), if such Obligations are payable and are actually indefeasibly paid in full, shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Applicable Laws or otherwise) of the Buyer and any of its Affiliates against the Sellers arising out of this Agreement. The Buyer further agrees that, if this Agreement is terminated for any reason prior to the Closing, notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability and obligations of the Sellers and their Affiliates, taken as a whole, for breaches or failures to perform under this Agreement or any agreements or instruments entered into in connection herewith shall be limited to an amount equal to the Termination Fee (and, if applicable, the Recovery Costs).
ARTICLE XV
MISCELLANEOUS
Section 15.01    Survival. All covenants and agreements of the parties set forth in this Agreement and the Purchase Documents shall survive the Closing. The representations and warranties in this Agreement and the Purchase Documents shall survive the Closing and consummation of the Contemplated Transactions (subject to the express limitations provided herein). The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
Section 15.02    Entire Agreement; Amendment. This Agreement and the Purchase Documents contain the entire agreement of the parties hereto with respect to the Contemplated Transactions, and nothing which alters, modifies, limits or adds to the terms or conditions of this Agreement or the Purchase Documents shall have any force or effect unless it is in writing and executed by the Buyer and the Sellers. This Agreement may only be amended by a writing signed by the Buyer and the Management Company.
Section 15.03    Assignment; Time is of the Essence. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the Buyer and its respective successors and permitted assigns and with respect to Sellers, Sellers’ heirs, legatees, legal representatives, personal representatives, executors, administrators, permitted successors and assigns. The Sellers shall not assign their rights or obligations under this Agreement in whole or in part without the prior written consent of the Buyer, which consent shall be in the Buyer’s sole discretion; provided, however, no such assignment shall relieve the Sellers of their obligations hereunder. The Buyer may, without the consent of the Sellers, assign its respective rights and obligations under this Agreement in whole or in part to any one or more of its respective Affiliates or any entity that acquires a substantial part of its assets or a successor by merger, consolidation or other corporate restructuring; provided, however, no such assignment shall relieve

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Asbury Automotive Group, L.L.C. of its obligations hereunder. With regard to all dates and time periods set forth in this Agreement, time is of the essence. Should any period of time specified herein end on a Saturday, Sunday, or legal holiday, the period of time shall automatically be extended to 5:00 p.m. of the next full Business Day.
Section 15.04    Notices. All notices, requests, demands, waivers, consents, approvals, payments or other communications which are required by or permitted hereunder shall be in writing and be deemed delivered (a) upon receipt, if by hand delivery, (b) upon transmission, if sent by email with confirmation of receipt provided, that if the communicating party provides notice by email and the receiving party does not confirm receipt, the communicating party shall submit such notice in writing to the receiving party in accordance with either of clause (a) or (b) of this Section 15.04 within two days following the date of such electronic mail’s distribution in order for the email to have been duly given and made under this Section 15.04, or (c) the next day, if sent by overnight mail, addressed as follows:
If to the Buyer, to:

Asbury Automotive Group, Inc.
2905 Premiere Parkway, Suite 300
Duluth, Georgia 30097
Attn: Dean Calloway
E-mail: dcalloway@asburyauto.com

With a required copy (which shall not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attn: Andrew Levine
    Ryan Drzemiecki
E-mail: amlevine@jonesday.com
    rdrzemiecki@jonesday.com

If to the Sellers, to:

Jennings Road Management Corp.
47 Eastern Blvd
Glastonbury, CT 06033
Attn: Jim Duchesneau
E-mail: jduchesneau@herbchambers.com

With a required copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn:    Joseph B. Conahan
E-mail: joseph.conahan@wilmerhale.com

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and

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attn: Andrew P. Alin
E-mail: andrew.alin@wilmerhale.com

Section 15.05    Execution in Counterparts. This Agreement may be executed in any number of counterparts (whether facsimile, as attachments to email or original), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
Section 15.06    Provisions Several. The provisions of this Agreement are independent of and several from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
Section 15.07    Enforcement. Subject to Section 13.07 and Section 14.02, the Sellers, on the one hand, and the Buyer, on the other hand, acknowledge and agree that each party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other party cannot be adequately compensated in all cases by monetary damages alone. Accordingly, subject to Section 13.07 and Section 14.02, in addition to any other right or remedy to which each party may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or their exercise of any other right, power or privilege.
Section 15.08    Prevailing Party. If any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to its costs, its attorney and paralegal fees incurred prior to and at trial or arbitration as determined by the arbitrator or trial court, and if any appeal is taken from such decision, attorney and paralegal fees as determined on appeal and any petition for review.
Section 15.09    Governing Law; Venue. All questions relating to the validity, construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice-of-law rules of this or any other jurisdiction, and without the aid of any rule or custom requiring construction against the draftsman. Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement: (a) expressly and irrevocably consents and submits to the sole and exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware)

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in connection with any such Proceeding; (b) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
Section 15.10    Alternative Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, the parties hereby covenant and agree that if any dispute involves Toyota Motor Sales U.S.A., Inc. (“TMNA”) and arises from or related in any way to the Contemplated Transactions, or the TMNA’s right to approve or reject the same or its right of first refusal with respect thereto, such dispute shall be resolved as set forth in this Section 15.10 and Exhibit E attached hereto. Any such dispute shall be resolved pursuant to the Federal Arbitration Act, 9. U.S.C. §1 et seq., which the parties acknowledge as wholly preemptive of any state law which purports in any way to prohibit, restrict or limit the enforceability of this Section 15.10 or which requires the commencement or pursuit of judicial or administrative proceedings, the parties agree to submit such dispute to the dispute resolution mechanism (which includes binding arbitration) set forth in Exhibit E attached hereto. Such procedure shall be the sole and exclusive procedure and forum for the resolution of any such dispute. Notwithstanding anything to the contrary herein, the parties confirm and agree that nothing in this Agreement or the Exhibits is intended to, nor does it, modify, restrict or amend the terms of that certain framework agreement (“FWA”) by and between Asbury Automotive Group, Inc. (“Asbury”) and TMNA, or modify, restrict or amend the rights of Asbury and TMNA under the FWA, including with respect to the dispute resolution provisions that remain governed by the terms of the FWA.
Section 15.11    JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THIS AGREEMENT OF THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.
Section 15.12    Performance by Sellers. Owner shall cause each other Seller to pay and satisfy in due course all of its obligations under this Agreement that such Seller is obligated to pay and satisfy.
[Signature Page Follows]

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The parties have executed and delivered this Agreement on the date first above written.

SELLERS:

Herb Chambers of Lynnfield, Inc.
Herb Chambers 529 & 533 Winthrop Street, Inc.
Herb Chambers of Warwick, Inc.
Herb Chambers of Chicopee, Inc.
Herb Chambers Washington Street, Inc.
Herb Chambers of Braintree, Inc.
Silver Star, Inc.
Herb Chambers 1172, Inc.
Herb Chambers Route 1, Inc.
Herb Chambers Commonwealth Avenue, Inc.
Herb Chambers Cadillac, Inc.
Herb Chambers 1186, Inc.
Herb Chambers 128, Inc.
Herb Chambers 44, Inc.
Herb Chambers I-95, Inc.
Herb Chambers of Millbury, Inc.
Herb Chambers of Auburn, Inc.
Herb Chambers 1168, Inc.
Dave Dinger Ford, Inc.
Herb Chambers 22 Brighton Ave., Inc.
Herb Chambers of Westborough, Inc.
Herb Chambers Andover Street, Inc.
Herb Chambers Cambridge Street, Inc.
Herb Chambers 62 Cambridge, Inc.
Herb Chambers of Natick, Inc.
Herb Chambers Boston Post Road, Inc.
Herb Chambers of Sudbury, Inc.
Herb Chambers of Burlington, Inc.
Herb Chambers of Wayland, Inc.
Herb Chambers 75 Otis Street, Inc.
Herb Chambers of Millbury II, Inc.
Herb Chambers 395 Broadway, Inc.
Herb Chambers Boston Turnpike, Inc.
Herb Chambers of Brookline, Inc.
Herb Chambers of Norwood, Inc.
Herb Chambers 1188, Inc.

By: /s/ Herbert G. Chambers
Name: Herbert G. Chambers
Title: President & Treasurer
SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

SELLERS (CONTINUED):

Herb Chambers Peabody, LLC
Herb Chambers Holliston, LLC
Herb Chambers MB Sudbury, LLC
Herb Chambers 130 Boston Post Road, LLC
Herb Chambers Medford, LLC
Herb Chambers 83 Boston Post Road, LLC
Herb Chambers 533 Boston Post Road, LLC
Herb Chambers Cambridge Street, LLC
Herb Chambers of Norwood, LLC
Herb Chambers Plank Street, LLC
Herb Chambers of Seekonk, LLC
Herb Chambers of Danvers, LLC
Herb Chambers Latti Farm Road, LLC
Herb Chambers 93 Cambridge Street, LLC
Herb Chambers of Braintree II, LLC
Herb Chambers Derby Street, LLC
Herb Chambers Turnpike Road, LLC
Herb Chambers 312 Turnpike Road, LLC
Herb Chambers Otis Street, LLC
Broadway Lynnfield Properties, LLC
Herb Chambers 400 Mystic, LLC
Herb Chambers 720 Morrissey, LLC
Herb Chambers 90 Andover Street Danvers, LLC
Herb Chambers North Main Street, LLC

By: /s/ Herbert G. Chambers
Name: Herbert G. Chambers
Title: Manager and Member
SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

SELLERS (CONTINUED):

Jennings Road Management Corp.

By: /s/ Herbert G. Chambers
Name: Herbert G. Chambers
Title: President & Treasurer

Avonwood Associates Limited Partnership
Geo Missy Limited Partnership

By: Jennings Road Management Corp., General Partner

/s/ Herbert G. Chambers
Name: Herbert G. Chambers
Title: President & Treasurer

By: Herbert G. Chambers, Limited Partner

/s/ Herbert G. Chambers
Herbert G. Chambers

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

OWNER:

/s/ Herbert G. Chambers
Herbert G. Chambers

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BUYER:

Asbury Automotive Group L.L.C.

By: /s/ David W. Hult
Name: David W. Hult
Title: President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX 1: DEFINITIONS
“2024 Audited Financial Statements” has the meaning set forth in Section 11.01(c).
“Accountant” means an independent, nationally recognized public accounting firm mutually agreed upon by the Buyer and the Management Company.
“Accounts Receivable” has the meaning set forth in Section 2.02.
“Adjustment Escrow Amount” has the meaning set forth in Section 2.03.
“Affiliate” of a Person means a Person that, through one or more intermediaries, controls, is controlled by or is under control with the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to an individual, “Affiliate” shall include, without limitation, (1) the individual’s spouse or domestic partner, parents, children (whether biological, step, or adopted), siblings, and their respective spouses or domestic partners, in each case who share the same household (collectively, “Family Members”); (2) any trust, foundation, or similar entity established for the benefit of the individual or one or more of such Family Members, including any trustee or fiduciary acting in such capacity on behalf of such entity; and (3) the heirs, successors, and assigns of the individual or any Family Member. For the avoidance of doubt, George Chambers is not an Affiliate of any Seller.
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Division” has the meaning set forth in Section 11.05(b).
“Antitrust Filings” has the meaning set forth in Section 11.05(b).
“Antitrust Laws” means the HSR Act and any other applicable competition, merger control, antitrust, or similar Applicable Laws of the United States, states in the United States, and any foreign countries that have jurisdiction over the Contemplated Transactions.
“Annual Financial Statements” has the meaning set forth in Section 7.04.
“Applicable Laws” means all federal, state, local, or foreign statutes, codes, laws, rules, regulations, ordinances or orders of any Governmental Authority (including, all applicable laws, building codes, common law, zoning codes, Environmental Laws, employee safety laws and other statutes, judgments, injunctions, orders, decisions, permits, requirements, guidelines, decrees or consents of or agreements with any Governmental Authority) applicable to the Sellers, the Business, the Operating Assets, the Real Estate Properties, the Benefit Plans or the Employees.
“Asbury” has the meaning set forth in Section 15.10.
“Assumed Braintree Obligations” has the meaning set forth in Section 11.20(a).
“Assumed Construction Document” has the meaning set forth in Section 3.02(b).
“Assumed Contracts” has the meaning set forth in Section 5.01.

APPENDIX 1: DEFINITIONS

“Assumed Liabilities” has the meaning set forth in Section 5.01.
“Assumed Project Obligations” has the meaning set forth in Section 3.02(b).
“Assumed Purchase Orders” means the outstanding customer purchase orders for vehicles ordered but not delivered prior to the Closing Date that are set forth on Schedule 5.01(b) and are on terms and conditions consistent with industry practices and the historical operations of the Dealership Companies.
“Benefit Plans” means any and all written and unwritten (i) employment, pension, retirement, profit-sharing, savings, thrift savings, compensation, deferred compensation, stock purchase, stock option, phantom stock and other equity or equity-based compensation, employee stock ownership, severance, termination, retention, change in control, vacation, educational assistance, bonus and other incentive plan, (ii) medical, vision, dental and other health plan and retiree or post-retirement health and welfare; (iii) life insurance, disability benefit plan or other insurance plan; (iv) every other material employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA whether or not subject to ERISA, (v) every cafeteria plan and flexible spending arrangement; and (vi) every other material employee plan, contract, program, policy, fund, arrangement, agreement or understanding of any kind, whether arrived at through collective bargaining or otherwise, whether for the benefit of one individual or more than one individual and whether formal or informal, in each case (A) currently adopted, maintained by, sponsored in whole or in part by, contributed to, or required to be contributed to by a Dealership Company or a Controlled Group member (including any predecessor to a Dealership Company) for the benefit of any Employee, or any former employees, retirees, directors, and independent contractors of a Dealership Company and spouses, dependents and beneficiaries of any of the foregoing, or (B) with respect to which a Dealership Company has or would reasonably be expected to have Liability.
“Blue Sky” has the meaning set forth in Section 2.01(a).
“Books and Records” means all books and records pertaining to the Operating Assets or the Business, including product manuals, brochures, operating manuals, service manuals, service records, records relating to customer and trade accounts and similar data, whether in electronic, computer, paper or other form.
“Braintree Costs” has the meaning set forth in Section 11.20(a).
“Braintree LOI” has the meaning set forth in Section 11.20(a).
“Braintree Real Property” has the meaning set forth in Section 11.20(a).
“Business” means the operation of New Vehicles, Other Vehicles, automotive, motorcycle and scooter dealerships and collision centers in the New England Area with respect to (a) the sale of New Vehicles, Other Vehicles, vehicle maintenance and repair services, replacement Parts and Accessory sales, extended warranty sales, vehicle financing, automobile dealer management and services, and (b) the operation of three collision centers, in each case, as conducted by or through the Dealership Companies as of the Signing Date.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Fulton County, Georgia or Boston, Massachusetts are authorized or required by Applicable Law to be closed for business.

APPENDIX 1: DEFINITIONS

“Business IP” has the meaning set forth in Section 7.14(b).
“Buyer” means either Asbury Automotive Group, L.L.C. or any Person or Persons to which it assigns, in whole or in part, its rights under this Agreement in accordance with Section 15.03, as the case may be.
“Buyer’s Indemnitees” has the meaning set forth in Section 13.02.
“Buyer’s Notice” has the meaning set forth in Section 4.03.
“Buyer’s Welfare Plans” has the meaning set forth in Section 11.05(j).
“Cap” has the meaning set forth in Section 13.05(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Claim” has the meaning set forth in Section 13.03.
“Closing” has the meaning set forth in Section 6.01.
“Closing Consents” has the meaning set forth in Section 9.09.
“Closing Date” has the meaning set forth in Section 6.01.
“COBRA” means Code Section 4980B (as well as its predecessor provision, Code Section 162(k)) and ERISA Sections 601 through 608, inclusive.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means the Management Company, a Dealership Company or a Real Estate Company, as the case may be, and together they are the “Companies”.
“Company Data” means all customer, employee, vendor or business partner data used, Processed, and/or hosted by or on behalf of the Business, whether provided by the Dealership Companies or any other Person.
“Competing Transaction” has the meaning set forth in Section 11.06.
“Consents” means any waiver, authorization, or approval from, or notification requirement to, any Person.
“Construction Document” means each agreement, contract, commitment or order with respect to the Project Improvement Work, including in each case all amendments, modifications and change orders thereto.
“Construction Document Assignment” has the meaning set forth in Section 6.02(n).
“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Purchase Documents and the consummation of the same.

APPENDIX 1: DEFINITIONS

“Contracts” means any agreement, contract, lease, consensual obligation, promise, commitment or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
“Controlled Group” has the meaning set forth in Section 7.10(f).
“Costs” has the meaning set forth in Section 3.02(a).
“Cure Period” has the meaning set forth in Section 4.03.
“Damages” means any claim, Liability, Tax, loss, diminution of value, damage, assessment, judgment, cost or expense of any kind or character, including costs of investigation, defense and reasonable attorneys’ and paralegals’ fees and costs, whenever incurred (but excluding punitive damages except to the extent paid or payable to an unaffiliated third party in connection with a third party Claim).
“Dealership Company” means Herb Chambers Route 1, Inc., Silver Star, Inc., Herb Chambers 1172, Inc., Herb Chambers Commonwealth Avenue, Inc., Herb Chambers Cadillac, Inc., Herb Chambers 1186, Inc., Herb Chambers 128, Inc., Herb Chambers 44, Inc., Herb Chambers I-95, Inc., Herb Chambers of Millbury, Inc., Herb Chambers of Auburn, Inc., Herb Chambers 1168, Inc., Dave Dinger Ford, Inc., Herb Chambers 22 Brighton Ave., Inc., Herb Chambers of Westborough, Inc., Herb Chambers Andover Street Inc., Herb Chambers Cambridge Street, Inc., Herb Chambers 62 Cambridge, Inc., Herb Chambers of Natick, Inc., Herb Chambers Boston Post Road, Inc., Herb Chambers of Sudbury, Inc., Herb Chambers of Burlington, Inc., Herb Chambers of Wayland, Inc., Herb Chambers 75 Otis Street, Inc., Herb Chambers of Millbury II, Inc., Herb Chambers 395 Broadway, Inc., Herb Chambers Boston Turnpike, Inc., Herb Chambers of Brookline, Inc., Herb Chambers of Norwood, Inc., and Herb Chambers 1188, Inc., as the case may be, and collectively, they are the “Dealership Companies”.
“Dealerships” means the automobile dealerships and related business operations conducted by the Dealership Companies as identified below at the current addresses for those operations:

Dealership Name	Dealership Company	Location
Lexus of Sharon	Herb Chambers Route 1, Inc.	25 Providence Highway and 845 Old Post Road, Sharon, MA
Lexus of Hingham	Herb Chambers Route 1, Inc.	141 Derby Street, Hingham, MA
Flagship Mercedes Benz	Silver Star, Inc.	385 and 379 Broadway, Lynnfield, MA
Flagship Commercial Vans	Silver Star, Inc.	202 Newbury Street, Peabody, MA
Temporary Porsche Boston Location During Comm. Ave. Construction	Herb Chambers Commonwealth Avenue, Inc.	253 North Main Street, Natick, MA and 257 North Main Street, Natick, MA
Mercedes Benz Sudbury - Body Shop	Herb Chambers of Natick, Inc.	60 October Hill Road / 11 Bartzak Drive, Holliston, MA
Mercedes Benz Sudbury	Herb Chambers of Natick, Inc.	141 Boston Post Road, Sudbury, MA
BMW Sudbury	Herb Chambers Boston Post Road, Inc.	128 Boston Post Road, Sudbury, MA

APPENDIX 1: DEFINITIONS

Dealership Name	Dealership Company	Location
BMW CPO Service Center	Herb Chambers 1172, Inc.	60 Mystic Ave., Medford, MA
Jaguar Land Rover Sudbury	Herb Chambers of Sudbury, Inc.	83 Boston Post Road, Sudbury, MA and 105 Boston Post Road, Sudbury, MA
Bentley, Rolls, Lamborghini, Alfa	Herb Chambers of Wayland, Inc.	533 Boston Post Road, Wayland, MA
Cadillac Lynnfield	Herb Chambers 395 Broadway, Inc.	395 and 399 Broadway, Lynnfield, MA and 433 Broadway, Lynnfield, MA
Cadillac Warwick	Herb Chambers Cadillac, Inc.	1511 Bald Hill Road, Warwick, RI
Maserati/Alfa Warwick	Herb Chambers Cadillac, Inc.	1441 Bald Hill Road, Warwick, RI
Porsche Boston	Herb Chambers Commonwealth Avenue, Inc.	1172 Commonwealth Ave, Boston, MA
Porsche Burlington	Herb Chambers 62 Cambridge, Inc.	64 Cambridge Street, Burlington, MA
Lincoln Norwood	Herb Chambers of Norwood, Inc.	1130 Providence Highway, Norwood, MA
Volvo Norwood	Herb Chambers Boston Turnpike, Inc.	1120 Providence Highway, Norwood, MA
Honda Boston	Herb Chambers 1186, Inc.	720 Morrissey Blvd, Boston, MA
Honda Burlington	Herb Chambers 128, Inc.	33 Cambridge Street, Burlington, MA and 3 Plank Street, Billerica, MA
Honda Seekonk	Herb Chambers 44, Inc.	185 Taunton Ave., Seekonk, MA, 189 Taunton Ave., Seekonk, MA and 529-533 Winthrop Street, Rehoboth, MA
Chrysler Jeep Dodge Ram Danvers	Herb Chambers I-95, Inc.	107 Andover Street, Danvers, MA
Chrysler Jeep Dodge Ram Millbury	Herb Chambers of Millbury, Inc.	2 Latti Farm Road, Millbury, MA and 479 Southwest Cutoff and 16 Aurilla Street, Worcester, MA
Maserati/Alfa Millbury	Herb Chambers of Millbury II, Inc.	461 Southwest Cutoff and 16 Aurilla Street, Worcester, MA
Kia Burlington	Herb Chambers of Burlington, Inc.	93 Cambridge Street, Burlington, MA
Toyota Auburn	Herb Chambers of Auburn, Inc.	809 and 805 Washington Street, Auburn, MA, 20 Prospect Street, Auburn, MA and 19, 27, 31 & 33 Appleton Rd., Auburn, MA

APPENDIX 1: DEFINITIONS

Dealership Name	Dealership Company	Location
Hyundai Auburn	Herb Chambers of Auburn, Inc.	735 Southbridge Street, Auburn, MA
Ford Braintree	Dave Dinger Ford, Inc.	75 Granite Street, Braintree MA
Ford Braintree Body Shop	Dave Dinger Ford, Inc.	75 Lundquist Street, Braintree MA
Chevrolet Danvers	Herb Chambers Andover Street, Inc.	90 Andover Street, Danvers MA
Jaguar Land Rover Boston	Herb Chambers 1188, Inc.	1188 Commonwealth Ave., Boston, MA
Ford Westborough	Herb Chambers of Westborough, Inc.	310 Turnpike Road, Westborough, MA
Infiniti Westborough	Herb Chambers 75 Otis Street, Inc.	312 Turnpike Road, Westborough, MA
Lincoln Westborough	Herb Chambers of Norwood, Inc.	75 Otis Street, Westborough, MA
Toyota Boston	Herb Chambers 1168, Inc. / Herb Chambers 22 Brighton Ave., Inc.	22, 27-31, 18-32 Brighton Avenue, Boston, MA
Future Porsche Lynnfield Service Center	Broadway Lynnfield Properties, LLC	445, 449 & 451 Broadway, Lynnfield, MA
Future Toyota Boston Building	Herb Chambers 400 Mystic, LLC	400 Mystic Ave, Medford, MA
BMW / Mini Boston	Herb Chambers 1172, Inc.	1168 Commonwealth Ave., Boston, MA
Audi Burlington	Herb Chambers Cambridge Street, Inc.	62 Cambridge Street, Burlington, MA
Audi Brookline	Herb Chambers of Brookline, Inc.	308 Boylston Street, Brookline, MA

“Dealership Properties” has the meaning set forth in Section 3.01.
“Debt Financing Deliverables” shall mean information regarding the Sellers reasonably requested by the Buyer that the Debt Financing Sources reasonably determine is required by regulatory authorities under applicable “know-your-customer”, FINCEN/“beneficial ownership” and anti-money laundering rules and regulations (provided such documentation and other information is requested at least ten business days prior to the Closing Date).
“Debt Financing Source” means any lender party to a financing arrangement with the Buyer or any of its Subsidiaries or any of such lenders’ respective Affiliates.
“Demo” means all non-registered, untitled, unreported 2024 and newer model year automobiles which are undamaged or have been repaired but had less than $500 damage thereto, none of which is

APPENDIX 1: DEFINITIONS

frame damage, for each such automobile, used as demonstrator vehicles having at least 500 miles, but less than 5,000 miles on the odometer.
“Deposit” has the meaning set forth in Section 2.03.
“Dispute Notice” has the meaning set forth in Section 2.05(b).
“Disputed Item” has the meaning set forth in Section 2.05(b).
“Due Bills” has the meaning set forth in Section 11.10.
“Easements” has the meaning set forth in Section 7.11(b).
“Effective Time” has the meaning set forth in Section 6.01.
“Employee” or “Employees” has the meaning set forth in Section 7.09.
“End Date” has the meaning set forth in Section 14.01(a).
“Environmental Condition” means any condition with respect to any Hazardous Material on, under, at, in or migrating to or from (a) any of the Real Estate Properties, (b) any property previously owned, leased, used or operated by any Company, the Business, the Dealerships or any of their respective predecessors in interest to the extent such condition of the environment existed at the time of such ownership, lease, use or operation, or (c) any other real property at which any Hazardous Material generated or handled by the operation of any Company, the Business, the Dealerships or any of their respective predecessors in interest prior to Closing has been handled, treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of (a), (b) or (c) violates any Environmental Law or results in any Liability.
“Environmental Laws” means all present Applicable Laws, as amended as of the Closing Date, that relate to the protection of the environment, natural resources, human health and safety of employees or the public, or to any emission, discharge, generation, processing, storage, Release, threatened Release, or transportation of Hazardous Materials, including, all requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Release or threatened Release of Hazardous Materials into the air, surface water, ground water, or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., any so-called “Super Fund” or “Super Lien” law.
“Environmental Liabilities” means any Damages arising out of any violation of or noncompliance with any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

APPENDIX 1: DEFINITIONS

“Escrow Agent” means Wilmington Trust, National Association or other Person as mutually agreed between the Buyer and the Management Company.
“Escrow Agreement” means the Escrow Agreement to be entered into within five Business Days following the Signing Date among the Buyer, the Management Company and the Escrow Agent, in substantially the form attached hereto as Exhibit F.
“Estimated Closing Statement” has the meaning set forth in Section 2.04.
“Estimated Operations Purchase Price” has the meaning set forth in Section 2.04.
“Estimated Operations Purchase Price Closing Payment” has the meaning set forth in Section 6.03(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.04.
“Estimated Real Estate Purchase Price” has the meaning set forth in Section 2.04.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 5.02.
“Final Purchase Price” has the meaning set forth in Section 2.05(f)(i).
“Financial Statements” has the meaning set forth in Section 7.04.
“Financing” financing for the Contemplated Transaction by the Buyer, including any commitments, credit facilities and mortgages.
“Fixed Assets” means all machinery, service equipment, fixtures, furniture, equipment, tooling, tools, special tools, office equipment, furnishings, signs, and other items of personal property owned by each Dealership Company that are required by the Manufacturers for or used in connection with the Business (specifically excluding any real estate, leasehold improvements on the Real Estate Properties, Improvements, and any non-inventory Dealership Company owned vehicles that are not Service Loaners).
“FTC” has the meaning set forth in Section 11.05(b).
“Fundamental Representations” means the representations and warranties in Sections 7.01, 7.02, 7.03, the first sentence of 7.23 and 7.24.
“FWA” has the meaning set forth in Section 15.10.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authority” means any federal, state, local, municipal, foreign, or other entity or organization exercising executive, legislative, judicial, regulatory or administrative functions, including, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, foreign jurisdiction or any political subdivision thereof, any tribunal or arbitration body of competent jurisdiction.

APPENDIX 1: DEFINITIONS

“Hazardous Condition” refers to the presence on, in or about any of the Real Estate Properties (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristics of which exceed applicable regulatory standards under applicable Environmental Laws.
“Hazardous Materials” means any substance that (a) is or contains asbestos, urea formaldehyde foam insulation, PCBs, PFAs, product or wastes, (b) requires investigation, removal or remediation under any Environmental Laws, or is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “infectious waste,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any Environmental Law, (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority or Environmental Laws or other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (d) is any radioactive material (including any source, special nuclear, or by-product material), medical waste, harmful biological agent (including mold) chlorofluorocarbon, lead or lead-based product, and any other substance which is regulated under Environmental Laws or whose presence is detrimental to the Real Estate Properties or hazardous to health or the environment.
“Herb Chambers Mark” has the meaning set forth in Section 2.01(a).
“Honda Boston Lease” means the Lease Agreement to be entered as of the Closing Date among Herb Chambers 720 Morrissey, LLC and the Buyer, in the form attached hereto as Exhibit G.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HSR Filings” has the meaning set forth in Section 11.05(b).
“Improvements” means all buildings and other improvements situated, constructed or to be constructed on the Real Estate Properties, as applicable, including, but not limited to, any fixtures or building materials located thereon.
“Incentives” has the meaning set forth in Section 2.01(c).
“Indebtedness” means, without duplication of any categories of “Indebtedness” set forth in this definition all debts, Liabilities, obligations, expenses and costs of the applicable Company: (a) for borrowed money; (b) evidenced by bonds, debentures, notes or other similar instruments; (c) for obligations in respect of letters of credit or bankers’ acceptances issued for the account of such Company to the extent drawn on and outstanding; (d) created under any purchase, sale, conditional purchase or sale or other title retention agreement or for the deferred purchase price of property, products, or services (including “earnouts”, holdbacks, make-whole, indemnity seller notes or any other similar form of contingent payment obligation), with respect to which the applicable Company is liable, contingently or otherwise, as obligor or otherwise; (e) secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Company whether or not the obligations secured thereby have been assumed; (f) under leases required to be accounted for as capital leases under GAAP; (g) for or in connection with any hedges, swaps, caps, collars, flows, options, forwards, cross rights, derivatives or similar agreements or instruments; (h) for guarantees of any of the obligations described in the preceding clauses (a) through (g); and (i) for any accrued and unpaid interest, fees and other expenses owed by the applicable Company with respect to the foregoing, including prepayment penalties.

APPENDIX 1: DEFINITIONS

“Indemnification Threshold” has the meaning set forth in Section 13.05(a).
“Indemnified Party” has the meaning set forth in Section 13.03.
“Indemnifying Party” has the meaning set forth in Section 13.03.
“Indemnity Escrow Amount” has the meaning set forth in Section 2.03.
“Inside Date” has the meaning set forth in Section 6.01.
“Intangible Rights” means any and all intangible assets, and rights, privileges, credits, claims, demands, causes in action, prepayments, deposits made by or on behalf of the Dealership Companies, refunds, claims in bankruptcy, indemnification agreements with (and indemnification rights against) third parties and offsets with respect to the other Operating Assets (or the Business).
“Intellectual Property” means all intellectual property rights, whether registered or unregistered, recognized under the Applicable Laws of any jurisdiction anywhere in the world, including all rights in and to: (a) trade names, registered and unregistered trademarks, service marks and applications (and foreign counterparts, thereof), corporate names, fictitious names and doing-business names, symbols, business or product designations, logos and any combination thereof that functions as an identifier of source of origin, whether or not registered, all applications for registration of any of the foregoing, all registrations of any of the foregoing, and any and all goodwill associated with any of the foregoing (together, “Trademarks”), (b) publicity and privacy, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (c) all patents, and inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, (d) all registered and unregistered copyrights, copyright applications and copyright registrations (and foreign counterparts thereof), whether published or unpublished, (e) confidential information or proprietary information, customer lists, prospective customer lists, improvements, formulae, practices, processes, methods, technology and know-how and similar proprietary rights and related licenses and other agreements, and any and all information which may qualify as a trade secret under Applicable Law (“Trade Secrets”), (f) all computer software, firmware, programs, source disks, internet domain names, internet domain name registrations, world wide web sites or pages, social media accounts and names, program documentation, tapes, manuals, forms, guides and other materials with respect thereto used or held for use and (g) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 7.04.
“Interim Use Letter” has the meaning set forth in Section 6.02(k).
“IP Assignment Agreement” means the IP Assignment Agreement, in the form attached hereto as Exhibit J.
“Kia Burlington Parking License” means the Parking License Agreement for 95-97 Cambridge St., Burlington, Massachusetts, to be entered as of the Closing Date between Herb Chambers 93 Cambridge Street, LLC and the Buyer, in a form to be mutually agreed upon by the parties (with Seller preparing the initial draft) upon the material terms attached hereto as Exhibit K.

APPENDIX 1: DEFINITIONS

“Knowledge of the Sellers” or the “Sellers’ Knowledge” or similar terms used in this Agreement means the actual knowledge of Owner, Jim Duchesneau, Jim Xaros and Nicolas Gennetti.
“Leases to Third Parties” has the meaning set forth in Section 3.01.
“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Liens” means debts, mortgages, easements, encumbrances, rights of first refusal, claims, security interests, pledges, liens, assessments, and charges of every kind or nature.
“Management Company” has the meaning set forth in the Preamble.
“Mandatory Title Cure Matters” means, with respect to any parcel of Dealership Property or the Sellers’ leasehold interest in any Material Leased Property (as opposed to the underlying fee interest), (A) the effects of any voluntary conveyances, transfers, or encumbrances of Sellers’ interests in such Dealership Property or Material Leased Property made by the applicable Seller after the Signing Date except to the extent approved by the Buyer in their reasonable discretion, (B) pledges, deed of trust liens, mortgages or springing mortgages granted by the applicable Seller, or liens for past due Property Taxes, judgment liens securing judgments against a Seller that attach or otherwise come into existence after the Signing Date, federal tax liens, and any other liens (other than inchoate liens for ad valorem taxes) that secure payment of a specific sum of money owed by the applicable Seller (excluding, however, any such liens arising by, through or under the Buyer) for the applicable Dealership Property or Material Leased Property, (C) mechanic’s or materialman’s lien claims for the applicable Dealership Property or Material Leased Property for work performed by the applicable Seller (as opposed to, by way of example, the applicable Seller’s landlord) (excluding, however, any such liens arising by, through or under the Buyer), and (D) all of the Schedule B-1 requirements set forth on Exhibit H.
“Manufacturer” means, (a) BMW of North America, LLC, (b) Genesis Motor America LLC, (c) Maserati North America, Inc. (Stellantis), (d) Hyundai Motor America, (e) Toyota Motor Sales, U.S.A., Inc., (f) Audi of America, Inc. (g) Nissan North America, Inc. (including the Infiniti division thereof), (h) General Motors LLC, (i) FCA US LLC (Stellantis), (j) American Honda Motor Co., Inc., (k) Ford Motor Company, (l) Mercedes-Benz USA, LLC, (m) Porsche Cars North America, Inc., (n) Jaguar Land Rover North America, LLC, (o) Kia Motors America, Inc., (p) Bentley Motors, Inc., (q) Rolls-Royce Motor Cars NA, LLC, (r) Piaggio Group Americas, Inc. (Vespa), (s) Genuine Scooters, LLC, (t) Automobili Lamborghini of America, LLC and (u) Volvo Car USA LLC, or the applicable Affiliate of any of the foregoing, or their respective Affiliates, as the case may be, and collectively they are the “Manufacturers.”
“Material Adverse Effect” means any circumstance, condition, event, effect, development, or change that individually or in the aggregate has had, or could reasonably be expected to have, a material adverse change on the assets, properties, Liabilities or condition (whether financial or otherwise), prospects or results of operations of the Business, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any such change in, or effect on, the Sellers or the Business arising out of (i) a change in general economic conditions, (ii) changes affecting the retail automotive industry as a whole (iii), changes in Applicable Laws, (iv) Acts of God, war or terrorism, (v) changes in securities

APPENDIX 1: DEFINITIONS

markets or political conditions or (vi) the Covid-19 pandemic (including reduction in customers or decline in business); provided further, however, that any circumstance, condition, event, development, or change referred to in clauses (i) through (vi) immediately above shall only be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such circumstance, condition, event, development or change has a disproportionate effect on the Business compared to other participants in the industry in which the Business operates.
“Material Leased Property” or “Material Leased Properties” means the leases identified on Schedule 4.01.
“Material Title/Survey/Zoning Objection” has the meaning set forth in Section 4.03.
“MB Boston Dealership” means the Mercedes Benz brand automobile dealership and related business operations located at 259 McGrath Highway, Somerville, MA 02143.
“MB Boston Owner” has the meaning set forth in Section 11.26(c).
“MB Boston Put Period” has the meaning set forth in Section 11.26(a)(i).
“MB Boston Real Property” has the meaning set forth in Section 11.26(a)(i).
“MB Boston Sale” has the meaning set forth in Section 11.26(a)(i).
“Miscellaneous Supplies” means all new, unused, undamaged and non-obsolete other automotive materials and supplies of a Dealership in inventory as of the Closing Date, including gasoline, oil, grease, paint and body materials, undercoat materials, chemicals, nuts, bolts and screws.
“Most Recent Balance Sheet” has the meaning set forth in Section 7.04.
“MSO” has the meaning set forth in Section 6.02(l).
“Multiemployer Plan” has the meaning set forth in Section 7.10(d).
“New Vehicles” means (a) all new, non-registered, untitled, unreported 2024 and newer model year automobiles which are undamaged or have been repaired, for each such automobile which (i) are in a Dealership Company’s inventory on the Closing Date, and (ii) have less than 500 miles on the odometer and (b) all Demos; provided that, each applicable New Vehicle shall have two key fobs, one instruction manual and the original Monroney sticker.
“Obligations” has the meaning set forth in Section 14.02(e).
“Obsolete Parts, Accessories and Supplies” means all parts, accessories and supplies deemed obsolete, but would otherwise be defined as OEM Parts and Accessories, Other Parts and Accessories or Miscellaneous Supplies.
“OEM Parts and Accessories” means all new, unused, undamaged, unopened (in original packaging), non-obsolete, saleable and returnable Manufacturer replacement automobile and truck parts and accessories in a Dealership’s inventory on the Closing Date, provided that a part will be deemed obsolete if it (i) is not on the applicable Manufacturer’s current parts list, (ii) has not been the subject of a sale by such Dealership in the 12 month period (or 18 month period, if the applicable Manufacturer’s

APPENDIX 1: DEFINITIONS

return policy allows for full return beyond 12 months) immediately prior to the Closing, or (iii) is damaged and not returnable, in accordance with the respective Manufacturer’s then current policies and procedures.
“Offer Employees” has the meaning set forth in Section 11.05(g).
“Operating Assets” has the meaning set forth in Section 2.01.
“Operations Purchase Price” has the meaning set forth in Section 2.01.
“Order” means any award, injunction, judgment, decree, ruling, subpoena, verdict, or other decision issued, promulgated or entered by any Governmental Authority of competent jurisdiction.
“Other Parts and Accessories” means all reasonable quantities of new, unused, undamaged, unopened and non-obsolete automobile and truck parts and accessories in a Dealership’s inventory on the Closing Date that are neither OEM Parts and Accessories nor Miscellaneous Supplies, provided that an Other Part or Accessory shall be deemed obsolete if such Other Part or Accessory has not been the subject of a sale by such Dealership Company in the 12 month period immediately prior to the Closing.
“Other Vehicles” means all (i) non-inventory company owned vehicles that are not Service Loaners, and (ii) automobiles in a Dealership Company’s inventory on the Closing Date which: (a) are not New Vehicles or Service Loaners and which are held for sale to a Dealership Company’s customers and (b) do not have “rebuilt title,” “lemon law title,” “salvage title” or any other title which might be required as a result of total loss or lemon law compliance matters.
“Out-License” has the meaning set forth in Section 7.14(c).
“Payment Card Industry Data Security Standards” means the payment card industry data security standard and the related payment application data security standard, in each case developed by the founding payment brands of the PCI Security Standards Council, currently in effect and applicable to organizations that handle payment or Personal Information.
“PCBs” has the meaning set forth in Section 7.13(d).
“Permits” means franchises, rights, licenses, permits, consents, orders, registrations, approvals, waivers and other authorizations that are necessary for the operation of the Business.
“Permitted Exceptions” has the meaning set forth in Section 4.04.
“Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity (foreign or domestic).
“Personal Information” means (a) any information about an individual that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding the individual; or (b) any information that is considered “personal data”, “personal information”, “protected health information,” or the like under Privacy Law.
“Post-Closing Statement” has the meaning set forth in Section 2.05(a).
“PPP Loan” has the meaning set forth in Section 7.05.

APPENDIX 1: DEFINITIONS

“Privacy Law” means all applicable common laws of any state or other jurisdiction, or any provision of any foreign, federal, state or local laws, statutes, codes, rules, regulations, orders, permits, judgments, injunctions, Payment Card Industry Data Security Standards, decrees or other decisions of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties related to data privacy, data protection, data security, or marketing.
“Privacy Policy” means any written notices, policies, disclosures or representations by the Dealership Companies applicable to Personal Information used, Processed, and/or hosted in connection with the Business that is externally-facing to customers, website visitors, employees, or contractors, or any other Person.
“Process” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Project Improvement Work” has the meaning set forth in Section 3.02(a).
“Property Taxes” means any city, state, county and local ad valorem Taxes or other Taxes imposed on any Operating Assets or any Real Estate Properties that are not measured by income, gross receipt, payments, sales, withholding or payroll.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative) or other proceeding or governmental investigation.
“Purchase Documents” means all agreements, documents or instruments to be executed or delivered in connection with the Contemplated Transactions, other than this Agreement.
“Purchased IP” has the meaning set forth in Section 2.01(a).
“Purchased Registered IP” has the meaning set forth in Section 7.14(a).
“Real Estate Company” means Herb Chambers of Lynnfield, Inc., Herb Chambers Peabody, LLC, Herb Chambers Holliston, LLC, Herb Chambers MB Sudbury, LLC, Herb Chambers 130 Boston Post Road, LLC, Avonwood Associates Limited Partnership, Herb Chambers Medford, LLC, Herb Chambers 83 Boston Post Road, LLC, Herb Chambers 533 Boston Post Road, LLC, Herb Chambers of Warwick, Inc., Herb Chambers Cambridge Street, LLC, Herb Chambers of Norwood, LLC, Herb Chambers Plank Street, LLC, Herb Chambers of Seekonk, LLC, Geo Missy Limited Partnership, Herb Chambers 529 & 533 Winthrop Street, Inc., Herb Chambers of Danvers, LLC, Herb Chambers Latti Farm Road, LLC, Herb Chambers 93 Cambridge Street, LLC, Herb Chambers Washington Street, Inc., Herb Chambers of Braintree, Inc., Herb Chambers of Braintree II, LLC, Herb Chambers of Chicopee, Inc., Herb Chambers Derby Street, LLC, Herb Chambers Turnpike Road, LLC, Herb Chambers 312 Turnpike Road, LLC, Herb Chambers Otis Street, LLC, Broadway Lynnfield Properties, LLC, Herb Chambers 400 Mystic, LLC, Herb Chambers 720 Morrissey, LLC, Herb Chambers 90 Andover Street Danvers, LLC or Herb Chambers North Main Street, LLC, as the case may be, and collectively, they are the “Real Estate Companies”.
“Real Estate Properties” has the meaning set forth in Section 7.11(a).

APPENDIX 1: DEFINITIONS

“Real Estate Purchase Price” has the meaning set forth in Section 3.02(a).
“Recordable Trademark Assignment Agreement” means the Recordable Trademark Assignment Agreement, in the form attached to the Trademark Assignment, Consent and License Back Agreement.
“Recordable Trademark and Domain Name Assignment Agreement” means the Recordable Trademark and Domain Name Assignment Agreement, in the form attached to the IP Assignment Agreement.
“Recovery Costs” has the meaning set forth in Section 14.02(d).
“Related Party Leases” has the meaning set forth in Section 7.11(e).
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.
“Representatives” means a Person’s directors, managers, general partner, officers, trustees, fiduciaries, employees, attorneys, consultants, financial advisers, agents, auditors or accountants.
“Required Consent Contract” has the meaning set forth in Section 5.03(a).
“Required Financial Statements” has the meaning set forth in Section 11.01(b).
“Residual Transactions” has the meaning set forth in Section 11.13.
“Restricted Business” means the operation of any new or used automobile dealerships, fleet centers, body shops and collision centers with respect to the sale of New Vehicles and Other Vehicles, vehicle maintenance and repair services, replacement part and accessory sales, extended warranty sales, vehicle financing, receivables management, collections, insurance, automobile dealer management and services and such other activities related to the operation of an automobile franchise. For the avoidance of doubt and in the interest of clarity, “Restricted Business” shall not include activities that are related to the wind-down of the Sellers post-Closing, or the ownership or operation of the MB Boston Dealership.
“Retained Employees” means Jim Duchesneau and Nicole Alessi.
“Returns” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Review Period” has the meaning set forth in Section 2.05(b).
“Run Out Period” has the meaning set forth in Section 11.13.
“SEC” has the meaning set forth in Section 11.01(b).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Breach” has the meaning set forth in Section 7.14(i).

APPENDIX 1: DEFINITIONS

“Seller” or “Sellers” has the meaning set forth in the Preamble.
“Sellers’ Indemnitees” has the meaning set forth in Section 13.01.
“Sellers’ Notice” has the meaning set forth in Section 4.03(a).
“Sellers’ Supplemental Notice” have the meaning set forth in Section 4.03(d).
“Sellers’ Welfare Plans” has the meaning set forth in Section 11.05(j).
“Service Loaners” means all titled service loaner vehicles in a Dealership Company’s inventory on the Closing Date, or those service loaner vehicles leased by the Dealership Company from the applicable Manufacturer.
“Signing Date” has the meaning set forth in the Preamble.
“Specific Property” means each parcel of land described on Exhibit A-1.
“Specified Dealerships” has the meaning set forth in Section 9.03(b).
“Specified Matters” has the meaning set forth in Section 13.01(d).
“Survey” has the meaning set forth in Section 4.02.
“Surveyor” has the meaning set forth in Section 4.02.
“Tax” or “Taxes” means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, but not limited to, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real property, personal property, inventory, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, excise, escheat, estimated or other similar tax, duty or other governmental charge or assessment, in each case in the nature of a tax, or deficiencies thereof, including, but not limited to, all interest and penalties thereon and additions thereto whether disputed or not.
“Termination Fee” has the meaning set forth in Section 14.02(d).
“Third Party Leases” means those real estate leases with third-party landlords for the Dealerships listed on Exhibit A-2.
“Title Commitment” has the meaning set forth in Section 4.01.
“Title Company” has the meaning set forth in Section 4.01.
“Title Policy” has the meaning set forth in Section 4.03.
“TMNA” has the meaning set forth in Section 15.10.

APPENDIX 1: DEFINITIONS

“Trademark Assignment, Consent and License Back Agreement” means the Trademark Assignment, Consent and License Back Agreement, in the form attached hereto as Exhibit I.
“Transferred Employee” has the meaning set forth in Section 11.05(g).
“Transferred IP” means the Intellectual Property transferring from Owner to the Buyer or one or more of the Buyer’s Affiliates pursuant to the Trademark Assignment, Consent and License Back Agreement.
“USTs” has the meaning set forth in Section 7.13(d).
“Valuation Firm” means a neutral, independent valuation firm agreed upon by both the Management Company and the Buyer. In case of disagreement, each party shall appoint one valuation firm and these two firms shall agree upon a third, neutral valuation firm.
“Value” has the meaning set forth in Section 2.01.
“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law.
“Work-in-Process” means the vehicle repair and maintenance services (whether customer, warranty or insurance) for customers of the Dealerships which have been commenced but are not completed as of the Closing Date, which have been opened for no more than 45 days, including sublet repairs and prepaid expenses, which are all on customary terms and conditions and consistent with industry and historical practices of the Dealerships.
“Zoning Report” has the meaning set forth in Section 4.02.
Rules of Construction:
In addition, in this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the words "without limitation”; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from but excluding” and “to” means “to and including”; (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto (j) references to “automobiles” and “vehicles” include cars, trucks, sport utility vehicles, and crossovers and (k) “made available” means, with respect to any documentation, that (i) prior to 5:00 p.m. (Eastern Time) on the Signing Date, a copy of such material has been posted to and made available by a party to the other party and its Representatives in the electronic data room maintained by such disclosing party or (ii) such documentation has been delivered by or on behalf of a party or its Representatives via electronic mail or in hard copy form two days prior to the execution of this Agreement.

APPENDIX 1: DEFINITIONS